Exhibit 2.1

EXECUTION VERSION

INVESTMENT AGREEMENT

among

JACOBS PRIVATE EQUITY II, LLC,

THE OTHER INVESTORS PARTY HERETO

and

CKX LANDS, INC.

Dated as of November 8, 2026

i

(continued)

SCHEDULE I         Investors

EXHIBIT A         Form of Convertible Perpetual Preferred Stock Certificate of Designation

EXHIBIT B         Form of Warrant Certificate

EXHIBIT C         Form of Registration Rights Agreement

EXHIBIT D         Plan of Domestication of CKX Lands, Inc.

EXHIBIT E         Form of Articles of Charter Surrender (Louisiana)

EXHIBIT F         Form of Certificate of Incorporation of CKX Lands, Inc.

(continued)

Page

EXHIBIT G         Form of Certificate of Conversion (Delaware)

EXHIBIT H         Form of Bylaws of CKX Lands, Inc.

EXHIBIT I          Form of Agreement and Plan of Merger (Holdings Merger)

EXHIBIT J          Certificate of Merger (Holdings Merger)

EXHIBIT K         Voting and Support Agreement

EXHIBIT L          Form of Stockholders Agreement

EXHIBIT M         Certain Terms of Jacobs Employment Agreement

GLOSSARY

Term	Section
Adverse Recommendation Change	Section 4.02(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Allocation	Section 5.09(c)
Alternative Acquisition Agreement	Section 4.02(a)
Anti-Corruption Laws	Section 8.03(b)
Anti-Money Laundering Laws	Section 8.03(c)
Articles of Charter Surrender	Recitals
Balance Sheet Date	Section 3.01(k)(i)
business day	Section 8.03(d)
Bylaws	Recitals
Cash Dividend	Recitals
Cash Dividend Distribution Date	Section 5.01(d)
Certificate of Conversion	Recitals
Certificate of Designation	Section 3.01(cc)
Certificate of Incorporation	Recitals
Certificate of Merger	Recitals
Change Notice	Section 4.02(a)
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 8.03(e)
Company	Preamble
Company Benefit Plan	Section 3.01(o)(i)
Company Common Stock	Recitals
Company Employee	Section 8.03(f)
Company Financial Advisor	Section 3.01(bb)
Company Intellectual Property	Section 3.01(s)(ii)
Company Letter	Section 3.01
Company Organizational Documents	Section 3.01(b)
Company Owned Intellectual Property	Section 3.01(s)(iii)
Company Permits	Section 3.01(u)(i)
Company Real Property	Section 3.01(t)(i)
Company Real Property Leases	Section 3.01(t)(ii)
Company Registered IP	Section 3.01(s)(i)
Contract	Section 8.03(h)
Conversion	Recitals
Conversion Filings	Recitals
COVID-19	Section 8.03(i)
Current Common Stock	3.01(f)(i)
DGCL	Section 1.01
Dividend Amount	8.03(j)
Effect	Section 8.03(v)
Environmental Laws	Section 8.03(k)
Equity Investment	Section 1.01
ERISA	Section 3.01(o)(i)
ERISA Affiliate	Section 8.03(l)
Exchange Act	Section 3.01(c)
Ex-Im Laws	Section 8.03(m)

Term	Section
Filed SEC Documents	Section 3.01
FLSA	Section 3.01(p)(ii)
GAAP	Section 3.01(j)(i)(B)
Governmental Authorizations	Section 3.01(c)
Governmental Entity	Section 3.01(c)
Hazardous Substances	Section 8.03(n)
Holdings Merger	Recitals
HSR Act	3.01(c)
Indebtedness	Section 8.03(o)
Indemnified Party	5.14(b)
Intellectual Property	Section 8.03(p)
Intervening Event	Section 4.02(a)
Investor	Preamble
Investor Material Adverse Effect	3.02(c)
Investor Termination Fee	5.04(c)
Investors	Preamble
IT Assets	Section 3.01(s)(viii)
Jacobs Employment Agreement	5.11
knowledge	Section 8.03(q)
Law	Section 8.03(r)
Legal Actions	Section 8.03(s)
Legal Restraints	Section 6.01(c)
Liability	Section 8.03(t)
Lien	Section 8.03(u)
Listing Application	Section 5.06
Material Adverse Effect	Section 8.03(v)
Material Contract	Section 3.01(n)(i)
MergerCo	8.03(w)
NewCo	8.03(x)
Nondisclosure Agreement	Section 4.02
NYSE American	Section 8.03(y)
Orders	Section 8.03(z)
Outside Date	Section 7.01(b)(i)
Payoff Letters	Section 5.12
Permits	Section 3.01(r)(ii)
Permitted Liens	Section 8.03(aa)
person	Section 8.03(bb)
Plan of Domestication	Recitals
Plan of Merger	Recitals
Preferred Stock	Recitals
Principal Investor	Preamble
Proxy Statement	Section 3.01(c)
Purchase Price	Section 2.02
Record Date	Section 5.01(d)
Registration Rights Agreement	Recitals
Releasee	Section 1.02(b)
Releasees	Section 1.02(b)
Representatives	Section 8.03(cc)

v

Term	Section
Reverse Split	Section 8.03(dd)
Sanctioned Person	Section 8.03(ee)
Sanctions	Section 8.03(ff)
SEC	Section 3.01(c)
Securities	Recitals
Securities Act	Recitals
Software	Section 8.03(gg)
Stockholder Approvals	Section 3.01(gg)
Stockholder Litigation	Section 5.08(a)
Stockholders Agreement	Recitals
Stockholders Meeting	Section 5.01(c)
Subsidiary	Section 8.03(gg)
Superior Proposal	Section 4.02
Takeover Proposal	Section 4.02
Tax	Section 8.03(ii)
Tax Return	Section 8.03(jj)
Taxing Authority	Section 8.03(kk)
Termination Fee	Section 5.04(b)
Voting and Support Agreement	Recitals
WARN Act	Section 3.01(p)(iii)
Warrants	Recitals

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, dated as of November 8, 2026 (this “Agreement”), is made by and among JACOBS PRIVATE EQUITY II, LLC, a Delaware limited liability company (the “Principal Investor”), each of the other Investors listed on Schedule I hereto (including by joinder pursuant to Section 8.08) (including the Principal Investor, each an “Investor,” and together, the “Investors”) and CKX LANDS, INC., a Louisiana corporation (the “Company”).

RECITALS

WHEREAS, each Investor wishes to purchase, and the Company wishes to sell to each Investor, (a) that number of shares of the Company’s convertible perpetual preferred stock having the terms set forth in Exhibit A to this Agreement (the “Preferred Stock”) set forth opposite such Investor’s name in Schedule I to this Agreement, and (b) warrants in the form of Exhibit B to this Agreement (the “Warrants”) representing the right to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), set forth opposite such Investor’s name in Schedule I to this Agreement, in each case for the price and upon the terms and conditions set forth in this Agreement (the Preferred Stock and the Warrants, collectively, the “Securities”);

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the Securities Act of 1933, as amended, and the rules promulgated by the SEC thereunder (collectively, the “Securities Act”), including Section 4(a)(2) of the Securities Act;

WHEREAS, concurrently with the Closing, the parties hereto will execute and deliver the registration rights agreement (the “Registration Rights Agreement”) to be in the form set forth in Exhibit C to this Agreement, pursuant to which the Company will agree to provide certain registration rights under the Securities Act with respect to the Securities and the securities issuable upon conversion or exercise thereof;

WHEREAS, the parties hereto desire that, prior to the Closing, the Company shall convert, by means of a domestication, from a Louisiana corporation into a Delaware corporation (the “Conversion”) pursuant to the Plan of Domestication in the form set forth on Exhibit D (the “Plan of Domestication”) and file with (a) the Louisiana Secretary of State, the articles of charter surrender to effect the Conversion (the “Articles of Charter Surrender”) in the form set forth on Exhibit E and (b) the Delaware Secretary of State (i) a certificate of incorporation to be in the form set forth on Exhibit F to this Agreement (the “Certificate of Incorporation”), (ii) a certificate of conversion to effect the Conversion (the “Certificate of Conversion” and, together with the Articles of Charter Surrender, the “Conversion Filings”) in the form set forth on Exhibit G and (iii) bylaws to be in the form set forth on Exhibit H to this Agreement (the “Bylaws”);

WHEREAS, the parties hereto desire that, following the Conversion and prior to the Closing, the Company shall effect a holding company merger, as contemplated by the Plan of Domestication in accordance with Section 265(k) of the General Corporation Law of the State of Delaware (the “Holdings Merger”), the Agreement and Plan of Merger in the form set forth on Exhibit I to this Agreement (the “Plan of Merger”) and the Certificate of Merger in the form set forth on Exhibit J to this Agreement (the “Certificate of Merger”), pursuant to which (a) MergerCo shall be merged with and into the Company and NewCo shall become the direct parent company of the Company and the publicly traded company whose shares of common stock are listed on the NYSE American, (b) the Company shall become a direct wholly owned Subsidiary of NewCo, and (c) each outstanding share of Company Common Stock shall be converted into one equivalent share of common stock of NewCo having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof; the Securities will be issued by NewCo; and, from and after the effective time of the Holdings Merger, each reference in this Agreement to the “Company” shall be deemed to refer to NewCo as successor to the Company, except where the context otherwise requires;

WHEREAS, following the effective time of the Holdings Merger and in connection with the Closing, the Board of Directors of NewCo shall declare a cash dividend, in an amount per share of Company Common Stock equal to the Dividend Amount divided by the number of shares of Company Common Stock issued and outstanding as of the close of business on the Record Date to the Company’s stockholders of record as of the Record Date (the “Cash Dividend”), to be funded by proceeds to be received by the Company from the Equity Investment and cash on hand at the Company and to be paid on the Cash Dividend Distribution Date;

WHEREAS, the Board of Directors of the Company has unanimously (a) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement and the Plan of Domestication, including the Equity Investment, the Conversion, the Holdings Merger and the Plan of Merger, the adoption of the Certificate of Incorporation, the adoption of the Bylaws and the Cash Dividend, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Equity Investment, effect the Conversion and the Holdings Merger, adopt the Certificate of Incorporation, adopt the Plan of Domestication, adopt the Bylaws and distribute the Cash Dividend, on the terms and subject to the conditions set forth in this Agreement, and (c) recommended to the stockholders of the Company that they vote in favor of the approval of (i) the Equity Investment and all of the other transactions contemplated by this Agreement, (ii) the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), (iii) the Plan of Domestication, (iv) the Holdings Merger and the Plan of Merger and (v) any equity incentive plan proposed by the Principal Investor prior to the mailing of the definitive Proxy Statement;

WHEREAS, the Principal Investor and certain stockholders of the Company will concurrently with the execution and delivery of this Agreement, and as a condition to the Investors’ willingness to enter into this Agreement, enter into the voting and support agreement with the Principal Investor in the form attached hereto as Exhibit K (the “Voting and Support Agreement”), pursuant to which, among other things, such stockholders will agree to vote all of their shares of Current Common Stock in favor of the approval of (a) the Equity Investment and all of the other transactions contemplated by this Agreement, (b) the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), (c) the Plan of Domestication, (d) the Holdings Merger and the Plan of Merger and (e) any equity incentive plan proposed by the Principal Investor pursuant to this Agreement;

WHEREAS, at the Closing, the Investors will enter into a stockholders agreement in the form attached hereto as Exhibit L (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE EQUITY INVESTMENT

Section 1.01    Purchase Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing, the Company shall issue and sell to each Investor, and each of the Investors, severally and not jointly (subject to Section 2.04), shall purchase from the Company, the shares of Preferred Stock and the Warrants in the respective amounts set forth opposite such Investor’s name on Schedule I hereto (such sale, issuance and purchase, the “Equity Investment”). For the avoidance of doubt, as a result of the Holdings Merger, NewCo will be the issuer of the Securities at the Closing.

Section 1.02    Principal Investor(a) The Principal Investor hereby is appointed, authorized and empowered to act on behalf of each of the other Investors, during the period from and including the date of this Agreement through and including the Closing, in connection with and to facilitate this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, and in connection with the activities to be performed on behalf of the Investors under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 1.02, which shall include the power and authority:

(i)    to agree to such amendments or modifications hereto as the Principal Investor, in its sole discretion, may deem necessary or desirable (other than any amendment or modification increasing the purchase obligation of any other Investor with respect to the Equity Investment or modifying in any material respect the terms of the Securities as contemplated hereby, or adversely affecting the terms of this Agreement as they apply to another Investor in a manner disproportionate to the effect on the Investors generally), and each Investor hereby agrees to any such amendment or modification;

(ii)    to execute and deliver such waivers and consents in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement as the Principal Investor, in its sole discretion, may deem necessary or desirable, and each Investor hereby agrees to any such waiver or consent (subject to the parenthetical in Section 1.02(a)(i));

(iii)    to make, execute, acknowledge and deliver, on behalf of itself and the other Investors, all such other agreements, and, in general, to do any and all things and to take any and all actions that the Principal Investor, in its sole discretion, may consider necessary, proper or convenient in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement (subject to the parenthetical in Section 1.02(a)(i));

(iv)    to communicate to, and receive communications from, the Company on behalf of the Investors; and

(v)    to take such other actions as may be expressly provided in this Agreement.

(b)    Each Investor, on behalf of itself and its Affiliates, releases and forever discharges the Principal Investor and its Affiliates and each of their respective officers, directors, agents, employees, attorneys, predecessors, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Investor or its Affiliates has or may hereafter have against any of the Releasees, arising out of or relating to any action or failure to act of the Principal Investor (in its capacity as such) in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement.

(c)    Except as otherwise expressly set forth in Section 2.04, the obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible for the performance of the obligations of any other Investor under this Agreement.

ARTICLE II
THE CLOSING

Section 2.01    Closing The closing of the Equity Investment (the “Closing”) will take place (subject to Section 2.04) at 10:00 a.m., New York time, on the third (3rd) business day after satisfaction or (to the extent permitted by Law) waiver in accordance with this Agreement of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (or through electronic exchange of documents and signatures), unless another time, date or place is agreed to in writing by the Company and the Principal Investor. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.02    Issuance of and Payment for Securities Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Company shall issue and sell to each Investor, free and clear of any and all Liens (except for transfer restrictions imposed by applicable securities Laws or the Stockholders Agreement), the shares of Preferred Stock and Warrants set forth opposite the name of such Investor on Schedule I hereto, and (b) each Investor shall pay to the Company, in respect of the shares of Preferred Stock and Warrants set forth opposite the name of such Investor on Schedule I hereto, such Investor’s applicable purchase price for such shares of Preferred Stock and Warrants as set forth on Schedule I hereto (the aggregate of such amounts, the “Purchase Price”).

Section 2.03    Actions to be Taken prior to or at the Closing(a) At least two (2) business days prior to the Closing, the Company shall file (i) with the Secretary of State of the State of Delaware in accordance with the Laws of the State of Delaware (A) the Certificate of Incorporation and the Certificate of Conversion, in each case with effectiveness as of 9:00 a.m., New York Time, and (B) the Certificate of Designation, with effectiveness following the effectiveness of the Certificate of Incorporation and the Certificate of Conversion, and (ii) with the Secretary of State of the State of Louisiana in accordance with the Laws of the State of Louisiana, the Articles of Charter Surrender, on the same date on which the filings in the foregoing clause (i) are made, to be effective upon the date and time of filing. Following, and on the same date as, the actions described in the preceding sentence, the Company shall deliver to the Principal Investor a copy of the Plan of Merger, duly executed by each of the parties thereto, and shall file with the Secretary of State of the State of Delaware in accordance with the Laws of the State of Delaware the Certificate of Merger, with effectiveness following the effectiveness of the Certificate of Designation.

(b)    To effect the purchase and sale of Securities as set forth in Section 2.02 and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement:

(i)    The Company shall issue and deliver to each Investor a certificate or certificates, or other book-entry evidence, registered in such names as the applicable Investor may designate in writing to the Company (through the Principal Investor) no less than three (3) business days prior to the Closing, representing the shares of Preferred Stock and the Warrants to be issued and delivered to such Investor as set forth in Schedule I hereto, against payment in full of such Investor’s applicable portion of the Purchase Price as set forth on Schedule I hereto.

(ii)    At the Closing, each Investor shall cause a wire transfer in same day funds to an account of the Company, which account shall be designated in writing by the Company to the Principal Investor no less than three (3) business days prior to the Closing, in an amount equal to such Investor’s applicable portion of the Purchase Price as set forth in Schedule I hereto.

(iii)    At the Closing, the Board of Directors of the Company shall be reconstituted as provided in the Certificate of Incorporation and such reconstituted Board of Directors of the Company shall appoint Brad Jacobs as the Chairman of the Board of Directors of the Company and as Chief Executive Officer of the Company.

(iv)    Each of the Company and the Investors shall take all such other actions required hereby to be performed and deliver all other documents, certificates and other items required to be delivered on its part, prior to or on the Closing Date, including delivering the documents and satisfying the conditions set forth in Article VI. All such documents and instruments delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and its counsel.

Section 2.04    Defaulting Investor Notwithstanding anything to the contrary (but subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions to Closing set forth in this Agreement), in the event that any Investor (other than the Principal Investor) shall breach its obligation to pay to the Company at the Closing its applicable portion of the Purchase Price in accordance with Section 2.03, the Principal Investor shall, at its election, either purchase from the Company or assign to another person the rights and obligations to purchase from the Company the shares of Preferred Stock and the Warrants otherwise allocable to such defaulting Investor in accordance with this Agreement (but only if such other person becomes a party to this Agreement by joinder pursuant to Section 8.08 prior to the Closing), and the Company shall issue and deliver such shares of Preferred Stock and Warrants according to such election. In the event that the Principal Investor shall become obligated to purchase shares of Preferred Stock and Warrants otherwise allocable to a defaulting Investor in accordance with the foregoing sentence, then the Principal Investor shall have the right, in its sole discretion, upon written notice to the Company, to delay the Closing for a period of up to three (3) business days. This Section 2.04 shall be without prejudice to any rights or remedies that the Principal Investor may have against the defaulting Investor in respect of such breach.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01    Representations and Warranties of the Company Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the Company to the Principal Investor on the date of this Agreement (the “Company Letter”), it being agreed that disclosure of any item in any section of the Company Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face or (ii) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC and publicly available at least one (1) business day prior to the date hereof (as supplemented, modified or amended prior to the date hereof, the “Filed SEC Documents”) to the extent the relevance of such item is reasonably apparent on its face (excluding all disclosures contained under the headings “Risk Factors,” “Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature) (provided, that nothing disclosed in the Filed SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(f)(i), Section 3.01(g), Section 3.01(aa), Section 3.01(bb), Section 3.01(cc), Section 3.01(dd) and Section 3.01(gg)), the Company represents and warrants to each Investor as follows:

(a)    Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company and each of its Subsidiaries has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    Organizational Documents of the Company. The Company has made available to the Principal Investor true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement (together with any and all amendments thereto) (collectively, the “Company Organizational Documents”). The Company is not in breach of the Company Organizational Documents in any material respect.

(c)    Governmental Authorizations. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Equity Investment and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement (the “Governmental Authorizations”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the United States Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Stockholder Approvals (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Exchange Act as may be required in connection with this Agreement and the Equity Investment and the other transactions contemplated by this Agreement, (ii) compliance with any applicable state securities or blue sky laws, (iii) the filing of the Articles of Charter Surrender with the Secretary of State of the State of Louisiana, (iv) the filing of the Certificate of Incorporation, the Certificate of Conversion, the Certificate of Designation and the Certificate of Merger with the Secretary of State of the State of Delaware, (v) any filings required under or other compliance with the rules and regulations of the NYSE American, (vi) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(d)    Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Stockholder Approvals, to consummate the Equity Investment, the Cash Dividend and the other transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Certificate of Incorporation, the Plan of Domestication, the Bylaws, the Holdings Merger, the Plan of Merger, the Equity Investment, the Cash Dividend and the other transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and to consummate the Equity Investment, the Cash Dividend and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended to the stockholders of the Company that they vote in favor of the approval of (A) the Equity Investment and all of the other transactions contemplated by this Agreement, (B) the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), (C) the Plan of Domestication, (D) the Holdings Merger and the Plan of Merger and (E) any equity incentive plan reasonably proposed by the Principal Investor pursuant to this Agreement prior to the mailing of the definitive Proxy Statement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Stockholder Approvals are the only votes of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), the Plan of Domestication, the Bylaws, the Holdings Merger, the Plan of Merger, the Equity Investment and the other transactions contemplated by this Agreement. Prior to the Closing, the Board of Directors of the Company will approve the Stockholders Agreement and the transactions contemplated by the Stockholders Agreement.

(e)    Non-Contravention.

(i)    Subject to obtaining the Stockholder Approvals, the receipt of or compliance with the consents, approval, authorizations and other requirements set forth in Section 3.01(c), and except as set forth on Section 3.01(e) of the Company Letter, the execution, delivery and performance of this Agreement by the Company and the consummation and implementation of the Equity Investment and the other transactions contemplated by this Agreement do not and will not (A) contravene or conflict with, or result in any violation or breach of, any provision of (1) the Company Organizational Documents or (2) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (B) contravene or conflict with, or result in any material violation or breach of, any Permit or Law applicable to Company or its Subsidiaries or by which any assets of the Company or its Subsidiaries are bound, assuming that all Governmental Authorizations and other requirements described in Section 3.01(c) have been obtained, made or complied with, (C) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Material Contracts or Company Real Property Lease to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or its Subsidiaries are bound or (D) result in the creation of any Liens (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries, except, in the case of clauses (B), (C) and (D), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2020, none of the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual, alleged, possible or potential violation by, or failure of the Company or any of its Subsidiaries to comply with any Permit or Law other than any violation or failure that has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)    There is no Contract to which the Company or any of its subsidiaries is a party that purports to have a material effect on (or could be construed to affect) the Company Intellectual Property following consummation of the Equity Investment and the other transactions contemplated by this Agreement.

(f)    Capitalization.

(i)    As of the date of this Agreement, the Company’s authorized capital stock consists solely of 3,000,000 shares of common stock, no par value per share (“Current Common Stock”). As of the close of business on the date of this Agreement, (x) 2,053,129 shares of Current Common Stock were issued and outstanding, (y) 196,900 shares of Current Common Stock were reserved and available for issuance under the Company Equity Plan and (z) there are no outstanding restricted stock units, restricted stock awards, options to acquire shares of Current Common Stock or other equity awards of the Company. Immediately following the Holdings Merger, the authorized capital stock of NewCo, and the shares of NewCo’s capital stock issued and outstanding, will correspond to the authorized capital stock of the Company and the shares of Company Common Stock issued and outstanding immediately prior to the Holdings Merger (as adjusted for the Reverse Split), with each outstanding share of Company Common Stock having been converted in the Holdings Merger into one equivalent share of common stock of NewCo.

(ii)    Except as set forth in Section 3.01(f)(i), (A) there are no other outstanding shares of capital stock or any other securities or equity interests of the Company and (B) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock or any other securities or equity interests to which any of the Company or its Subsidiaries is a party obligating the Company or its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other securities or equity interests of any of the Company or its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem, repurchase or otherwise acquire any such shares of capital stock or other securities or equity interests, or (4) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other person.

(iii)    All outstanding shares of Current Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights, and all shares of Preferred Stock and Company Common Stock that will be issued to the Investors pursuant to this Agreement (including pursuant to the Warrants) will be duly authorized upon the effectiveness of the Certificate of Designation, and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All outstanding shares of Current Common Stock were offered, sold and issued in compliance in all material respects with applicable securities Laws and were not issued in violation in any material respect of (A) the Company Organizational Documents applicable to the Company or (B) any Contract.

(iv)    Each outstanding share of capital stock or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(v)    There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company, including shares of Current Common Stock, or capital stock of any Subsidiary of the Company.

(vi)    There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or its Subsidiaries is a party with respect to the voting of any shares of capital stock or any other equity interests of any of the Company or its Subsidiaries. There are no bonds, debentures, notes or other instruments of Indebtedness of the Company or its Subsidiaries that entitle the holder of such instruments of Indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or its Subsidiaries.

(g)    Subsidiaries.

(i)    Section 3.01(g)(i) of the Company Letter sets forth a complete and accurate list of each Subsidiary of the Company. The Company has made available to the Principal Investor the organizational documents of each Subsidiary of the Company.

(ii)    Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than restrictions on transfer arising under applicable securities laws). The Company does not own, directly or indirectly, any capital stock or other equity securities of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity securities of, any person other than the Subsidiaries of the Company. The Company has not agreed to, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to, any person.

(iii)    The authorized capital stock of NewCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of NewCo is, and at the effective time of the Holdings Merger will be, owned by the Company. NewCo has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the effective time of the Holdings Merger, will not have engaged in any business activities, other than activities related to the transactions contemplated by this Agreement.

(iv)    The authorized capital stock of MergerCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of MergerCo is, and at the effective time of the Holdings Merger will be, owned by NewCo. MergerCo has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the effective time of the Holdings Merger, will not have engaged in any business activities, other than activities related to the transactions contemplated by this Agreement.

(h)    Business Operations. Except as set forth on Section 3.01(h) or Section 3.01(t)(i) of the Company Letter, the Company (i) does not own any material real property, (ii) does not have any employees, (iii) has not conducted and does not conduct any business (other than the ownership of equity interests of its Subsidiaries) and (iv) except: (A) for Taxes accrued and not yet payable, (B) for obligations under the Company Organizational Documents applicable to the Company, and (C) as contemplated by this Agreement, does not have any indebtedness for borrowed money or material Liabilities.

(i)    SEC Filings.

(i)    Since December 31, 2020, the Company has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated in such documents) or filing required by applicable Law to be filed with or furnished by the Company to the SEC in a timely manner, except for the filings listed in Section 3.01(i) of the Company Letter. The Company has delivered to the Principal Investor accurate and complete copies of all reports, statements (including registration and proxy statements), schedules, forms, certifications or other documents (including exhibits and all other information incorporated in such documents) filed by the Company with the SEC since December 31, 2020, other than such documents that can be obtained on the SEC’s website at www.sec.gov. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(ii)    As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing, or, in the case of Filed SEC Documents that are registration statements, as of their respective effectiveness dates), each Filed SEC Document filed or furnished since December 31, 2020 complied, and each such report, statement, schedule, form, certification or other document or filing required by applicable Law to be filed with or furnished by the Company to the SEC that is filed subsequent to the date of this Agreement and prior to the Closing Date will comply, in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated that are applicable to each such Filed SEC Document.

(iii)    As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing, or in the case of Filed SEC Documents that are registration statements, as of their respective effectiveness dates), each Filed SEC Document (not including any Filed SEC Document filed with the SEC as an exhibit to an SEC filing) filed or furnished on or prior to the date of this Agreement since December 31, 2020 did not, and each such report, statement, schedule, form, certification or other document or filing required by applicable Law to be filed with or furnished by the Company to the SEC that is filed subsequent to the date of this Agreement and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Filed SEC Document or necessary in order to make the statements made in such Filed SEC Document, in the light of the circumstances under which they were made, not misleading.

(iv)    Except as set forth on Section 3.01(i)(iv) of the Company Letter, as of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC with respect to the Filed SEC Documents and to the Company’s knowledge, none of the Filed SEC Documents has been the subject of any review of, or is the subject of any ongoing review by, the SEC.

(v)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any such Contract or arrangement between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand).

(vi)    With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Filed SEC Documents filed since December 31, 2020, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and 18 U.S. Code Section 1350, and (A) the statements contained in any such certifications were complete and correct and (B) such certifications complied with the applicable provisions thereof in each case, in all material respects as of their respective dates. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Filed SEC Documents filed since December 31, 2020. The Company is in compliance with all current listing and corporate governance requirements of NYSE American, except as has not had and would not reasonably be expected to have, a Material Adverse Effect. Since December 31, 2020, the Company has not received any correspondence from any officials or staff of NYSE American relating to the delisting or failure to comply with requirements to maintain the listing of the Current Common Stock on NYSE American.

(vii)    As of the date of this Agreement, the Company meets the “Registrant Requirements” in Form S-3 under the Securities Act.

(j)    Financial Statements; Internal Controls Over Financial Reporting.

(i)    The audited financial statements and unaudited interim financial statements of the Company included in the Filed SEC Documents filed since December 31, 2020:

(A)    complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(B)    were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements and except, in the case of the unaudited statements, as permitted by the SEC); and

(C)    fairly presented in all material respects the financial position of the Company as of the dates of such financial statements and its results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal, year-end adjustments and to any other adjustments described therein and the absence of notes). The Company maintains and since January 1, 2020, has maintained, disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed in the Company’s reports filed under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer, to allow timely decisions regarding required disclosure, and such disclosure controls and procedures were effective as of December 31, 2025, March 31, 2026 and June 30, 2026. The Company maintains “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient to provide reasonable assurance (1) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (2) that receipts and expenditures are executed only in accordance with the authorization of management and the Board of Directors of the Company, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company and made available to the Principal Investor prior to the date of this Agreement a description of (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information in any material respect and (y) any fraud to the Company’s knowledge, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, if any, since January 1, 2020. From January 1, 2020, until the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

(ii)    To the knowledge of the Company, the Company’s independent registered accounting firm has, since January 1, 2020 been: (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (B) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (C) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board under the Exchange Act.

(iii)    Since January 1, 2020, there have been no investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer, general counsel or similar officer of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company, other than ordinary course audits or reviews of accounting policies and practices or internal controls over financial reporting required by the Sarbanes-Oxley Act.

(iv)    Since January 1, 2020, (A) each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated under the Exchange Act and (B)the Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(k)    Undisclosed Liabilities. Except as set forth in Section 3.01(k) of the Company Letter, there are no Liabilities of the Company or any of its Subsidiaries, whether or not such Liabilities are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(i)    Liabilities disclosed, reflected or reserved against in the balance sheet of the Company as of January 1, 2026 (the “Balance Sheet Date”) or the related footnotes set forth in the Filed SEC Documents;

(ii)    Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not material (and none of which is a Liability for tort, breach of contract, violation of Law or environmental Liability);

(iii)    Liabilities incurred in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement or as expressly required by this Agreement; and

(iv)    Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(l)    Absence of Certain Changes. Since January 1, 2026 to the date of this Agreement, (i) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any Material Adverse Effect and (iii) there has not been, and there has not occurred, any event, condition, action or effect that, if taken after the date of this Agreement, would constitute a breach of Section 4.01.

(m)    Litigation. Except as set forth on Section 3.01(m) of the Company Letter, (i) there are no and, in the last three (3) years there have not been any, Legal Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) there are no Orders outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)    Material Contracts.

(i)    Section 3.01(n)(i) of the Company Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or its Subsidiaries is a party or to which its assets are subject, except for this Agreement and agreements filed as exhibits to the Filed SEC Documents:

(A)    each “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company;

(B)    each Contract (1) that includes obligations not to (or that otherwise restricts or limits the ability of the Company or its Subsidiaries or affiliates to) compete or engage in any line of business or geographic area or (2) that includes obligations that restrict the ability of the Company or its Subsidiaries or affiliates to conduct business in any geographic area;

(C)    each Contract (other than any Company Benefit Plan) providing for or resulting in payments by the Company or any of its Subsidiaries that exceeded $100,000 in the fiscal year ended December 31, 2025, or that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $100,000;

(D)    all Contracts granting to any person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material assets of the Company or its Subsidiaries;

(E)    all Contracts (1) for the granting or receiving of a license, sublicense, covenant not to sue or similar right with respect to Company Intellectual Property material to the business of the Company and its Subsidiaries (2) under which any person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment in excess of $100,000, or (3) that materially restricts the Company’s or its Subsidiaries’ right to use or exploit any Company Owned Intellectual Property, in each case of clause (1) and clause (2), other than agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software or information technology services that have been granted on standardized, generally available terms;

(F)    all partnership, joint venture or other similar agreements or arrangements;

(G)    any agreement with any director, officer or stockholder of the Company or any Subsidiary;

(H)    any agreement relating to Indebtedness of the Company or its Subsidiaries, except any such agreement with an aggregate outstanding principal (or committed) amount not exceeding $100,000;

(I)    any agreement for the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations of the Company or its Subsidiaries (other than confidentiality obligations) remaining to be performed or Liabilities of the Company or its Subsidiaries continuing after the date of this Agreement, of any business or any assets other than in the ordinary course of business consistent with past practice;

(J)    any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law; and

(K)    all agreements with any Governmental Entity.

(ii)    Each Contract of the type described in Section 3.01(n)(i) (whether or not listed in Section 3.01(n)(i) of the Company Letter, and including any such Contract filed as an exhibit to the Filed SEC Documents) is referred to as a “Material Contract”. A true and complete copy of each Material Contract (including any related amendments) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to the Company’s Filed SEC Documents or made available to the Principal Investor prior to the date of this Agreement. Each Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company or such Subsidiary nor, to the knowledge of the Company, any other party, is in breach of or default under any such Material Contract, (B) as of the date of this Agreement, there are no material disputes with respect to any such Material Contract and (C) as of the date of this Agreement, no party under any Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Material Contract.

(o)    Benefit Plans.

(i)    Section 3.01(o)(i) of the Company Letter lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (A) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (C) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (1) under which any current or former director, manager, officer, employee or individual independent contractor of the Company or any of its Subsidiaries has any right to benefits and for which the Company or any of its Subsidiaries has any Liability or (2) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(ii)    With respect to each material Company Benefit Plan, if applicable, the Company has made available to the Principal Investor prior to the date of this Agreement true and complete copies of (A) such Company Benefit Plan, including the current plan document and any amendments thereto and for any unwritten plan, a summary of the material terms, (B) the most recent summary plan description, (C) the most recent annual report on Form 5500 (including all schedules), (D) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the IRS, and (E) all material non-routine correspondence with respect to any Company Benefit Plan with a Governmental Entity within the last three (3) years.

(iii)    Neither the Company nor any of its Subsidiaries maintains, sponsors, or contributes to (or is required to sponsor, maintain, or contribute to), or has within the preceding six (6) years maintained, sponsored or contributed to, or has any Liability, including on account of an ERISA Affiliate, under or with respect to, (A) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (B) any “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (C) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (D) any “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). Neither Company nor any of its Subsidiaries has any Liability as a result of at any time being considered a single employer with any other person under Section 414 of the Code. No Company Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction described in sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(iv)    Each Company Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (A) such Company Benefit Plan has received a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (B) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the knowledge of the Company, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been accrued on the applicable financial statements of the Company in accordance with GAAP. Neither the Company nor any trustee, administrator or other third-party fiduciary and/or party in interest has engaged in any breach of fiduciary responsibility or any prohibited transaction to which Section 406 or ERISA or Section 4975 of the Code applies and which would subject, or impose an indemnification obligation on, the Company or any of its Subsidiaries with respect to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 406 of ERISA.

(v)    Neither the Company nor any of its Subsidiaries has any Liability with respect to, and no Company Benefit Plan provides, retiree or post-employment health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the premium cost of which is fully paid by such current or former employees or other individual service providers or their dependents. No Company Benefit Plan is maintained (or governed by the Laws) outside of the United States or provides benefits to any service provider who is based or provides substantial services (in whole or in part) outside of the United States.

(vi)    Neither the execution and delivery of this Agreement nor the consummation of the Equity Investment and the other transactions contemplated by this Agreement could (either alone or in combination with another event) (A) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, (D) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or (E) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(vii)    Neither the execution and delivery of this Agreement nor the consummation of the Equity Investment and the other transactions contemplated by this Agreement could (either alone or in combination with another event) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(viii)    Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all respects in accordance with Section 409A of the Code and applicable guidance of the Department of the Treasury and the Internal Revenue Service, and no amount under any such Company Benefit Plan has been, is or is reasonably expected to be subject to any Tax set forth under Section 409A(a)(1)(B) of the Code. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(ix)    Since January 1, 2020, there have been no pending, or, to the knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

(x)    Each Company Benefit Plan can be terminated at any time for any or no reason by the Company or any of its Subsidiaries without any past, present or future Liability or obligation to the Company or any of its Subsidiaries (other than solely administrative expenses related to such termination).

(p)    Labor Relations.

(i)    Since January 1, 2020, (A) no employee of the Company or any of its Subsidiaries is or has been represented by a union and, to the knowledge of the Company, no union organizing efforts are currently being, or have been, conducted, (B) neither the Company nor any of its Subsidiaries is or has been a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (C) there have been no actual or, to the knowledge of the Company, threatened strike, picket, work stoppage, work slowdown or other organized labor dispute in respect of the Company or its Subsidiaries.

(ii)    The Company and each of its Subsidiaries is, and has been since January 1, 2020, in compliance in all material respects with all Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (A) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (B) discrimination; (C) harassment; (D) retaliation; (E) equal employment opportunities; (F) disability; (G) labor relations; (H) wages and hours; (I) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (the “FLSA”); (J) hours of work; (K) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (L) immigration; (M) workers’ compensation; (N) employee benefits; (O) background and credit checks; (P) working conditions; (Q) occupational safety and health; (R) family and medical leave; (S) classification of employees; (T) unfair competition/noncompetition; (U) any bargaining or other obligations under the National Labor Relations Act; and (V) COVID-19.

(iii)    Neither the Company nor any of its Subsidiaries has incurred any material Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN Act”) that remains unsatisfied.

(iv)    Since January 1, 2020, (A) no allegations of harassment, sexual misconduct or discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries through any anonymous employee hotline of the Company or any formal human resources communication channels at the Company or any of its Subsidiaries, and (B) there are no Legal Actions against the Company or any of its Subsidiaries or, to the Company’s knowledge, investigations pending or threatened related to any allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries. Since January 1, 2020, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(v)    There are no pending or, to the Company’s knowledge, threatened Legal Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging: (A) violation of any labor or employment Laws; (B) breach of any collective bargaining agreement; (C) breach of any express or implied contract of employment; (D) wrongful termination of employment; or (E) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(vi)    Since January 1, 2020, all individuals who perform or have performed services for the Company or any of its Subsidiaries as employees or individual independent contractors have been properly classified under applicable Law in all material respects (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or, to the Company’s knowledge, threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(vii)    Since January 1, 2023, no executive officer has terminated employment with the Company and, to the Company’s knowledge, no executive officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company prior to the Closing.

(q)    Taxes.

(i)    Since January 1, 2019, (A) all income and other material Tax Returns required to be filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account all valid applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (B) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Filed SEC Documents, and (C) the Company and its Subsidiaries have (1) timely withheld, deducted and collected all material Taxes required to have been withheld, deducted or collected in connection with amounts paid, received or owing to or from any employee, creditor, stockholder, independent contractor, customer or other third party; (2) timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity; and (3) otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(ii)    (A) There are no outstanding agreements extending, modifying or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or its Subsidiaries for any taxable period and no request for any such waiver, modification or extension is currently pending, (B) except as set forth in Section 3.01(q) of the Company Letter, no audit, investigation, examination, claim, suit, inquiry or other proceeding is ongoing, pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or its Subsidiaries, (C) no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns of a particular type that the Company or such Subsidiary is or may be subject to taxation of such type by, or required to file Tax Returns of such type in, that jurisdiction, and (D) no material deficiencies, claims, issues or adjustments have been asserted, assessed, proposed or threatened by a Governmental Entity in connection with any Taxes or Tax Returns of the Company or its Subsidiaries that have not been fully and timely paid.

(iii)    There are no Liens for Taxes upon the assets of the Company or its Subsidiaries, except for Permitted Liens.

(iv)    Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(v)    Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the past two (2) years that was purported or intended to be governed by Section 355 of the Code.

(vi)    Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated, consolidated, combined, unitary or similar Tax group for purposes of filing any Tax Return, other than a group of which the Company is the common parent or (B) any Liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee, successor, by Contract (other than pursuant to customary provisions in any ordinary course commercial Contract, the principal purpose of which does not relate to Taxes).

(vii)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person (other than the Company or any of its Subsidiaries), other than customary indemnification provisions in any ordinary course commercial Contract, the principal purpose of which does not relate to Taxes.

(viii)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity with respect to the Company or its Subsidiaries that would bind the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing and no request for any such closing agreement, private letter ruling, technical advice memorandum or similar agreement or ruling is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax holidays, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements.

(ix)    Neither the Company nor any of its Subsidiaries: (A) is resident for Tax purposes in a country outside of its jurisdiction of organization or incorporation; (B) has, or has ever had, a permanent establishment or other taxable presence in any country other than its jurisdiction of organization or incorporation; or (C) is, or has ever been, subject to income Tax in a country outside its jurisdiction of organization or incorporation.

(x)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of (A) any change in or improper method of accounting adopted or used by the Company or any of its Subsidiaries prior to the Closing, (B) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. income Tax law), (C) any installment sale or open transaction disposition made prior to the Closing, (D) any item of deferred revenue received prior to the Closing outside the ordinary course of business, (E) any prepaid amounts received prior to the Closing, or (F) any agreement entered into by the Company or any of its Subsidiaries with any Governmental Entity with respect to Taxes.

(xi)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws regarding transfer pricing, including the execution and maintenance of contemporaneous documentation required to substantiate transfer pricing practices of the Company and each of its Subsidiaries.

(xii)    The Company and each of its Subsidiaries is registered for sales Tax, value-added Tax, goods and services Tax or any similar Tax in each jurisdiction where it is required to be so registered and has complied in all material respects with all applicable Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of services provided by it.

(xiii)    The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserves therefor (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent financial statements contained in the Filed SEC Documents and will not exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past custom and practices of the Company and its Subsidiaries in filing their Tax Returns. Since December 31, 2025, the Company and its Subsidiaries have not incurred any material Tax liability outside the ordinary course of business.

(r)    Environmental Matters.

(i)    The Company and its Subsidiaries are in compliance and for the past five (5) years have complied in all material respects with all applicable Environmental Laws;

(ii)    The Company and its Subsidiaries possess all material franchises, grants, authorizations, licenses, registrations, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Entity (“Permits”) required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance in all material respects with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(iii)    In the past five (5) years (or at any time, with respect to any matter that remains unresolved), neither the Company nor any Subsidiary has received any notice or request for information from any Governmental Entity or other third party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(iv)    To the knowledge of the Company, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location, in each case, which has given rise to, or would reasonably be expected to give rise to, any Liability for the Company or any of its Subsidiaries relating to environmental or Hazardous Substances matters or Environmental Laws that has had or would reasonably be expected to have a Material Adverse Effect;

(v)    To the knowledge of the Company, the Equity Investment and the other transactions contemplated by this Agreement do not require notice to, or approval from, any Governmental Entity under any Environmental Law, except where the failure to give notice or obtain approval has not have and would not reasonably be expected to have a Material Adverse Effect.

(s)    Intellectual Property.

(i)    Section 3.01(s)(i) of the Company Letter sets forth a true and complete list of the following which are owned by the Company or any of its Subsidiaries: (A) patents and patent applications, (B) registered trademarks and applications therefor, (C) registered copyrights and applications therefor, and (D) domain name registrations (clauses (A) - (D), (the “Company Registered IP”)).

(ii)    The Company and its Subsidiaries own, are licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise have the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries as it is currently conducted (collectively, the “Company Intellectual Property”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Equity Investment and the other transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of, or any of the Company’s or its Subsidiaries’ rights in or to, any Company Intellectual Property.

(iii)    The Company and each of its Subsidiaries exclusively owns all Company Intellectual Property owned or purported to be owned by such entities (“Company Owned Intellectual Property”) material to their businesses, free and clear of all Liens other than Permitted Liens. To the Company’s knowledge, no material Company Intellectual Property (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and, to the knowledge of the Company, all material Company Registered IP is subsisting, in full force and effect and, to the Company’s knowledge, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(iv)    (A) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2020 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party, (B) no Legal Action is pending, asserted in writing, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party, and (C) to the knowledge of the Company, no person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2020, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by the Company or its Subsidiaries.

(v)    The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon confidentiality being maintained. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company Owned Intellectual Property has been disclosed to any person other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.

(vi)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(vii)    Neither the Company nor any of its Subsidiaries have used, modified, incorporated, linked, distributed or made available for remote access any Software that is subject to any “open source,” “copyleft” or similar obligation in a manner that requires that any of the Company’s or its Subsidiaries’ material proprietary Software be (A) disclosed, distributed or otherwise made available in source code format, (B) licensed for the purpose of permitting others to modify or prepare derivative works, or (C) or distributed or otherwise made available for use on a royalty-free or low-fee basis.

(viii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have sufficient rights to use all of the Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries and owned or licensed by the Company (“IT Assets”), (B) in each case, the IT Assets operate and perform in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (C) the IT Assets have not malfunctioned or failed in the past three (3) years, to the knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (1) enable or assist any person to access without authorization or disable or erase the IT Assets, or (2) otherwise materially adversely affect the functionality of the IT Assets, (D) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (E) no person has gained unauthorized access to any IT Assets in the past three (3) years, (F) for the past three (3) years, the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (G) the Company and its Subsidiaries or the Company’s vendors have in place with the third-party owners and operators of all data centers which provide services related to the business of Company and its Subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.

(t)    Real Property; Personal Property.

(i)    Section 3.01(t)(i) of the Company Letter sets forth a true and complete list of the address (or other description for real property that does not have a municipal address) of each owned and leased Company Real Property. In all material respects, the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion of or interest in any Company Real Property, and, except as set forth in Section 3.01(t)(i) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer or encumber (other than by Permitted Liens) any Company Real Property or any portion thereof or interest therein.

(ii)    Except as has not had or would not reasonably be expected to have a Material Adverse Effect, each of the leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any Company Real Property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Except as has not had or would not reasonably be expected to have a Material Adverse Effect, no termination event or breach or default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a termination event or breach or default under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in any Company Real Property Lease or any interest therein. The Company has made available to the Principal Investor prior to the date of this Agreement, true and complete copies of each material Company Real Property Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

(iii)    Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (A) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property of the Company and its Subsidiaries and (B) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property of the Company and its Subsidiaries is subject to any Liens (except in all cases for Permitted Liens).

(u)    Permits; Compliance with Law.

(i)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is in possession of all Permits necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no revocation, termination, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(ii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has at all times since January 1, 2020 been in compliance with (A) all Laws applicable to the Company or such Subsidiary or by which any of the material assets of the Company or its Subsidiaries is bound and (B) all Laws applicable to, and the terms and conditions of, any Company Permits.

(v)    Certain Business Practices.

(i)    None of the Company or any of its Subsidiaries, nor any of their respective directors, managers, or officers, or, to the knowledge of the Company, any employee, agent, or representative thereof, has in the past three (3) years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any person (A) with the intention of inducing improper conduct on the part of the recipient, (B) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (C) to otherwise secure an undue or improper advantage for the Company or its Subsidiaries in violation of any Anti-Corruption Law.

(ii)    None of the Company or its Subsidiaries, nor any of their respective directors, managers, or officers, or, to the knowledge of the Company, any employee, agent, or representative thereof in the past three (3) years (A) has been or is a Sanctioned Person, (B) has (acting for or on behalf of the Company or its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (C) committed a violation of any applicable Ex-Im Law.

(iii)    The operations of the Company and its Subsidiaries have been and are conducted in all material respects in compliance with applicable Anti-Money Laundering Laws, including any financial recordkeeping and reporting requirements, and the Company’s books and records fairly and accurately reflect in all material respects, in reasonable detail, their transactions and disposition of assets consistent with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(iv)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been, in the last three (3) years, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Ex-Im Laws.

(w)    Regulatory Matters.

(i)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries currently conduct, and have at all times since January 1, 2020, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (B) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Entity which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Entity’s satisfaction without further Liability to the Company and its Subsidiaries and (C) there are no restrictions imposed by any Governmental Entity upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(ii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries, and to the knowledge of the Company, all of their respective directors, managers, officers, agents and employees, are in compliance with, and the Company and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Company and its Subsidiaries and their respective directors, managers, officers, agents and employees to be in compliance with, to the extent applicable, all Laws.

(x)    Takeover Statutes. The Board of Directors of the Company has taken all necessary action to ensure that the restrictions on business combinations set forth in Section 203 of the DGCL (which will apply to the Company following the Conversion and to NewCo following the Holdings Merger), and any other similar Law applicable to the Company, will not apply to this Agreement, the Stockholders Agreement, the Equity Investment and the other transactions contemplated by this Agreement and such other agreements, including by approving this Agreement, the Equity Investment and the other transactions and agreements contemplated by this Agreement. The Business Corporation Act of the State of Louisiana, under which the Company is organized prior to the Conversion, does not contain any business combination, control share acquisition or similar anti-takeover statute applicable to the Company. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(y)    Transactions with Affiliates. Except as disclosed in the Filed SEC Documents, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K and there are no transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and any stockholder, officer, director, manager or Affiliate of the Company or any of its Subsidiaries, on the other hand, other than employment relationships, equity arrangements and compensation and benefits arrangements in the ordinary course of business consistent with past practice and disclosed to the Principal Investor prior to the date of this Agreement.

(z)    Insurance. The Company is covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. None of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy.

(aa)    Certain Transactions. Since January 1, 2021, the Company has not, directly or indirectly, raised capital, whether directly or indirectly through the issuance of equity securities, convertible debt instruments, or otherwise, under any method of raising capital.

(bb)    Opinion of Financial Advisor. TAP Securities LLC (the “Company Financial Advisor”) has delivered to the Board of Directors of the Company an opinion substantially to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Equity Investment is fair, from a financial point of view, to the stockholders of the Company. A copy of the written opinion will be promptly provided to the Principal Investor, solely for informational purposes, following the date of this Agreement (it being understood and agreed that such written opinion may not be relied upon by the Investors or their Affiliates).

(cc)    Brokers. Except for the Company Financial Advisor, no broker, finder, or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or any of their respective affiliates. The Company has delivered to the Principal Investor complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel and any other person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Equity Investment and the other transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(cc) of the Company Letter.

(dd)    Certificate of Incorporation, Plan of Domestication, Conversion Filings and Preferred Stock Certificate of Designation. Each of the Certificate of Incorporation, the Plan of Domestication, the Conversion Filings and the Certificate of Designation with respect to the Preferred Stock (the “Certificate of Designation”) has been duly adopted by the Company and the Board of Directors of the Company. The Articles of Charter Surrender will be duly filed with the Secretary of State of the State of Louisiana in accordance with this Agreement and the Laws of the State of Louisiana, and each of the Certificate of Incorporation, the Certificate of Conversion, the Certificate of Designation and the Certificate of Merger will be duly filed with the Secretary of State of the State of Delaware in accordance with this Agreement and the Laws of the State of Delaware, in each case as contemplated by Section 2.03(a).

(ee)    Valid Issuance. The shares of Preferred Stock have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Liens (other than Liens created by the Investors), except for restrictions on transfer imposed by the Stockholders Agreement or applicable securities Laws. The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants or conversion of the shares of Preferred Stock, the shares of the Company Common Stock issuable or issued upon exercise of the Warrants or conversion of the shares of Preferred Stock, as applicable, will be validly issued, fully paid and nonassessable, free and clear of all Liens, except for restrictions on transfer imposed by the Stockholders Agreement or applicable securities Laws. The Company will as of the Closing Date have reserved a sufficient number of shares of Company Common Stock for issuance upon the exercise of the Warrants and conversion of the shares of Preferred Stock.

(ff)    Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Investors specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing.

(gg)    Voting Requirements. (i) The affirmative vote of the holders of a majority of the outstanding shares of Current Common Stock in favor of the approval of (A) adoption of the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), and (B) adoption of the Plan of Domestication and approval of the Conversion and the Holdings Merger (including the Plan of Merger) contemplated thereby and (ii) the affirmative vote of a majority of the votes properly cast by the holders of the Current Common Stock in favor of (A) the Equity Investment and (B) any equity incentive plan proposed by the Principal Investor prior to the mailing of the definitive Proxy Statement pursuant to Section 5.01(c) (collectively, the “Stockholder Approvals”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and to consummate the Equity Investment and the other transactions contemplated by this Agreement. In accordance with Section 265(k) of the DGCL, no further vote or consent of the holders of Company Common Stock will be required following the Conversion to effect the Holdings Merger.

(hh)    Securities Law Compliance. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration under the Securities Act of the offer or sale of the Securities as contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), Section 3.02(g) and Section 3.02(h), the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act.

(ii)    Indebtedness. Neither the Company nor any of its Subsidiaries has incurred, assumed, issued, guaranteed or otherwise become liable under, any Indebtedness in a principal (or committed) amount in excess of $50,000. Except as set forth on Section 3.01(ii) of the Company Letter, immediately prior to the Closing, neither the Company nor any of its Subsidiaries is or will be an obligor or otherwise liable under any contract relating to Indebtedness in a principal (or committed) amount in excess of $50,000.

(jj)    No Reliance. Except for the representations and warranties of the Investors expressly set forth in Section 3.02, the Company hereby agrees and acknowledges that none of the Investors have made and are not making any express or implied representation or warranty with respect to any Investor, the Equity Investment or the Company or its prospects, including with respect to any information provided or made available to the Company or its representatives by or on behalf of any of the Investors or their respective representatives, and none of the Investors will have or be subject to any liability to the Company or any other person resulting from the delivery to or use by the Company or any of its representatives of any projections, forecasts or other forward-looking information, business plans or other similar material.

(kk)    No Additional Representations or Warranties. Except as provided in this Section 3.01, none of the Company nor any of its Subsidiaries has made, or is making, any express or implied representation or warranty whatsoever to the Investors or their Affiliates and no such party shall be liable (except in the case of fraud) in respect of the accuracy or completeness of any information provided to the Investors.

Section 3.02    Representations and Warranties of the Investors Each Investor, severally (as to itself) and not jointly, represents and warrants to the Company and to the other Investors that:

(a)    Organization. Such Investor, other than any individual, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate or other power and authority to own, lease and operate its assets and properties and carry on its business as currently conducted, and is duly qualified to do business as a foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary. Such Investor, other than any individual, has made available to the Company true and complete copies of the certificate of incorporation and bylaws or comparable organizational documents of such Investor as in effect on the date of this Agreement (together with any and all amendments thereto).

(b)    Governmental Authorizations. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to such Investor in connection with the execution and delivery of this Agreement by such Investor and the consummation by such Investor of the Equity Investment or the compliance by such Investor with the provisions of this Agreement, except for (i) compliance with the applicable requirements of the Exchange Act, (ii) compliance with any applicable state securities or blue sky laws, (iii) any filings required under or other compliance with the rules and regulations of the NYSE American, and (iv) compliance with the HSR Act.

(c)    Authority; Non-Contravention. Such Investor has all necessary corporate or other power or capacity (as applicable) and authority to enter into this Agreement (including, as applicable, by joinder hereto in accordance with Section 8.08) and, subject to the receipt by the Company of the Stockholder Approvals, to consummate the Equity Investment. This Agreement has been duly and validly approved by the board of directors, investment committee or comparable governing body of such Investor (other than any individual), solely to the extent such approval is required by such Investor’s organizational documents. This Agreement has been duly and validly executed and delivered by such Investor (including, as applicable, by joinder hereto in accordance with Section 8.08) and constitutes a legal, valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The execution, delivery and performance of this Agreement by such Investor and the consummation of the Equity Investment do not and will not (A) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws or comparable organizational documents of such Investor (other than any individual), (B) contravene or conflict with, or result in any material violation or breach of, any Permit or Law applicable to such Investor or by which any of its assets are bound, assuming that all Governmental Authorizations and other requirements described in Section 3.02(b) have been obtained, made or complied with, (C) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any material Contracts to which such Investor is a party or by which any of its assets are bound or (D) result in the creation of any Liens (other than Permitted Liens) upon any of the assets of such Investor, except, in the case of clauses (B), (C) and (D), as would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Investor to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Equity Investment or other transactions contemplated by this Agreement (an “Investor Material Adverse Effect”).

(d)    Information Supplied. None of the information included in the Proxy Statement that was supplied by or on behalf of such Investor specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by such Investor with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its affiliates or representatives.

(e)    Financing.

(i)    The Principal Investor has, as of the date of this Agreement, and will have available to it upon the Closing sufficient funds to consummate the Equity Investment as contemplated hereby, including payment in full of the Purchase Price.

(f)    Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Such Investor is knowledgeable, sophisticated and experienced in business and financial matters, has previously invested in securities similar to the Securities and fully understands the limitations on transfer and the restrictions on sales of such Securities. Such Investor is able to bear the economic risk of its investment and is currently able to afford the complete loss of such investment. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable Federal and state securities Laws and the Stockholders Agreement. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

(g)    Advisors. Such Investor acknowledges that prior to entering into this Agreement, it was advised by persons deemed appropriate by such Investor concerning this Agreement, the Stockholders Agreement, the Equity Investment and the transactions contemplated by this Agreement and the Stockholders Agreement, and conducted its own due diligence investigation and made its own investment decision with respect to such agreements and transactions.

(h)    No Reliance. Except for the representations and warranties expressly set forth in this Agreement, such Investor is not relying on any statements, representations or warranties by the Company, the Principal Investor or any other person in connection with this Agreement or the transactions contemplated hereby. Such Investor represents and warrants that it has had an opportunity to ask questions of the Company and has received answers to its satisfaction, and to receive all information related to the Company and the terms and conditions of the Equity Investment and the Securities deemed necessary by it for purposes of making its investment decision with respect to the Securities. Such Investor acknowledges receipt of and/or free access to the Filed SEC Documents. The decision of such Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor. Such Investor acknowledges that no other Investor (including the Principal Investor) or its representatives has acted as agent or representative for such Investor in connection with making its investment decision with respect to the Securities. Such Investor hereby agrees and acknowledges that (i) except for the representations and warranties of the Company expressly set forth in Section 3.01 of this Agreement, neither the Company nor any of its Subsidiaries has made or is making any express or implied representation or warranty whatsoever, including with respect to any information provided or made available to any Investor or its representatives by or on behalf of the Company or any of its Subsidiaries or their representatives, and (ii) the Company will not have or be subject to any liability to any Investor or any other person resulting from the delivery to or use by any Investor or any of its representatives of any projections, forecasts or other forward-looking information, business plans or other similar material.

(i)    Private Placement Considerations. Such Investor understands and acknowledges that: (i) the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from the registration requirements of the Securities Act; (ii) its representations and warranties contained herein are being relied upon by the Company as a basis for exemption of the sale of the Securities under the Securities Act, under the securities Laws of all applicable states and for other purposes; (iii) no state or Federal agency has made any finding or determination as to the fairness of the terms of the sale of the Securities or any recommendation or endorsement thereof; and (iv) the Securities are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Securities (and the securities issuable upon conversion or exercise thereof) may be resold without registration under the Securities Act only in certain limited circumstances and only in accordance with the Securities Act and the exemptions to registration provided by the Securities Act.

(j)    No Additional Representations or Warranties. Except as provided in this Section 3.02, neither such Investor nor any of its Affiliates has made, or is making, any express or implied representation or warranty whatsoever to the Company or its Affiliates and no such Investor or any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

(k)    Litigation. There are no Legal Actions pending or, to the knowledge of the such Investor, threatened against such Investor or any of its Subsidiaries or any of its or their assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect and (ii) there are no Orders outstanding against such Investor or any of its Subsidiaries or any of its or their assets or properties that have had or would reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

(l)    No Vote of Stockholders. No vote of the stockholders of such Investor or the holders of any other securities of such Investor or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other comparable organizational documents of such Investor or the applicable rules of any exchange on which securities of such Investor are traded, in order for such Investor to consummate the transactions contemplated hereby.

(m)    Certain Arrangements. There are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between such Investor or any of its Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of the Current Common Stock or any member of the Company’s management or Board of Directors, on the other hand, relating in any way to the Company or the transactions contemplated by this Agreement.

(n)    Ownership of Common Stock None of such Investor or any of its Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Current Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Current Common Stock or any securities of any Subsidiary of the Company, and none of such Investor or any of its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of the Company’s capital stock, except pursuant to this Agreement.

ARTICLE IV
COVENANTS

Section 4.01    Conduct of Business Prior to Closing From and after the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except (i) as expressly contemplated, permitted or required by this Agreement, (ii) as set forth in Section 4.01 of the Company Letter, (iii) as required by applicable Law, or (iv) as consented to in writing by the Principal Investor, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (B) maintain and preserve intact in all material respects its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof) and to preserve its business and its relationships with its customers, suppliers, agents, employees and other persons with whom it has material business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to the matters addressed by Sections 4.01(a) through 4.01(r) shall be a breach of this sentence unless such action would be a breach of such section. Without limiting the generality of the foregoing, and except (1) as otherwise expressly contemplated, permitted or required by this Agreement, (2) as set forth in Section 4.01 of the Company Letter, (3) as required by applicable Law, or (4) as consented to in writing by the Principal Investor, such consent not to be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, provided that nothing in this Agreement shall give any Investor, directly or indirectly, the right to control of direct the Company’s operations prior to the consummation of the Closing:

(a)    Organizational Documents. amend, modify, change or waive any of the Company Organizational Documents or any of the comparable organizational documents of any of Company’s Subsidiaries (including partnership agreements and limited liability company agreements) as applicable, except as required by the rules of NYSE American, and except as contemplated by this Agreement with respect to the Conversion, the Conversion Filings, the Certificate of Incorporation, the Certificate of Designations and Bylaws;

(b)    Dividends. (i) make, declare, set aside or pay any dividend or distribution on or with respect to any shares of its capital stock or other equity interests, other than dividends or distributions by wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice or (ii) enter into any agreement restricting or limiting the ability of the Company or any of its Subsidiaries to make, declare, set aside or pay any dividends or distributions; provided, that the Company shall be permitted to declare and distribute the Cash Dividend to its stockholders as of the Record Date in accordance with the terms hereof;

(c)    Capital Stock. except for the Reverse Split in accordance with the Certificate of Incorporation, (i) adjust, split, subdivide, combine or reclassify its capital stock or other equity interests, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests, (iii) issue, deliver, grant, encumber (other than by a Permitted Lien) or sell any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such equity interests or securities, or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock or other equity interests other than the Registration Rights Agreement and the Stockholders Agreement;

(d)    Compensation and Benefits. (i) increase the compensation or benefits payable or to become payable to any current or former Company Employee or any directors, managers or officers, (ii) grant any equity or equity-based incentive award, retention, severance or termination pay or change in control or transaction bonus to any current or former Company Employee or any directors, managers or officers, (iii) renew or enter into or amend any new employment or severance agreement with any current or former Company Employee or any directors, managers or officers, (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, (v) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former Company Employee or any directors, managers or officers, except, in each case, to the extent required by applicable Law, this Agreement or in terms of any Company Benefit Plan in effect on the date of this Agreement and set forth on Section 4.01(d) of the Company Letter that has been made available to the Principal Investor prior to the date of this Agreement;

(e)    Dispositions. except for the transactions listed in Section 4.01(e) of the Company Letter, sell, lease, exclusively license, transfer, pledge, encumber, otherwise subject to any Lien (other than Permitted Liens), grant or dispose of any assets of the Company or any of its Subsidiaries, including any Intellectual Property rights, the capital stock or other equity interests of Subsidiaries of the Company, other than (i) the lease of real property or the sale of standing timber (in each case, excluding any sale or other disposition of fee title to real property or of any mineral rights) in the ordinary course of business consistent with past practice, (ii) the disposition of obsolete equipment in the ordinary course of business consistent with past practice or (iii) grants of non-exclusive licenses of Company Intellectual Property in connection with the sale or provision of products or services, in each case in the ordinary course of business consistent with past practice;

(f)    Acquisitions. acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division of such business organization;

(g)    Contracts. except for the Contracts listed in Section 4.01(g) of the Company Letter, (i) enter into any Contract which if in effect as of the date of this Agreement would be a Material Contract or Company Real Property Lease, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors or Affiliates from engaging or competing in any line of business or in any geographic area, (iii) terminate, cancel or amend in a manner materially adverse to the Company or its Subsidiaries or waive any material rights under any Material Contract or Company Real Property Lease, (iv) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties, (v) waive, release, assign or compromise any obligation of any lessee, operator, grantee or other counterparty to plug or abandon any well located on, or to restore, remediate or indemnify the Company or any of its Subsidiaries with respect to, any Company Real Property, or accept any surrender or release of any lease, servitude or right-of-way covering any Company Real Property without the satisfaction of such obligations or (vi) become the operator of record of any well or assume, by Contract or otherwise, any Liability of any other person under Environmental Laws;

(h)    Indebtedness; Guarantees. incur, assume, issue or guarantee any Indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(i)    Loans. (i) make any loans, advances or capital contributions to (other than business advances (that are not material in amount) in the ordinary course of business consistent with past practice), or investments in, any other person (including any of its officers, directors, managers, employees, agents or consultants), other than by the Company or a wholly owned Subsidiary of the Company to, or in, the Company or any of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (ii) make any material change in the Company or its Subsidiaries’ existing borrowing or lending arrangements for or on behalf of such persons;

(j)    Tax. make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes, request any material ruling from any Taxing Authority, or agree to an extension, modification or waiver of the statute of limitations with respect to a material amount of Taxes;

(k)    Accounting. materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets, in each case, other than as required by changes in GAAP or applicable Law or SEC policy after the date of this Agreement;

(l)    Legal Actions. except for the Legal Action set forth in Section 4.01(l) of the Company Letter (which may be settled only for cash consideration paid prior to the Closing and without any admission of wrongdoing), commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Entity, except as provided in Section 5.08;

(m)    Affiliate Transactions. enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company or any of its Subsidiaries;

(n)    Inhibiting Transactions. take any action that would reasonably be expected to result in any of the conditions to the transactions contemplated by this Agreement set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed;

(o)    Mergers and Recapitalizations. merge, consolidate, liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any merger, consolidation, restructuring, recapitalization, or reorganization between or among any of the Company and its Subsidiaries), or adopt any plan or resolution providing for any of the foregoing, except as contemplated by this Agreement with respect to the Holdings Merger and Plan of Merger;

(p)    Rights Plan. adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(q)    Deal Expenses. incur fees or expenses in connection with this Agreement or the transactions contemplated by this Agreement in the aggregate, in excess of the amount set forth in Section 4.01(q) of the Company Letter; or

(r)    Related Actions. authorize, agree or otherwise enter into an agreement to do any of the foregoing.

Section 4.02    No Solicitation (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any Affiliate, director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, respond to or propose, or encourage, facilitate or assist in, any proposal or offer, that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) terminate, waive, amend or modify any provision of any existing confidentiality, standstill or similar agreement with respect to a potential Takeover Proposal, except as permitted by this Section 4.02(a), (iii) other than informing persons of the existence of the Company’s obligations under this Section 4.02, enter into, authorize, continue or otherwise participate in any discussions, negotiations or other communications, or any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement regarding or related to, or furnish to any person any confidential or other non-public information of the Company and its Subsidiaries for the purpose of soliciting, initiating, encouraging, facilitating or responding to, any Takeover Proposal or any proposal or inquiry that could reasonably be expected to lead to a Takeover Proposal or (iv) recommend for approval or authorize the entry of, or enter into or propose to enter into any agreement requiring the Company or any of its Subsidiaries to abandon, terminate or fail to consummate the Equity Investment and the other transactions contemplated by this Agreement; provided, that at any time prior to obtaining the Stockholder Approvals, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company, after consultation with its financial advisor and outside legal counsel, determines in good faith constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which the Board of Directors of the Company determines in good faith that the failure to take such action would be a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, the Company may, and may permit and authorize its Subsidiaries and its Representatives and its Subsidiaries’ Representatives to, in each case subject to compliance with Section 4.02(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a nondisclosure agreement which contains terms that are not less restrictive with respect to the obligations (including confidentiality obligations, use restrictions, non-solicit provisions and no hire provisions, but excluding any standstill provisions) of such person making such Takeover Proposal, than those contained in that certain nondisclosure letter agreement dated January 7, 2026 between the Principal Investor and the Company (as it may be amended from time to time, the “Nondisclosure Agreement”); provided, that such confidentiality agreement shall not (1) grant any exclusive right to negotiate with such person making such Takeover Proposal or other counterparty, (2) prohibit the Company from satisfying its respective obligations under this Agreement or (3) require the Company or its Subsidiaries to pay or reimburse the fees, costs or expenses of such person making such Takeover Proposal or of any other counterparty; provided, further, that all such information had been provided, or is concurrently provided, to the Principal Investor; (B) engage in discussions or negotiations with the person making such Takeover Proposal (or the Representatives of such person making such Takeover Proposal) regarding any Takeover Proposal; and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Current Common Stock with such person making such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal, offer, indication of interest (whether written, oral or otherwise, or binding or non-binding) from any “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) (other than any Investor) relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (a) any merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries, (b) a sale, lease, exchange, mortgage, transfer or other disposition of twenty percent (20%) or more of the assets, revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (c) any direct or indirect acquisition, issuance or sale of twenty percent (20%) or more of the shares of capital stock, equity interests or other stock equivalents of the Company (including the Current Common Stock) or any of its Subsidiaries, including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale, share exchange, tender offer or exchange offer, or other business combination or similar transaction, (d) a reorganization, recapitalization, liquidation or dissolution of the Company or its Subsidiaries, (e) any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole or (f) any other transaction having a similar effect to those described in clauses (a) through (e), or any combination of the transactions in clauses (a) through (e), in each case other than the Equity Investment.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written Takeover Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in each instance in the definition of Takeover Proposal) from any “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) (other than any Investor) which did not result from a breach of Section 4.02, and that the Board of Directors of the Company determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by the Principal Investor prior to the time of determination that would be immediately binding on the Principal Investor upon acceptance by the Company and execution of definitive documents), including the availability of financing, regulatory approvals, breakup fee and expense reimbursement provisions, the identity and wherewithal of the person or group making the proposal to consummate the transaction, and such other factors as the Board of Directors of the Company considers appropriate, (a) is more favorable to the Company’s stockholders (solely in their capacities as such) than the Equity Investment and the other transactions contemplated by this Agreement (including the Cash Dividend), (b) the financing of which, if applicable, is fully-committed on customary terms for a transaction of the type, and (c) the Board of Directors of the Company believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the person or group making the proposal.

(b)    Except as otherwise set forth in the next sentence, neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withhold, amend, withdraw, qualify or modify in a manner adverse to the Investors, or propose publicly to withhold, amend, withdraw, qualify or modify in a manner adverse to the Investors, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, (ii) fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the Current Common Stock shall have been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (iii) fail to publicly reaffirm such recommendation and declaration of advisability within two (2) business days after the Company receives a written request from the Principal Investor to do so, (iv) fail to include such recommendation and declaration of advisability in the Proxy Statement and fail to use reasonable best efforts to solicit such approval, (v) adopt, approve, endorse, recommend or declare advisable, or propose publicly an intention to adopt, approve, endorse, recommend or declare advisable, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal (any such action, resolution or agreement to take such action described in clause (i)-(v) being referred to herein as an “Adverse Recommendation Change”), or (vi) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a nondisclosure agreement entered into in accordance with Section 4.02(a)) (an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to receipt of the Stockholder Approvals, the Board of Directors of the Company may (A) in response to a Superior Proposal effect an Adverse Recommendation Change or in response to an Intervening Event effect an Adverse Recommendation Change contemplated by clauses (i), (iii) or (iv) of the definition thereof and (B) in response to a Superior Proposal, cause the Company to enter into a definitive agreement to consummate such Superior Proposal and concurrently with executing such definitive agreement, upon payment of the Termination Fee, terminate this Agreement pursuant to and in accordance with Section 7.01(g); provided that, with respect to clauses (A) and (B), the Board of Directors of the Company must first determine in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, and provided, further, that the Board of Directors of the Company and the committees thereof shall not, and shall cause the Company not to, take any action described in clause (A) or (B) unless (1) the Board of Directors of the Company shall have first provided prior written notice to the Principal Investor (a “Change Notice”) at least five (5) business days in advance advising the Principal Investor that it is prepared to take such action in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (2) the Principal Investor does not make, within five (5) business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company (after consultation with its financial advisors and outside legal counsel), (I) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (II) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Change Notice and a new five (5) business day period), and provided, further, that any purported termination of this Agreement pursuant to Section 7.01(g) shall be void and of no force or effect unless the Company pays to the Principal Investor the Termination Fee in accordance with Section 5.04(b) prior to or concurrently with such termination. The Company agrees that, during the five (5) business day period prior to its effecting an Adverse Recommendation Change or taking an action described in clause (B) above, the Company and its officers, directors and representatives shall negotiate in good faith with the Principal Investor and its representatives (if desired by the Principal Investor) regarding any revisions to the terms of this Agreement, the Equity Investment and the other transactions contemplated by this Agreement proposed by the Principal Investor.

For purposes of this Agreement, the term “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (a) was unknown to and not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company) and results in the standalone financial condition of the Company and its Subsidiaries, taken as a whole, being materially more favorable to the stockholders of the Company than this Agreement, the Equity Investment and the other transactions contemplated by this Agreement (including the Cash Dividend) and (b) does not relate to or involve (i) a Takeover Proposal, (ii) any changes in the market price, or change in trading volume, of the Current Common Stock, any change of the ratings or ratings outlook for the Company and the consequences of any such ratings or outlook changes, or the Company or its Subsidiaries meeting, failing to meet, or exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred), or (iii) any event, fact, development, circumstance or occurrence excluded from the definition of Material Adverse Effect.

(c)    In addition to the obligations of the Company set forth in Section 4.02(a) and Section 4.02(b), the Company shall, as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise the Principal Investor orally and in writing of (i) the receipt by the Company of any written or oral Takeover Proposal, (ii) the terms and conditions of such Takeover Proposal (including any subsequent amendment or other modification to such terms and conditions), (iii) a copy of the Alternative Acquisition Agreement providing for such Takeover Proposal and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal, and (iv) the identity of the person making any such Takeover Proposal. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) advise the Principal Investor (or its outside counsel) on a reasonably current basis of any material developments with respect to the Takeover Proposal, including the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other material matters identified with reasonable specificity by the Principal Investor (or its outside counsel) and the material details (including amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal and (B) promptly upon receipt or delivery thereof, provide the Principal Investor (or its outside counsel) with copies of all documents and material written or electronic communications describing any terms or conditions of any such Takeover Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the one hand, and the person making a Takeover Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the other hand, in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. In addition to the foregoing, the Company shall (1) provide the Principal Investor with at least one (1) business day’s prior written notice of a meeting of the Board of Directors of the Company (or any committee of the Board of Directors of the Company) at which the Board of Directors of the Company (or any committee of the Board of Directors of the Company) is reasonably expected to consider any Takeover Proposal it has received and (2) as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Board of Directors of the Company that a Takeover Proposal is a Superior Proposal, notify the Principal Investor in writing of such determination.

(d)    Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its financial advisors and outside legal counsel), failure so to disclose would reasonably likely result in a breach of its fiduciary duties under applicable Law; provided, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

(e)    The Company shall, and shall cause its Representatives to: (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or could reasonably be expected to lead to, a Takeover Proposal, (ii) within two (2) business days of the date of this Agreement, request the prompt return or destruction of all confidential or other non-public information concerning the Company or its Subsidiaries furnished to any person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into and (iii) immediately terminate all access granted to any such persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 4.02.

Section 4.03    Legend Each Investor acknowledges that to the extent applicable, each certificate evidencing the Securities shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable state securities Laws:

“The securities represented by this instrument and the securities issuable upon [conversion] [exercise] thereof have not been registered under the Securities Act of 1933, as amended, or securities laws of any state and may not be transferred, sold or otherwise disposed of except pursuant to a registration statement relating thereto in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.”

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01    Preparation of the Proxy Statement; Stockholders Meeting (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. If the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and is not notified by the SEC that it will receive comments, absent any Legal Restraint that has the effect of preventing such action, the Company shall, except as may be agreed in writing by the Principal Investor, file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, in each case as expeditiously as possible following the date hereof. Each of the Company and the Investors shall furnish all information concerning such person as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify the Principal Investor upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Principal Investor with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and the Principal Investor shall use reasonable best efforts (x) to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or requests for additional information from the SEC and (y) clear any SEC comments with respect to the Proxy Statement as promptly as practicable following their filing with the SEC. Notwithstanding the foregoing or anything in this Agreement to the contrary, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Principal Investor an opportunity to review and comment on each such document or response, (ii) shall include all comments reasonably proposed by the Principal Investor and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of the Principal Investor, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, the Investors or any of their respective Affiliates, officers or directors should be discovered by the Company or the Principal Investor that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)    The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements applicable thereto as of the date of filing under the Securities Act and the Exchange Act and other applicable Laws and that none of the information included or incorporated by reference in the Proxy Statement, will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied or required to be supplied in writing by or on behalf of the Principal Investor specifically for inclusion or incorporation for reference therein. Each Investor agrees that none of such information supplied by it will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If requested by the Principal Investor prior to the filing of the preliminary Proxy Statement, the Company will submit to its stockholders for approval at the Stockholders Meeting, and recommend approval of, an equity incentive plan in a form (including as to share reserve) reasonably proposed by the Principal Investor (including with respect to the form of the proposal set forth in the Proxy Statement). The Company shall include in the Proxy Statement the proposal described in Section 5.01(b) of the Company Letter, and the Board of Directors of the Company shall recommend that the stockholders of the Company approve such proposal. Prior to the mailing of the definitive Proxy Statement, the Company shall consider in good faith any proposed amendments to the form of Certificate of Incorporation to be voted upon by the stockholders at the Stockholders Meeting.

(c)    As promptly as reasonably practicable after the date of this Agreement, the Company shall, in compliance with applicable Law, the Company Organizational Documents and the rules of NYSE American, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) following the mailing of the Proxy Statement, for the purpose of obtaining the Stockholder Approvals and a vote upon such other matters of the type customarily brought before a meeting of stockholders in connection with the approval of the transactions contemplated hereby, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time (subject to the right of the Company to terminate this Agreement in accordance with Section 7.01(g)); provided, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and, subject to Section 4.02(b), the Company shall use its reasonable best efforts consistent with its past practice for the solicitation of proxies to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required (A) by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement, (B) to solicit additional proxies necessary to obtain the Stockholder Approvals, (C) to distribute any supplement or amendment to the Proxy Statement that the Board of Directors has determined in good faith after consultation with outside legal counsel is required to be filed and disseminated under applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Stockholders Meeting, or (D) by applicable Law or on account of a force majeure event or emergency and (iii) if the Company receives a new Takeover Proposal, the price or material terms of a previously received Takeover Proposal are modified or amended or an Intervening Event occurs, in any such case during the ten (10) calendar-day period immediately prior to the day of the Stockholders Meeting, the Company may delay the Stockholders Meeting until the date that is the fifth (5th) business day after the date on which the Stockholders Meeting would otherwise have been held; provided, that the Company may delay the Stockholders Meeting pursuant to clause (iii) no more than twice. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Current Common Stock that they vote in favor of the Stockholder Approvals and shall include such recommendation in the Proxy Statement and (y) the Company shall use its reasonable best efforts consistent with its past practice for the solicitation of proxies to solicit the Stockholder Approvals. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal. The Company shall provide updates to the Principal Investor with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by the Principal Investor. To the extent necessary, the Company agrees to undertake the action described in Section 5.01(c) of the Company Disclosure Letter.

(d)    As promptly as practicable following the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those that by their nature are to be satisfied or waived at the Closing) and after reasonable consultation with the Principal Investor and with the written consent of the Principal Investor (which consent shall not be unreasonably withheld, conditioned or delayed), the Board of Directors of NewCo shall, following the effective time of the Holdings Merger, declare the Cash Dividend and shall establish (i) the record date for the Cash Dividend, which shall be the date on which the Holdings Merger becomes effective, or such other date that is agreed to in writing by the Company and the Principal Investor (which date shall in all cases be prior to the Closing Date) (the “Record Date”), and (ii) the distribution date for the Cash Dividend, which shall be a date that is seven (7) days after the Record Date, or such other date that is agreed to in writing by the Company and the Principal Investor (the “Cash Dividend Distribution Date”); provided, for the avoidance of doubt, the Cash Dividend shall not be payable unless the Closing occurs. If the Closing occurs, the Company shall pay the Cash Dividend on the Cash Dividend Distribution Date. The provisions of this Section 5.01(d) shall survive the consummation of the Closing.

Section 5.02    Access to Information; Confidentiality Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the Principal Investor and its representatives reasonable access during normal business hours, upon reasonable advance notice, during the period prior to the Closing or the termination of this Agreement, to all their respective properties, assets, books, records, Contracts, commitments, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to the Principal Investor and its representatives any information concerning its business, assets, liabilities or other matters as the Principal Investor may reasonably request, other than any matters that relate to the negotiation and execution of this Agreement or any financial or strategic alternatives thereto, or that relate to any Takeover Proposal or Superior Proposal (except as required by Section 4.02). The foregoing notwithstanding, the Company and its Subsidiaries shall not be required to afford such access (i) if such access would or would be reasonably likely to, (x) jeopardize any attorney-client or other legal privilege or trade secret protection or (z) contravene any applicable Law; or (ii) to such information that relates to the minutes of the meetings of the Board of Directors or its committees where the Board of Directors or any applicable committee discussed the transactions contemplated hereby or any similar transaction between the Company and any other person (including any presentations or other materials prepared by or for the Board of Directors, whether in connection with a specific meeting, or otherwise relating to such subject matter). No investigation by the Principal Investor or any of its representatives and no other receipt of information by the Principal Investor or any of its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Except as required by any applicable Law or Order, the Principal Investor will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Nondisclosure Agreement (it being understood that the Principal Investor may share any such information with any Investor (or prospective Investor) who has agreed in writing to hold such information confidential).

Section 5.03    Reasonable Best Efforts; Consultation and Notice(a) Upon the terms set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Equity Investment and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Equity Investment or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, the Company and the Investors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Equity Investment or the other transactions contemplated by this Agreement, including the Voting and Support Agreement or the Stockholders Agreement or the transactions contemplated thereby, take all actions necessary to ensure that the Equity Investment and the other transactions contemplated by this Agreement may be consummated in accordance with such statute or regulation as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on this Agreement, the Voting and Support Agreement, the Stockholders Agreement, the Equity Investment and the other transactions contemplated by this Agreement and such other agreements. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Investors be obligated to, and the Company shall not and shall cause its Subsidiaries not to, without the prior written consent of the Principal Investor, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of the Company or any of its Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Company or the Investors or any of their respective Affiliates be obligated to litigate or participate in the litigation of, or agree to any settlement of, any suit, claim, action or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Equity Investment or the other transactions contemplated by this Agreement, including transactions under the Voting and Support Agreement, or seeking to obtain from the Company or the Investors or any of their respective Affiliates any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, the Investors or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or the Investors or their respective Affiliates, in each case as a result of or in connection with the Equity Investment or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of the Investors or any of their respective Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the Preferred Stock or the Company Common Stock, or any Warrants, including the right to vote the Preferred Stock or Company Common Stock on all matters properly presented to the stockholders of the Company; or (D) seeking to (1) directly or indirectly prohibit the Investors or any of their respective Affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (2) directly or indirectly prevent the Company or its Subsidiaries from operating any of their businesses in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and the Investors shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person or persons promptly following the receipt of any comments or other communications from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person or persons with copies of all correspondence between such person or persons or any of their respective representatives, on the one hand, and any Governmental Entity, on the other hand.

(b)    The Company and the Principal Investor shall file or cause to be filed any and all required notification and report forms under the HSR Act with respect to the transactions contemplated hereunder no later than fifteen (15) calendar days after the date of this Agreement. Neither the Company nor any Investor shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings or related investigation or other inquiry without giving the other prior notice of the meeting, and to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The Company and the Investors will consult and cooperate with one another in connection with any communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to the HSR Act and keep each other apprised of the status of matters relating to the HSR Act.

(c)   (i)  Subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with the Principal Investor to report material (individually or in the aggregate) operational developments, material changes in the status of relationships with customers and service providers, material changes in the status of ongoing operations and other material matters reasonably requested by the Principal Investor pursuant to procedures reasonably requested by the Principal Investor; provided, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii)    Except as prohibited by applicable Law, the Company and the Principal Investor shall promptly notify the other in writing of:

(A)    the occurrence of any matter or event known to such party that (1) with respect to the Company, is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) that has resulted, or is reasonably likely to result, in (I) any representation and warranty of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect or (III) any condition to the transactions contemplated hereby and set forth in Article VI not being satisfied;

(B)    with respect to the Company, the occurrence of any event known to the Company, including the failure of the Company to perform in any material respect any obligation required to be performed by it under this Agreement, which would reasonably be expected to, individually or in the aggregate, cause to be unsatisfied at any time prior to the Closing Date any condition set forth in Section 6.01 or Section 6.02;

(C)    any notice or other communication from any person (other than a Governmental Entity) received by such party alleging that notice to or consent of such person is required in connection with the Equity Investment or the other transactions contemplated by this Agreement;

(D)    any material notice or other material communication from any Governmental Entity received by such party in connection with the Equity Investment or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the other party;

(E)    any filing or notice made by such party with any Governmental Entity in connection with the Equity Investment or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to the other party; and

(F)    any action, suit, proceeding, inquiry or known investigation pending or, to the knowledge of such party, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Equity Investment;

provided, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii)    Each Investor shall promptly notify the Principal Investor and the Company in writing of (A) the occurrence of any matter or event that has resulted, or is reasonably likely to result, in (1) any representation and warranty of such Investor set forth in this Agreement that is qualified as to materiality becoming untrue, (2) any such representation and warranty that is not so qualified becoming untrue in any material respect or (3) any condition to the transactions contemplated hereby and set forth in Section 6.03(a) not being satisfied or (B) the failure of such Investor to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(d)    Without limiting the generality of the foregoing, the Company shall give the Principal Investor the opportunity to participate in the defense or settlement, at its own cost, of any litigation against the Company and/or its directors relating to the Equity Investment or the other transactions contemplated by this Agreement, including transactions under the Voting and Support Agreement (other than Stockholder Litigation, which shall be governed by Section 5.08), shall promptly notify the Principal Investor of any such litigation (including by providing copies of all pleadings with respect thereto) and keep the Principal Investor fully informed on a prompt basis regarding all material developments relating thereto, shall consult with the Principal Investor in connection with strategic decisions relating to the defense or settlement of any such litigation, and will obtain the prior written consent of the Principal Investor prior to settling or satisfying any such claim.

Section 5.04    Fees and Expenses (a) All fees and expenses incurred by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Company; provided that all filing fees payable by any party in respect of any HSR Act or other regulatory filing, or filings or applications with the NYSE American shall be paid by the Principal Investor as and when due; and provided further, that the Principal Investor shall promptly reimburse the Company for any and all documented and out-of-pocket expenses (including attorneys’ fees and expenses) reasonably incurred in connection with filings of additional soliciting material that the Company is required to make with the SEC prior to the Closing under applicable Law as a result of statements or other activities by the Principal Investor or its officers, directors, employees, Affiliates or Representatives, up to $25,000 of such expenses. If such expenses of the Company exceed or are reasonably likely to exceed $25,000, the Principal Investor and the Company shall negotiate in good faith additional reimbursements by the Principal Investor for such excess. If the Closing occurs, the Company shall reimburse the Principal Investor, within two (2) business days following the Closing, by wire transfer of same-day funds to an account or accounts designated by the Principal Investor, for all reasonable costs and expenses incurred by the Principal Investor and its Affiliates in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, (i) all costs and expenses incurred in connection with soliciting or employing any future employees of the Company, and (ii) all costs and expenses incurred in connection with structuring and financing the Equity Investment.

(b)    In the event that (i) (A) this Agreement is terminated by either the Principal Investor or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by the Principal Investor pursuant to Section 7.01(e)(i), (B) after the date of this Agreement and prior to such termination, a Takeover Proposal has been made to the Company or its stockholders or any person has publicly disclosed, publicly announced or otherwise publicly communicated a Takeover Proposal or an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes publicly known and (C) prior to the date that is twelve (12) months after such termination, the Company or any of its Subsidiaries enters into any Alternative Acquisition Agreement or any other definitive contract to consummate any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of Section 5.04(b)(i)(B) and this Section 5.04(b)(i)(C), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)) or (ii) this Agreement is terminated by the Principal Investor pursuant to Section 7.01(c) or Section 7.01(d) or by the Company pursuant to Section 7.01(g), then the Company shall pay the Principal Investor a fee equal to $1,000,000 (the “Termination Fee”), by wire transfer of same-day funds (X) in the case of a termination by the Principal Investor pursuant to Section 7.01(c) or Section 7.01(d), within two (2) business days after such termination, (Y) in the case of a termination by the Company pursuant to Section 7.01(g), prior to or concurrently with, and as a condition to the effectiveness of, such termination and (Z) in the case of a payment as a result of any event referred to in Section 5.04(b)(i), no later than the first to occur of such events, in each case to an account designated by the Principal Investor; provided, however, in no event shall the Company be required to pay the Termination Fee more than once.

(c)    If this Agreement is terminated by the Principal Investor pursuant to Section 7.01(h), then the Principal Investor (and no other Investor) will pay or cause to be paid to the Company (by wire transfer of immediately available funds) a fee equal to $5,000,000 (the “Investor Termination Fee”) prior to or concurrently with, and as a condition to the effectiveness of, such termination. Notwithstanding anything to the contrary in this Agreement, (i) the Investor Termination Fee shall be the sole obligation of the Principal Investor, and no Investor other than the Principal Investor shall have any obligation to pay, contribute to or reimburse all or any portion of the Investor Termination Fee, and (ii) no Investor other than the Principal Investor nor any of its Affiliates or Representatives shall have any liability or obligation to the Company, the Principal Investor or any other person arising out of or relating to any termination of this Agreement pursuant to Section 7.01(h).

(d)    The Company and the Principal Investor acknowledge that the agreements contained in this Section 5.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and the Principal Investor would not have entered into this Agreement. Accordingly, if either the Company or the Principal Investor fail promptly to pay the amounts due pursuant to this Section 5.04 and, in order to obtain such payment, either the Company or the Principal Investor commences a suit that results in an Order against the Principal Investor or Company, as applicable, for the amounts set forth in this Section 5.04, the Company shall pay to the Principal Investor, or the Principal Investor shall pay the Company, as applicable, its reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.04 at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus five percent (5%).

(e)    Upon the payment by the Company of the Termination Fee as and when required, together with any other fees, costs, expenses and interest payable pursuant to this Section 5.04, none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Investors or their respective Affiliates or Representatives; provided, that nothing in this Section 5.04(e) shall relieve the Company of any liability for fraud or material and willful breach, in which case the Principal Investor shall be entitled to all rights and remedies available to it at law or in equity, subject to the last sentence of Section 7.02. Upon the payment by the Principal Investor of the Investor Termination Fee as and when required, together with any other fees, costs, expenses and interest payable pursuant to this Section 5.04, none of the Principal Investor, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives; provided, that nothing in this Section 5.04(e) shall relieve the Principal Investor of any liability for fraud or material and willful breach, in which case the Company shall be entitled to all rights and remedies available to it at law or in equity, subject to the last sentence of Section 7.02. The parties acknowledge that neither the Termination Fee nor the Investor Termination Fee shall constitute a penalty but is liquidated damages, in a reasonable amount that will compensate the Principal Investor or the Company, as applicable, in the circumstances in which the Termination Fee or the Investor Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Section 5.05    Public Announcements The Investors, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement or comment with respect to this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or comment prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; provided, that the restrictions in this Section 5.05 shall not apply to any Company communication regarding a Takeover Proposal or from and after an Adverse Recommendation Change, in each case, to the extent permitted by Section 4.02. Notwithstanding the foregoing, the Investors and their Affiliates shall be permitted to make communications to, and provide ordinary course information to any existing or prospective equityholders, general and limited partners, members, or managers of the applicable Investor, in each case, who are subject to customary confidentiality restrictions. The parties agree to issue a joint press release as the first public disclosure of this Agreement in the form heretofore agreed to by the parties.

Section 5.06    Listing The Company shall take all action necessary to effect the listing, effective as of the Closing, of the shares of Company Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants on the NYSE American, upon official notice of issuance (the applications necessary with respect thereto, the “Listing Application”). No submission of, or amendment or supplement to, the Listing Applications will be made by the Company without providing the Principal Investor with a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to the additions, deletions or changes suggested thereto by the Principal Investor and its Representatives. In addition, the Company agrees to provide the Principal Investor and its Representatives with copies of any written comments, and shall inform the Principal Investor of any material oral comments, that the Company or its Representatives may receive from time to time from the NYSE American or its staff with respect to the Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Principal Investor and its legal counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the additions, deletions or changes suggested thereto by the Principal Investor and its counsel.

Section 5.07    Reservation of Shares From and after the Closing, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock such number of shares of Company Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants and the conversion of the shares of Preferred Stock issued pursuant to this Agreement in accordance with their respective terms. The Company covenants that all shares of Company Common Stock issuable upon exercise of the Warrants or conversion of the Preferred Stock shall be newly issued shares, shall have been duly authorized and validly issued and shall be, upon such issuance, fully paid and nonassessable and free from preemptive rights and free of any Lien (except for transfer restrictions imposed by applicable securities Laws or the Stockholders Agreement) or adverse claim.

Section 5.08    Cooperation on Certain Litigations (a) The Company shall be entitled to assume the control and defense at its sole expense of all stockholder litigation against the Company, any of its Subsidiaries or any of the directors, managers or officers of the Company or its Subsidiaries, in each case, arising out of, relating to or in connection with this Agreement or the Equity Investment or the other transactions contemplated by this Agreement (collectively, the “Stockholder Litigation”); provided, that (i) the Company shall promptly as practicable notify the Principal Investor of such Stockholder Litigation, (ii) the Company shall keep the Principal Investor reasonably informed on a reasonably prompt basis with respect to the status of such Stockholder Litigation, and (iii) the Principal Investor shall have the right to participate in (and jointly control) such Stockholder Litigation, including all proceedings, negotiations and settlement decisions related thereto.

(b)    The Company shall obtain the prior written consent of the Principal Investor before entering into any settlement, understanding or other agreement relating to such Stockholder Litigation.

(c)    Each party shall cooperate, and cause its Subsidiaries and employees and advisors to cooperate, in the defense of any Stockholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection with such Stockholder Litigation.

Section 5.09    Tax Matters (a) Transfer Taxes. The Company shall pay all transfer, stamp, documentary, issue and other similar Taxes due with respect to the issuance or delivery of the Preferred Stock or the Warrants or any other securities or property issued or delivered upon conversion of the Preferred Stock or exercise of the Warrants.

(b)    Tax Treatment. The Company and the Investors agree that it is intended that (i) the Preferred Stock not constitute “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Conversion be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (iii) the Holdings Merger, taken together with the Equity Investment, be treated as a transfer described in Section 351 of the Code (the “Section 351 Transaction”) and (iv) the Cash Dividend be treated as “boot” received in the Section 351 Transaction by the holders of record of Company Common Stock as of the Record Date in an exchange to which Section 351(b) of the Code applies (the foregoing clauses (i)-(iv), the “Intended Tax Treatment”). Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or a paying agent, neither the Company nor any Investor shall treat the Preferred Stock as such for U.S. federal income Tax or withholding Tax purposes or otherwise take any position inconsistent with the Intended Tax Treatment on any Tax Return, in any Tax audit, investigation, examination, claim, suit, inquiry or other proceeding or otherwise.

(c)    Allocation of Purchase Price. The Company and the Investors agree that (i) the Company is issuing the Preferred Stock and Warrants solely in consideration of the Purchase Price and not in recognition of any services provided or to be provided directly or indirectly by any Investor as an employee or otherwise (which services, if any, shall be separately compensated), (ii) the Purchase Price is equivalent to the aggregate value of the Preferred Stock and the Warrants, (iii) the purchase and sale of the Preferred Stock and Warrants by each Investor pursuant to this Agreement shall be treated as the purchase and sale of an “investment unit” consisting of such Preferred Stock and Warrants and (iv) the Principal Investor shall provide an allocation of the Purchase Price between the Preferred Stock and the Warrants no later than three (3) business days prior to the Closing Date (the “Allocation”). Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor any Investor shall take any position inconsistent with the treatment set forth in this Section 5.09(c) or the Allocation on any Tax Return, in any Tax audit, investigation, examination, claim, suit, inquiry or other proceeding or otherwise.

Section 5.10    Registration Rights and Registration Rights Agreement Immediately following the Closing, the parties shall execute and deliver the Registration Rights Agreement to be in the form set forth in Exhibit C.

Section 5.11    Jacobs Employment Agreement Prior to the Closing (but in no event earlier than two (2) business days prior to the Closing), the Company shall enter into, effective as of the Closing, an employment agreement by and between Brad Jacobs and the Company (the “Jacobs Employment Agreement”) in the form directed by the Principal Investor in writing prior to the Closing (but in no event later than five (5) business days prior to the Closing). The Jacobs Employment Agreement shall be materially consistent with the terms set forth on Exhibit M to this Agreement, and shall not contain any material term that is not reflected on Exhibit M (with materiality for such purpose determined relative to the Company as it exists immediately following the Closing).

Section 5.12    Treatment of Existing Indebtedness The Company shall (and shall cause its Subsidiaries to) deliver all notices and take all other actions required to facilitate, no later than immediately prior to the Closing, the termination of all commitments outstanding under all Indebtedness of the Company and its Subsidiaries, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, (a) use reasonable best efforts to deliver to the Principal Investor at least seven (7) business days prior to the Closing Date, a draft payoff letter and draft related release documentation and (b) deliver to the Principal Investor at least two (2) business days prior to the Closing Date, an executed payoff letter and executed related release documentation, in each case, with respect to all Indebtedness of the Company and its Subsidiaries (the “Payoff Letters”) in form and substance customary for similar transactions, from the agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that all guarantees and Liens granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter, be released and terminated.

Section 5.13    Compliance with Charter Prior to the Closing, the Company shall take all action necessary to ensure it is in compliance with Section 7 of Article 6 of the Certificate of Incorporation as of the Closing. The Company shall deliver to the Principal Investor prior to the Closing evidence reasonably satisfactory to the Principal Investor of the resignation of each director of the Company that has not been designated by the Principal Investor as a director of the Company from and after the Closing, and the resignation of the Chief Executive Officer, which resignations shall be effective as of the Closing.

Section 5.14    Indemnification and Insurance (a) The Company shall provide that for a period of six (6) years from and after the Closing, the Company’s organizational documents contain rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing at least as favorable as those existing as of the Closing in favor of the current and former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in the Certificate of Incorporation and Bylaws; provided, however, that all rights to indemnification in respect of any Legal Action pending or asserted or any claim made within such period shall continue until the final disposition of such Legal Action or resolution of such claim, even if beyond such six (6)-year period.

(b)    For a period of six (6) years after the Closing, the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses prior to final determination that indemnification is available, as such expenses are incurred for such Indemnified Party) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Legal Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened Legal Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Closing (including acts or omissions in connection with such persons serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of the Company or its Subsidiaries). In the event of any such Legal Action, the Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c)    For a period of six (6) years from and after the Closing, the Company shall either cause to be maintained in effect the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Closing (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance). In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a six-(6) year prepaid “tail” directors’ and officers’, employment practices and fiduciary liability insurance policy for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Closing. Notwithstanding anything to the contrary in this Section 5.14(c), in no event shall the Company be required to expend, or expend without the prior written consent of the Principal Investor, for any annual period, an annual premium for such policies in excess of 300% of the annual premium currently paid by the Company for such insurance (the “Maximum Amount”); provided that if the premium for such insurance coverage exceeds the Maximum Amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount; provided, further that the aggregate premium for any such “tail” policy shall not exceed the Maximum Amount. The Company shall maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under applicable Law, the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, or otherwise. The provisions of this Section 5.14 shall survive the consummation of the Closing and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)    In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 5.14.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01    Conditions to Each Party’s Obligation to Effect the Equity Investment The respective obligation of each party to effect the Equity Investment is subject to the satisfaction, or waiver by the Principal Investor and the Company to the extent permitted by applicable Law, on or prior to the Closing of the following conditions:

(a)    Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(b)    Regulatory Approvals. Any approval or waiting period under the HSR Act and any other applicable competition, merger control, antitrust or similar Law applicable to the transactions contemplated by this Agreement shall have been obtained or terminated or shall have expired.

(c)    No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Orders issued by any court of competent jurisdiction or other legal restraint or prohibition (including the enactment of any Law) (collectively, “Legal Restraints”) that has the effect of preventing, prohibiting or making illegal the consummation of the Equity Investment or any of the other transactions contemplated by this Agreement shall be in effect.

Section 6.02    Conditions to Obligations of the Investors The obligations of the Investors to effect the Equity Investment are further subject to the satisfaction, or waiver by the Principal Investor to the extent permitted by applicable Law, on or prior to the Closing of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of the Company set forth in Section 3.01(a) (Organization and Power), Section 3.01(d) (Corporate Authorizations), Section 3.01(g) (Subsidiaries), Section 3.01(h) (Business Operations), Section 3.01(x) (Takeover Statutes), Section 3.01(bb) (Opinion of Financial Advisor) and Section 3.01(ff) (Information Supplied) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all material respects at and as of such time);

(ii)    the representations and warranties of the Company set forth in Section 3.01(f) (Capitalization) and Section 3.01(ii) (Indebtedness) shall be true and correct in all respects other than for any de minimis inaccuracies as of the date hereof and shall be true and correct in all respects other than for any de minimis inaccuracies as of the Closing as though made on and as of the Closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such time);

(iii)    the representations and warranties of the Company set forth in Section 3.01(l)(ii) (Absence of Certain Changes), Section 3.01(cc) (Brokers), Section 3.01(dd) (Certificate of Incorporation, Plan of Domestication, Conversion Filings and Preferred Stock Certificate of Designation), Section 3.01(ee) (Valid Issuance), Section 3.01(gg) (Voting Requirements) and Section 3.01(hh) (Securities Law Compliance) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time); and

(iv)    the other representations and warranties of the Company contained in Section 3.01 (Representations and Warranties of the Company) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions, in the case of this Section 6.02(a)(iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, with respect to the foregoing clause (i) and this clause (iv), any exceptions and qualifications with regard to materiality or Material Adverse Effect contained therein shall be disregarded for purposes of this Section 6.02(a).

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Equity Investment or the other transactions contemplated by this Agreement, or seeking to obtain from the Investors or any of their Affiliates any damages in relation thereto; or (ii) seeking to impose limitations on the ability of the Investors to acquire or hold, or exercise full rights of ownership of, any Warrants or any shares of Preferred Stock or Company Common Stock, including the right to vote the Preferred Stock or the Company Common Stock on all matters properly presented to the stockholders of the Company.

(d)    Legal Restraint. No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clause (i) or (ii) of Section 6.02(c) shall be in effect.

(e)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably likely to have a Material Adverse Effect.

(f)    Officers Certificate. The Principal Investor shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that the conditions set forth in the foregoing clauses (a), (b) and (e) have been satisfied.

(g)    Certificate of Incorporation, Plan of Domestication, Conversion Filings, Certificate of Designation and Certificate of Merger. (i) The Company shall have duly adopted the Certificate of Incorporation, the Plan of Domestication, the Conversion Filings and the Certificate of Designation, (ii) the Articles of Charter Surrender shall have been duly filed with, and accepted by, the Secretary of State of the State of Louisiana in accordance with the laws of the State of Louisiana, (iii) the Certificate of Incorporation and the Certificate of Designation shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware, (iv) each of the Company, NewCo and MergerCo shall have duly adopted the Plan of Merger, (v) the Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware, and (vi) the Holdings Merger shall have been consummated in accordance with the Plan of Merger and the Certificate of Merger.

(h)    NYSE American Filing. The Company will timely file a listing of additional shares with NYSE American with respect to the listing of shares of Company Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants on the NYSE American.

(i)    Registration Rights Agreement. The Principal Investor shall have received a counterpart of the Registration Rights Agreement to be in the form set forth in Exhibit C, that shall have been executed and delivered by a duly authorized officer of the Company.

(j)    Jacobs Employment Agreement. The Principal Investor shall have received a counterpart to the Jacobs Employment Agreement duly executed by the Company, as provided in Section 5.11.

(k)    Trading Halt. No stop order or suspension of trading shall have been imposed by the NYSE American, the SEC or any other governmental or regulatory body with respect to public trading in the Company Common Stock.

Section 6.03    Conditions to Obligation of the Company The obligation of the Company to effect the Equity Investment is further subject to the satisfaction or waiver by the Company to the extent permitted by applicable Law on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of each Investor contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of each Investor contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (or, with respect to any Investor made a party hereto by joinder in accordance with Section 8.08, as of the date of the applicable joinder) and as of the Closing with the same effect as though made as of the Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)    Performance of Obligations of Investors. Each Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    Officers Certificate. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of the Principal Investor by a senior officer to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been satisfied.

Section 6.04    Principal Investor Cure In the event of any breach by any Investor (other than the Principal Investor) that would result in the failure of a closing condition pursuant to Section 6.03(a) or Section 6.03(b), the Principal Investor shall be entitled, in its sole discretion (subject to Section 2.04), to purchase the shares of Preferred Stock and Warrants otherwise allocable to the breaching Investor on the terms set forth in this Agreement and, in such event, the breach by such Investor that would otherwise result in the failure of a closing condition pursuant to Section 6.03(a) or Section 6.03(b) shall be deemed cured for purposes of Section 6.03.

Section 6.05    Frustration of Closing Conditions No party hereto may rely, either as a basis for not consummating the Equity Investment and the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Equity Investment and such transactions, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such party’s breach of any covenant or agreement of this Agreement shall have been the proximate cause of the failure of such condition.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination This Agreement may be terminated, and the Equity Investment and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing, whether before or after the Stockholder Approvals have been obtained (except as expressly indicated otherwise in this Section 7.01), upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected only in the following circumstances:

(a)    by mutual written consent of the Principal Investor and the Company;

(b)    by either the Principal Investor or the Company, if:

(i)    the Closing shall not have occurred on or prior to June 30, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to (A) any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (B) the Principal Investor, if any of the Conversion Filings or the Certificate of Incorporation has been filed within the five (5) preceding business days;

(ii)    any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and non-appealable; or

(iii)    the Stockholders Meeting and any adjournment or postponement thereof shall have been concluded and the Stockholder Approvals shall not have been obtained thereat;

(c)    prior to receipt of the Stockholder Approvals, by the Principal Investor, in the event an Adverse Recommendation Change has occurred;

(d)    by the Principal Investor, if the Company shall have breached any of obligations or failed to perform any of its covenants or other agreements in Section 4.02 in any material respect;

(e)    by the Principal Investor, if: (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach or failure within twenty (20) days after its receipt of written notice thereof from the Principal Investor; provided that, the right to terminate this Agreement under this Section 7.01(e)(i) shall not be available to the Principal Investor if the Principal Investor is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement; or (ii) any Legal Restraint having any of the effects referred to in clause (i) or (ii) of Section 6.02(c) shall be in effect and shall have become final and non-appealable;

(f)    by the Company, if any Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) (after giving effect to Section 6.04) and (ii) is incapable of being cured by such Investor or the Principal Investor or, if capable of being cured by such Investor or the Principal Investor, such Investor or the Principal Investor does not cure such breach or failure within twenty (20) days after its receipt of written notice thereof from the Company; provided that, the right to terminate this Agreement under this Section 7.01(f) shall not be available to the Company if the Company is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement;

(g)    prior to receipt of the Stockholder Approvals, by the Company in order to concurrently enter into a definitive agreement to consummate a Superior Proposal in accordance with Section 4.02(b); or

(h)    prior to the date on which the Proxy Statement is first mailed to the Company’s stockholders, by the Principal Investor in its sole discretion (upon two (2) business days’ prior written notice to the Company), it being understood that no Investor other than the Principal Investor shall have any liability or obligation in connection with any such termination.

Section 7.02    Effect of Termination In the event of termination of this Agreement by either the Company or the Principal Investor as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Investors or the Company, other than the last sentence of Section 5.02, Section 5.04, this Section 7.02 and Article VIII and except for any fraud or material and willful breach prior to such termination by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which fraud or material and willful breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee or Investor Termination Fee pursuant to Section 5.04). Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Investors and their respective Affiliates and Representatives on the one hand, or the aggregate liability of the Company and its respective Affiliates and Representatives on the other hand, under, arising out of or in connection with this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise, and including in respect of any fraud or material and willful breach), together with any amounts payable by such persons pursuant to Section 5.04, exceed an aggregate amount equal to the Dividend Amount; provided, that the foregoing shall not limit the right of a party to obtain specific performance in accordance with Section 8.12 prior to the valid termination of this Agreement.

Section 7.03    Extension; Waiver At any time prior to the Closing, the Company or the Investors (or, if permitted by Section 1.02(a), the Principal Investor) may (a) extend the time for the performance of any of the obligations or other acts of the Investors or the Company, respectively, (b) waive any inaccuracies in the representations and warranties of any Investor or the Company, respectively, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of any Investor or the Company, respectively, or any conditions to the obligations of the Investors or the Company, respectively, contained herein; provided, that after the Stockholder Approvals have been obtained, there shall be made no waiver that by Law or the rules of the NYSE American requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01    Non-survival of Representations and Warranties None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

Section 8.02    Notices All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to the Investors or to the Principal Investor, to:

Jacobs Private Equity II, LLC
Five American Lane
Greenwich, CT 06831
Email:   [intentionally omitted]
Attention:        Austin Landow

and with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email: dhuntington@paulweiss.com

nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:         David S. Huntington

Nickolas Bogdanovich
Stan Richards

if to the Company prior to the Closing, to:

CKX Lands, Inc.
2417 Shell Beach Drive
Lake Charles, LA 70601
Email:  [intentionally omitted]

[intentionally omitted]

Attention:        William Gray Stream

Scott Stepp

with a copy to:

Fishman Haygood, L.L.P.
201 St. Charles Avenue
New Orleans, LA 70170
Email: mgershanik@fishmanhaygood.com
Attention: Maureen B. Gershanik

if to the Company after the Closing, to:

Five American Lane
Greenwich, CT 06831
Email:  [intentionally omitted]
Attention:          Austin Landow

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email: dhuntington@paulweiss.com

nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:      David S. Huntington

Nickolas Bogdanovich
Stan Richards

Section 8.03    Definitions For purposes of this Agreement:

(a)    “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person; provided, however, that in no event shall any portfolio company managed by such person or an Affiliate of such person be considered to be an Affiliate of such person.

(b)    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law.

(c)    “Anti-Money Laundering Laws” means any applicable laws, regulations or orders relating to anti-money laundering, counter-terrorist financing, or record-keeping and reporting requirements in any jurisdiction in which the Company or any of its Subsidiaries is located or conducting business including, but not limited to, the UK Proceeds of Crime Act 2002, the Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated).

(d)    “business day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Company Employee” means each individual who is an employee, independent contractor or other individual service provider of the Company and its Subsidiaries.

(g)    “Company Equity Plan” means the CKX Lands, Inc. Stock Incentive Plan, approved by the Company’s stockholders on May 6, 2021, as it may be amended from time to time.

(h)    “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(i)    “COVID-19” means the Coronavirus, SARS-CoV-2 or COVID-19, and all related strains, mutations or variations, including any resurgence or any evolutions or mutations of COVID-19 and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

(j)    “Dividend Amount” means $20,800,660.

(k)    “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the environment or health and safety (regarding Hazardous Substances), (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(l)    “ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that is treated as a single employer with such person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(m)  “Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

(n)    “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is defined or regulated as hazardous, acutely hazardous, toxic, corrosive, infectious, radioactive, explosive, a pollutant, a contaminant or words of similar import or regulatory effect under any Environmental Law, including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(o)    “Indebtedness” means with respect to any Person, at a particular time, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (iv) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (v) all capital or finance lease obligations and all synthetic lease obligations, (vi) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (vii) all securitization transactions, (viii) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice), (ix) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (x) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

(p)    “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(q)    as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any officer or employee of the Company identified in Section 8.03(q) of the Company Letter and as it relates to the Principal Investor, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of the Managing Director of Jacobs Private Equity, LLC.

(r)    “Law” means any federal, state, local or municipal, domestic or foreign, or other statute, law (including common law), code, ordinance, act, rule or regulation of any Governmental Entity, and any Orders.

(s)   “Legal Actions” means actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions, examinations, investigations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before or by a Governmental Entity or arbitral panel.

(t)    “Liability” means any liabilities, Liens (other than Permitted Liens) or obligations of any kind, whether known or unknown, accrued, contingent, absolute, inchoate or otherwise.

(u)    “Lien” means any pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever.

(v)    “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, alone or together with any other Effects, (i) materially and adversely affects the business, assets, liabilities, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation by the Company of the Equity Investment or the other transactions contemplated by this Agreement; provided, that, with respect to clause (i) above, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Company: (A) changes in general legal, market, economic or political conditions affecting the industry or geographic region in which the Company operates, provided that such Effects do not disproportionately affect the Company or its Subsidiaries in relation to other companies in the industry or geographic areas in which the Company or such Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred; (B) changes affecting general U.S. or worldwide economic or capital market conditions (including changes in interest or exchange rates, tariffs, trade wars and credit markets), provided that such Effects do not disproportionately affect the Company or its Subsidiaries in relation to other companies in the industry or geographic areas in which the Company or such Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred; (C) the execution, pendency or announcement of this Agreement, the taking of any action expressly required to be taken by any provision of this Agreement (other than Section 4.01), the refraining from taking any action that any provision of this Agreement (other than Section 4.01) prohibits to be taken, or the anticipated consummation of the Equity Investment, including any impact on or any reaction of any customer, employee, supplier, service provider, partner or other constituency to the identity of the Investors or any of the transactions contemplated by this Agreement (provided that the exception in this clause (C) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby); (D) any decrease in and of itself in the market price or trading volume of the Current Common Stock or Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (E) the Company’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect, provided, that this clause (E) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets); (F) any change after the date hereof in applicable Law or GAAP; (G) actions or omissions of the Company or any of its Subsidiaries taken with the express prior written consent of the Principal Investor; (H) any natural or manmade disaster, weather conditions, earthquakes, wild fires, floods, mud slides, tsunamis, hurricanes, storms and other similar events, epidemics, pandemics or disease outbreaks, acts of God, the commencement or escalation of any war, material armed hostilities or other material international or national calamity or act of terrorism, cyberterrorism, ransomware or malware, military activity, sabotage or cybercrime, civil unrest, civil disobedience, protests, public demonstrations, insurrection, declaration by the United States or any other Governmental Entity of a national emergency, or any worsening of any such conditions threatened or existing on the date of this Agreement, provided that such Effects do not disproportionately affect the Company or its Subsidiaries in relation to other companies in the industry or geographic areas in which the Company or such Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred.

(w)    “MergerCo” means Gator Intermediate Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of NewCo.

(x)    “NewCo” means Gator Intermediate Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company.

(y)    “NYSE American” means the NYSE American stock exchange.

(z)    “Orders” means any orders, decisions, judgments, writs, injunctions, or decrees issued by any court, agency or other Governmental Entity.

(aa)  “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) with respect to real property, Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of properties encumbered thereby.

(bb)    “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

(cc)    “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such person.

(dd)    “Reverse Split” means the 4.1744380:1 reverse stock split to be effected pursuant to the Certificate of Incorporation.

(ee)    “Sanctioned Person” means any person who is the target of Sanctions, including by virtue of being (i) listed on any Sanctions-related list of designated or blocked persons; (ii) a Governmental Entity of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) fifty percent (50%) or more owned or controlled by any of the foregoing.

(ff)    “Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (i) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations or (iv) His Majesty’s Treasury.

(gg)    “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(hh)    a “Subsidiary” of any person means any other person (i) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists; provided, however, that in no event shall any portfolio company managed by such person or an Affiliate of such person be considered to be a Subsidiary of such person.

(ii)    “Tax” means all taxes, fees, duties, charges, levies, governmental charges or assessments of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

(jj)    “Tax Return” means any return, form, declaration, report, election, claim for refund, information return, statement or other document filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

(kk)    “Taxing Authority” means any Governmental Entity responsible for the assessment, collection or administration of Taxes.

Section 8.04    Exhibits; Interpretation The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “made available to the Principal Investor” and words of similar import refer to documents (a) posted to a diligence website by or on behalf of the Company and made available to the Principal Investor and its representatives or made available to the public on the SEC’s EDGAR system or (b) delivered in person or electronically to the Principal Investor and its representatives, in each case in advance of the date hereof unless otherwise expressly specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder and to such laws, rules and regulations as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. References to a person are also to its permitted successors and assigns. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.05    Counterparts This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06    Entire Agreement; No Third-Party Beneficiaries This Agreement, together with the Exhibits hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Nondisclosure Agreement, and is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns, and including any Investor made a party hereto in accordance with Section 8.08) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, other than the Indemnified Parties as provided in Section 5.14 and the persons having the benefit of the limitations of liability in Section 5.04(e).

Section 8.07    Governing Law This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof, except that matters relating to the duties of the members of the Board of Directors of the Company or to the internal affairs doctrine with respect to the Company the shall be governed by and construed in accordance with the laws of the State of Louisiana.

Section 8.08    Assignment Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 8.08, the Principal Investor may assign a portion of its purchase obligation with respect to the shares of Preferred Stock and the Warrants otherwise allocable to it as set forth on Schedule I hereto to one or more additional Investors made party hereto following the date hereof pursuant to joinders in form and substance reasonably satisfactory to the Company, and, upon execution and delivery of any such joinder, Schedule I hereto shall be amended to reflect such assignment; provided that the purchase obligation of any such Investor made a party hereto in accordance with this sentence shall in all events be subject to Section 2.04. The Principal Investor shall use commercially reasonable efforts to notify the Company in writing of the identity of each additional Investor to which it assigns any portion of its purchase obligation pursuant to the immediately preceding sentence, and the portion of such purchase obligation so assigned, reasonably promptly (and in any event within five (5) business days) following the execution of the applicable joinder.

Section 8.09    Amendment This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approvals have been obtained; provided, that after the Stockholder Approvals have been obtained, there shall be made no amendment that by Law or the rules of the NYSE American requires further approval by stockholders of the Company without the further approval of such stockholders. Except as set forth in Section 8.08, this Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Investors (or, if permitted by Section 1.02(a), the Company and the Principal Investor).

Section 8.10    Consent to Jurisdiction; Service of Process; Venue Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Equity Investment or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Equity Investment or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11    Waiver of Jury Trial Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

Section 8.12    Enforcement The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. In circumstances where an Investor is obligated to consummate the Equity Investment and the other transactions contemplated hereby, but the Equity Investment and such other transactions have not been consummated, each Investor expressly acknowledges and agrees that the Company shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company, and that the Company shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically the Investor’s obligations to consummate the Equity Investment and such other transactions; provided, that the Company shall be entitled to enforce specifically the obligations of any Investor other than the Principal Investor to consummate the Equity Investment only if, and only to the extent that, the Company is concurrently seeking and is granted specific performance of the Principal Investor’s obligation to consummate the Equity Investment (or the Principal Investor is otherwise consummating the Equity Investment concurrently). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no other party or any other person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument. The parties acknowledge and agree that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the parties’ obligations to consummate the transactions contemplated hereby. It is accordingly agreed that, as to any claims or Legal Actions in which a party seeks specific performance or other equitable relief pursuant to this Section 8.12, the parties shall use their best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any party’s request for expedited proceedings. The parties acknowledge that the right to receive the Termination Fee or the Investor Termination Fee, as applicable, shall not limit or otherwise affect any such party’s right to specific performance as provided in this Section 8.12; provided, that under no circumstances shall the Company or the Principal Investor be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Investor Termination Fee or the Termination Fee, as applicable, being paid.

Section 8.13    Consents and Approvals For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

Section 8.14    Severability If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

JACOBS PRIVATE EQUITY II, LLC

By:	/s/ Brad Jacobs
Name: Brad Jacobs Title: Managing Member

CKX LANDS, INC.

By:	/s/ William Gray Stream
Name: William Gray Stream Title: President

[Other Investors' signature pages on file with the Company.]

[Signature Page to Investment Agreement]

SCHEDULE I

INVESTORS

Investor	Number of Shares of Preferred Stock[1]	Number of Shares of Common Stock Subject to Warrants[2]	Number of Shares of Common Stock Subject to Warrants[3]	Aggregate Purchase Price
Jacobs Private Equity II, LLC	958,750	876,531,413	209,975,908	$958,750,000
[Intentionally omitted; on file with the Company]
Total	1,000,000	914,243,977	219,010,073	$1,000,000,000

[1]

Shares of Preferred Stock shall have an initial conversion price of $1.0938 per share of Company Common Stock, without giving effect to the 4.1744380:1 Reverse Split. Giving effect to the 4.1744380:1 Reverse Split, shares of Preferred Stock shall have an initial conversion price of $4.566 per share of Company Common Stock.

[2]

Share numbers in this column do not give effect to the 4.1744380:1 Reverse Split. The initial exercise price of 50% of the Warrants shall be $1.0938 per share of Company Common Stock, without giving effect to the 4.1744380:1 Reverse Split. The initial exercise price of 25% of the Warrants shall be $1.6407 per share of Company Common Stock, without giving effect to the 4.1744380:1 Reverse Split. The initial exercise price of 25% of the Warrants shall be $3.2814 per share of Company Common Stock, without giving effect to the 4.1744380:1 Reverse Split.

[3]

Share numbers in this column give effect to the 4.1744380:1 Reverse Split. Giving effect to the 4.1744380:1 Reverse Split, the aggregate number of shares of Company Common Stock initially subject to the Warrants shall be 219,010,073 shares, and the initial exercise price of 50% of the Warrants shall be $4.5660 per share of Company Common Stock, the initial exercise price of 25% of the Warrants shall be $6.8490 per share of Company Common Stock and the initial exercise price of 25% of the Warrants shall be $13.6980 per share of Company Common Stock.

Exhibit A

FORM OF CERTIFICATE OF DESIGNATION OF
CONVERTIBLE PERPETUAL PREFERRED STOCK OF
[NEXTCO]

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

[NEXTCO] a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”), by resolution adopted by unanimous written consent pursuant to Section 141(f) of the DGCL, on [●],1 duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.001 per share, with an initial liquidation preference of $1,000 per share (the “Initial Liquidation Preference”), subject to accretion and adjustment as provided in Section 2(c) and Section 15(a) of this Certificate of Designation, which shall be designated as Convertible Perpetual Preferred Stock (the “Convertible Preferred Stock”), consisting of 1,000,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Certain defined terms used in this Certificate of Designation have the meanings assigned thereto in Section 13.

Section 1. Ranking. The Convertible Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (a) senior to the common stock, par value $0.00001 per share, of the Company (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including any series of preferred stock established after [●]2 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Junior Stock”), (b) pari passu with each class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Parity Stock”); and (c) junior to each other class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Senior Stock”). The Company’s ability to issue Capital Stock that ranks pari passu with or senior to the Convertible Preferred Stock shall be subject to the provisions of Section 4.

1           To be two days prior to the Closing Date of the Equity Investment (as defined in the Investment Agreement).

2           To be the Closing Date of the Equity Investment.

Section 2. Dividends. (a) General. Dividends on the Convertible Preferred Stock shall be payable quarterly, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Company legally available therefor, on the 15th calendar day (or the following Business Day if the 15th is not a Business Day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at the rate per annum of 9.00% per share on the Accreted Liquidation Preference in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as provided in Section 15(a). The initial dividend on the Convertible Preferred Stock for the dividend period commencing on the Issue Date to but excluding [●],3 will be $[●]4 per share (subject to the following paragraph), and shall be payable, when, as and if declared, on [●].5 The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Convertible Preferred Stock, then the dividend payable in respect of each share of Convertible Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Convertible Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable on a Dividend Payment Date shall be payable to Holders of record on the later of (x) the close of business on the first calendar day (or the following Business Day if such first calendar day is not a Business Day) of the calendar month in which the applicable Dividend Payment Date falls and (y) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

The Company shall make each dividend payment on the Convertible Preferred Stock in cash.

All references in this Certificate of Designation to dividends or to a dividend rate or accretion rate shall be deemed to reflect any adjustment to the dividend rate or accretion rate pursuant to this Certificate of Designation.

(b) Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted pursuant to Section 2(c) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid in cash, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and such other Parity Stock bear to each other.

3     To be the first date after the closing of the Equity Investment on which the Convertible Preferred Stock would be entitled to a dividend payment in accordance with this Section 2.

4      To be an amount calculated at Closing in accordance with this Section 2.

5       To be the first date after the closing of the Equity Investment on which the Convertible Preferred Stock would be entitled to a dividend payment in accordance with this Section 2.

(c) Accretion. If the Company is unable to, or otherwise fails (for any reason) to, pay dividends in cash and in full on the Convertible Preferred Stock on any Dividend Payment Date as described above in Section 2(a), the Accreted Liquidation Preference of each share of Convertible Preferred Stock will be increased automatically as of the first day of the immediately succeeding dividend period by the Accretion Amount in respect of the unpaid dividends. If the Company pays a portion of the dividends payable on the Convertible Preferred Stock on a Dividend Payment Date and accretes the unpaid portion, the Company will pay the current portion equally and ratably to the Holders. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference of each share of Convertible Preferred Stock as of the first day of the relevant dividend period.

The Company may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of Convertible Preferred Stock exceeds the Initial Liquidation Preference of a share of Convertible Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board of Directors or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to the Holders. The Accreted Liquidation Preference of each share of Convertible Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.

Section 3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the greater of (a) the aggregate Accreted Liquidation Preference attributable to shares of Convertible Preferred Stock held by such Holder, subject to adjustment as provided in Section 15(a), plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (b) the product of (i) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Convertible Preferred Stock is then convertible (assuming the conversion of each share of Convertible Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (a)), multiplied by (ii) the number of shares of Common Stock or such other securities into which the shares of Convertible Preferred Stock held by such Holder are then convertible.

None of (A) the sale of all or substantially all of the property or business of the Company (other than in connection with the voluntary or involuntary liquidation, dissolution or winding-up of the Company), (B) the merger, conversion or consolidation of the Company into or with any other Person or (C) the merger, conversion or consolidation of any other Person into or with the Company, shall constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company for the purposes of the immediately preceding paragraph.

In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 3, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

Section 4. Voting Rights. (a) The Holders shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The Holders shall participate in such votes as if the shares of Convertible Preferred Stock were converted into shares of Common Stock in accordance with this Certificate of Designation as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each Holder shall have one vote for each share of Convertible Preferred Stock held by such Holder on all matters voted upon by the holders of Convertible Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.

(b) So long as any Convertible Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class, will be required (i) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Designation, (ii) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or the bylaws of the Company if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the Holders, (iii) to authorize, create, issue or increase the authorized amount of any Parity Stock or Senior Stock or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any Parity Stock or Senior Stock, (iv) to reclassify any authorized stock of the Company into any Parity Stock or Senior Stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any Parity Stock or Senior Stock, or (v) for any increase or decrease in the authorized number of shares of Convertible Preferred Stock or issuance of shares of Convertible Preferred Stock after the Issue Date. For the avoidance of doubt, no such vote shall be required for the Company to authorize, create, issue or increase the authorized amount of any Junior Stock or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any Junior Stock.

Section 5. Conversion at the Option of the Holder. (a) Each share of Convertible Preferred Stock is convertible, in whole or in part, at the option of the Holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference plus any accrued but unpaid dividends on such share from the immediately preceding Dividend Payment Date to, but excluding, the Conversion Date (as defined below) by (ii) the Conversion Price then in effect.

(b) The conversion right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificates (if any) representing shares of Convertible Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the shares of Convertible Preferred Stock represented by such certificate (if any) and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 15(f). The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” The Company will deliver shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with Section 14 hereof, in accordance with Section 6. Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) issuable upon conversion of such Holder’s Convertible Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the shares of Convertible Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (i) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) into which such shares of Convertible Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with Section 14 hereof and (ii) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible).

Section 6. Settlement upon Conversion. The Company shall satisfy its obligation to deliver shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) upon conversion of Convertible Preferred Stock by delivering to Holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) equal to the product of (a) the aggregate number of shares of Convertible Preferred Stock to be converted multiplied by (b) the Conversion Rate then in effect (provided that the Company will deliver cash in lieu of fractional shares in accordance with Section 14), as soon as practicable after the third Trading Day (but in no event later than the fifth Business Day) following the Conversion Date.

Section 7. Anti-dilution Adjustments. (a) The Conversion Price shall be subject to the following adjustments from time to time:

(i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination.

(ii) Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, that no such adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Convertible Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until such Triggering Event occurs or, if earlier, the applicable Conversion Date.

(iii) Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(iv) Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 7(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 7(a)), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 7(a) shall not be applicable.

(B) In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the Spin-off Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Conversion Price under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the close of business on the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering (if any) of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off.

(v) Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (1) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(b) Calculation of Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate; provided that any such adjustment of less than 1.0% that has not been made shall be made upon any Conversion Date. No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 7 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(c) Stockholder Rights Plans. Upon conversion of the Convertible Preferred Stock, to the extent that the Holders receive Common Stock, such Holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with Section 14, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(a)(ii) or Section 7(a)(iv); provided that the Company has provided for the Holders to receive such rights upon conversion; provided, further, that the Holders shall not be permitted to receive such rights to the extent that any of the Holders or their respective Affiliates is the “Acquiring Person” under such stockholder rights plan.

(d) Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (i) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(e) Reversal of Adjustment. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(f) Exceptions to Adjustment. Notwithstanding the foregoing, the applicable Conversion Price shall not be adjusted:

(i)   upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(ii)  upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iv) in connection with (A) the issuance of the Convertible Preferred Stock or the Warrants to the Holders or their Affiliates pursuant to the terms of the Investment Agreement, (B) the issuance of shares of Common Stock to the Holders upon the exercise of the Warrants or the conversion of the Convertible Preferred Stock, or (C) any other transactions contemplated by and consummated in accordance with the Investment Agreement (including the Cash Dividend (as defined in the Investment Agreement) and the reverse stock split of the Common Stock that became effective prior to the Issue Date (the “Reverse Stock Split”));

(v) for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid dividends on the Convertible Preferred Stock.

Section 8. Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value and other than the Reverse Stock Split), or any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Convertible Preferred Stock, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock, and, prior to or at the effective time of such Transaction, the Company or the successor or purchasing person, as the case may be, shall (and the Company shall cause such successor or purchasing person to) execute with the Holders an amendment to this Certificate of Designation providing for such change in the right to convert the shares of Convertible Preferred Stock. In the event that at any time, as a result of an adjustment made pursuant to this Certificate of Designation, the Holders shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Certificate of Designation.

Section 9. Consolidation, Merger and Sale of Assets. (a) The Company, without the consent of the Holders (but subject, for avoidance of doubt, to the right of the Holders to vote on any such transaction in accordance with the first two sentences of Section 4(a)), may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Convertible Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Convertible Preferred Stock had immediately prior to such transaction; and (iii) the Company delivers to the Transfer Agent an Officer’s Certificate and an Opinion of Counsel, acceptable to the Transfer Agent, stating that such transaction complies with this Certificate of Designation.

(b) Upon any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 9(a), the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Convertible Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preferred Stock.

Section 10. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at Five American Lane, Greenwich, CT 06831 (Attention: Chief Executive Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 11. Transfer of Securities. (a) The shares of Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (collectively, the “Securities”) have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws. The Securities will have the benefit of certain registration rights under the Securities Act pursuant to a Registration Rights Agreement entered into by the Company and the Holders on the Issue Date, a copy of which may be obtained from the Company by writing to it at [NEXTCO], Five American Lane, Greenwich, CT 06831, Attention: Chief Executive Officer.

(b) Except in connection with a registration statement relating to the Securities, if shares of Convertible Preferred Stock are delivered upon the transfer, exchange or replacement of shares of Convertible Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of Convertible Preferred Stock, the shares of Convertible Preferred Stock so issued shall bear the Restricted Stock Legend and the Restricted Stock Legend shall not be removed unless there is delivered to the Company and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that such shares of Convertible Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Company, shall countersign and deliver shares or otherwise provide evidence of Convertible Preferred Stock that do not bear the Restricted Stock Legend.

(c) Shares of Common Stock issued upon a conversion of the shares of Convertible Preferred Stock bearing the Restricted Stock Legend, prior to the first anniversary of the Issue Date, shall be in book-entry form and bear a restricted common stock legend that corresponds to the Restricted Stock Legend.

Section 12. Tax Treatment. The Company and the Holders agree that (i) it is intended that the Convertible Preferred Stock not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor any Holder shall treat the Convertible Preferred Stock as such for U.S. federal income tax or withholding tax purposes or otherwise take any position inconsistent with such treatment on any tax return, in any tax audit, investigation, examination, claim, suit, inquiry or other proceeding or otherwise.

Section 13. Definitions. (a) “Accretion Amount” per share of Convertible Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 9.00% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to Section 2(a), (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid in cash on the Dividend Payment Date.

(b) “Accreted Liquidation Preference” per share of Convertible Preferred Stock means, as of any date, the Initial Liquidation Preference increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.

(c) “Board of Directors” has the meaning set forth in the first paragraph of this Certificate of Designation.

(d) “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(e) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.

(f) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(g) “Certificate of Incorporation” has the meaning set forth in the first paragraph of this Certificate of Designation.

(h) “Closing Sale Price” of a security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the over-the-counter “Pink Sheets” market or, if the security is listed on a national securities exchange, the principal national securities exchange on which the security is traded. In the absence of such a quotation, the Closing Sale Price of the security will be an amount determined in good faith by the Board of Directors to be the fair market value of such security, and such determination shall be conclusive.

(i) “Code” has the meaning set forth in Section 12.

(j) “Common Stock” has the meaning set forth in Section 1.

(k) “Company” has the meaning set forth in the first paragraph of this Certificate of Designation.

(l) “Conversion Date” has the meaning set forth in Section 5(b).

(m) “Conversion Price” shall initially equal $4.566 per share of Common Stock, and shall be subject to adjustment as set forth in Section 7. For the avoidance of doubt, the Conversion Price takes into account the 4.1744380:1 reverse stock split of the Common Stock that became effective on [●]6.

(n) “Conversion Rate” has the meaning set forth in Section 5(a).

(o) “Convertible Preferred Stock” has the meaning set forth in the first paragraph of this Certificate of Designation.

6           To be the date that is two days prior to the closing of the Equity Investment.

(p) “DGCL” has the meaning set forth in the first paragraph of this Certificate of Designation.

(q) “Dividend Payment Date” has the meaning set forth in Section 2(a).

(r) “Dividend Record Date” has the meaning set forth in Section 2(a).

(s) “Expiration Time” has the meaning set forth in Section 7(a)(v).

(t) “Holder” means the Person in whose name a share of Convertible Preferred Stock is registered, in such Person’s capacity as a holder of such share of Convertible Preferred Stock.

(u) “including” means “including, without limitation.”

(v) “Initial Liquidation Preference” has the meaning set forth in the first paragraph of this Certificate of Designation.

(w) “Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.

(x) “Investment Agreement” means the Investment Agreement, dated as of November 8, 2026, by and among the Company and Jacobs Private Equity II, LLC.

(y) “Issue Date” has the meaning set forth in Section 1.

(z) “Junior Stock” has the meaning set forth in Section 1.

(aa) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation; provided that, solely for purposes of Section 7(a)(iv)(B), the Market Value means the average of the daily Closing Sale Price of the Common Stock for the first 10 consecutive Trading Days after the effective date of the Spin-off (provided, further, that if an Initial Public Offering of the securities being distributed in the Spin-off is to be effected simultaneously with the Spin-off, the Market Value of the Common Stock means the Closing Sale Price of the Common Stock on the Trading Day on which the Initial Public Offering price of the securities being distributed in the Spin-off is determined). For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

(bb) “Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

(cc) “Officer’s Certificate” means a certificate signed by two Officers.

(dd) “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

(ee) “Optional Conversion” has the meaning set forth in Section 5(a).

(ff) “Parity Stock” has the meaning set forth in Section 1.

(gg) “Paydown Amount” has the meaning set forth in Section 2(c).

(hh) “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.

(ii) “Purchased Shares” has the meaning set forth in Section 7(a)(v).

(jj) “Restricted Stock Legend” means a legend to the following effect:

“The securities represented by this instrument and the securities issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be transferred, sold or otherwise disposed of except pursuant to a registration statement relating thereto in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.”

(kk) “Securities” has the meaning set forth in Section 11(a).

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Senior Stock” has the meaning set forth in Section 1.

(nn) “Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.

(oo) “Spin-off Market Value” means (a) in the case of securities to be distributed to the holders of the Common Stock in connection with a Spin-off that is not effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-off and where such securities are listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a U.S. national securities exchange, the average of the Closing Sale Price of those securities over the first 10 consecutive Trading Days after the effective date of the Spin-off, (b) in the case of securities being distributed in any Spin-off that is effected simultaneously with an Initial Public Offering, the Initial Public Offering price and (c) in the case of securities being distributed in any Spin-off not involving any Initial Public Offering of such securities and where such securities are not and will not be listed or quoted on a U.S. national securities exchange, the fair market value (on a per share basis) of such securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).

(pp) “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(qq) “Trading Day” means a day during which trading in securities generally occurs on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded.

(rr) “Transaction” has the meaning set forth in Section 8.

(ss) “Transfer Agent” means Equiniti Trust Company, LLC unless and until a successor is selected by the Company, and then such successor.

(tt) “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.

(uu) “Warrants” has the meaning set forth in the Investment Agreement.

Section 14. Fractional Shares. No fractional shares of Common Stock shall be issued to Holders. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Convertible Preferred Stock surrendered by a Holder upon a conversion, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Sale Price of the Common Stock on the Trading Day next preceding the date of conversion.

Section 15. Miscellaneous. (a) The Accreted Liquidation Preference and the annual dividend rate and accretion rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(b) For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(c) If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price for the Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(d) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted. For purposes of this Section 15(d), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(e) The Company covenants that any shares of Common Stock issued upon conversion of the Convertible Preferred Stock shall be duly and validly issued and fully paid and nonassessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, except for transfer restrictions imposed by applicable securities laws.

(f) The Company shall pay all transfer, stamp, documentary, issue and other similar taxes due with respect to the issuance or delivery of shares of the Convertible Preferred Stock or shares of the Common Stock or other securities or property upon conversion of the Convertible Preferred Stock.

(g) The Convertible Preferred Stock is not redeemable.

(h) The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(i) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(j) Convertible Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders.

(k) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Convertible Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

(l) Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Certificate of Incorporation.

(m) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(n) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(o) Shares of Convertible Preferred Stock that (i) have not been issued on or before the Issue Date or (ii) have been issued and reacquired in any manner, including shares of Convertible Preferred Stock purchased or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

(p) If any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed on this ___ day of ___________, 20__.

[NEXTCO]

By:
Name: [●]
Title: [●]

EXHIBIT B

The securities represented by this instrument and the securities issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be transferred, sold or otherwise disposed of except pursuant to a registration statement relating thereto in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

FORM OF WARRANTS TO PURCHASE COMMON STOCK OF
[NEXTCO]

No. [●] Certificate for [●] Warrants1

This Warrant Certificate (“Warrant Certificate”) certifies that [INSERT NAME OF HOLDER], or registered assigns, is the registered holder of the number of Warrants set forth above. Each warrant represented hereby (a “Warrant”) entitles the holder thereof (the “Holder”), subject to the provisions contained herein, to purchase from [NEXTCO], a Delaware corporation (the “Company”), one share of the Company’s common stock, par value $0.00001 per share (“Company Common Stock”), subject to adjustment upon the occurrence of certain events specified herein, at the exercise price of [●]2 [●]3 [●]4 per share (the “Exercise Price”), subject to adjustment upon the occurrence of certain events specified herein.

This Warrant Certificate is issued under and in accordance with the Investment Agreement, dated as of November 8, 2026 (the “Investment Agreement”), by and among Jacobs Private Equity II, LLC, the other Investors party thereto and the Company, and is subject to the terms and provisions contained in the Investment Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement.

ARTICLE I

Exercise Price; Exercise of Warrants and Expiration of Warrants

SECTION 1.01 Exercise Price. This Warrant Certificate shall entitle the Holder hereof, subject to the provisions of this Warrant Certificate, to purchase one share of Company Common Stock for each Warrant represented hereby, at the Exercise Price, in each case subject to all adjustments made on or prior to the date of exercise thereof as herein provided.

SECTION 1.02 Exercise of Warrants. The Warrants shall be exercisable in whole or in part from time to time on any Business Day beginning on the Issuance Date and ending on the Expiration Date in the manner provided for herein.

1      Total number of warrants to be equal (subject to the immediately following sentence) to the number of shares of Common Stock that the Investors would be entitled to receive if the Investors converted all of their respective shares of Preferred Stock immediately following the closing. Warrants to be apportioned among the Investors in accordance with Schedule I to the Investment Agreement. For each Investor, three Warrant certificates will be issued, one certificate for 50% of such Investor’s Warrants, one certificate for 25% of such Investor’s Warrants and one certificate for 25% of such Investor’s Warrants, with each certificate providing for different Exercise Prices as specified below.

2      Exercise Price of $4.566 to be applicable for 50% of the Warrants.

3      Exercise Price of $6.849 to be applicable for 25% of the Warrants.

4      Exercise Price of $13.698 to be applicable for 25% of the Warrants.

SECTION 1.03 Expiration of Warrants. Any unexercised Warrants shall expire and the rights of the Holder of such Warrants to purchase Company Common Stock shall terminate at the close of business on the Expiration Date.

SECTION 1.04 Method of Exercise; Payment of Exercise Price.

(a) In order to exercise a Warrant, the Holder hereof must (i) surrender this Warrant Certificate to the Company, with the Exercise Subscription Form attached hereto as Annex I duly completed and executed, and (ii) unless the cashless exercise procedure specified in Section 1.04(d) below is specified in the applicable Exercise Subscription Form, pay in full the Exercise Price then in effect for the shares of Company Common Stock as to which this Warrant Certificate is submitted for exercise in the manner provided in paragraph (b) of this Section 1.04.

(b) Simultaneously with the exercise of each Warrant, payment in full of the Exercise Price shall be delivered to the Company, unless the cashless exercise procedure specified in Section 1.04(d) below is specified in the applicable Exercise Subscription Form. Such payment (if applicable) shall be made in cash, by bank wire transfer in immediately available funds to an account designated by the Company.

(c) If fewer than all the Warrants represented by this Warrant Certificate are surrendered, this Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not surrendered shall promptly be executed and delivered to the Person or Persons as may be directed in writing by the Holder (subject to the terms hereof), and the Company shall register any new Warrant Certificate in the name of such Person or Persons. Any new Warrant Certificate shall be executed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any Officer of the Company whose signature shall have been placed upon any Warrant Certificate shall cease to be such Officer of the Company before issue and delivery thereof, such Warrant Certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such Officer of the Company.

(d) Notwithstanding anything contained herein to the contrary, each Warrant may be exercised, in whole or in part, at any time or times on or after the Issuance Date and on or before the Expiration Date at the election of the Holder (in such Holder’s sole discretion) by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of shares of Company Common Stock equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:

(A) = the Closing Sale Price of a share of Company Common Stock on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Exercise Subscription Form;

(B) = the Exercise Price, as adjusted hereunder; and

(X) = the number of shares of Company Common Stock that would be issuable upon exercise of such Warrant in accordance with the terms of this Warrant Certificate if such exercise were by means of a cash exercise rather than a cashless exercise.

(e) Upon surrender of this Warrant Certificate in accordance with the foregoing provisions, the Company shall instruct the Transfer Agent to transfer to the Holder appropriate evidence of ownership of any shares of Company Common Stock or other securities or property (including cash) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder (subject to the terms hereof), and shall deliver such evidence of ownership and any other securities or property (including cash) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 2.03. Upon payment of the Exercise Price therefor (or in accordance with the cashless exercise procedure specified in Section 1.04(d)), the Holder (or its designee) shall be deemed to own and have all of the rights associated with any Company Common Stock or other securities or property (including cash) to which it is entitled pursuant to this Warrant Certificate upon the surrender of this Warrant Certificate in accordance with the terms of this Warrant Certificate.

SECTION 1.05 Compliance with the Securities Act.

(a) No Warrants or shares of Company Common Stock issued upon exercise thereof may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a “Sale”), except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws. The Warrants and the shares of Company Common Stock issuable upon exercise of the Warrants will have the benefit of certain registration rights under the Securities Act pursuant to a Registration Rights Agreement entered into by the Company on the Issuance Date.

(b) Shares of Company Common Stock issued upon exercise of Warrants under a Warrant Certificate while such Warrant Certificate bears the legend set forth on the first page of this Warrant Certificate as of the Issuance Date shall, subject to Section 6.04, be in book-entry form and bear the following legend:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be transferred, sold or otherwise disposed of except pursuant to a registration statement relating thereto in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

ARTICLE II

Adjustments; Changes upon Certain Other Transactions

SECTION 2.01 Anti-dilution Adjustments.

(a) The number of shares issuable upon exercise of the Warrants and the Exercise Price shall be subject to the following adjustments from time to time:

(i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Company Common Stock in Company Common Stock, the number of shares of Company Common Stock issuable upon exercise of each Warrant, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or distribution, shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Warrant been exercised immediately prior to the date fixed for such determination; and, in the event of any such adjustment, the Exercise Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the date fixed for such determination.

(ii) Stock Purchase Rights. In case the Company shall issue to all holders of Company Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Company Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Company Common Stock less than the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Company Common Stock issuable upon the exercise of each Warrant shall be adjusted by multiplying the number of shares of Company Common Stock issuable upon exercise of each Warrant, as in effect at the opening of business on the day following the date fixed for such determination, by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustments shall be made if the Holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then no such adjustments shall be made until such Triggering Event occurs or, if earlier, the applicable date of exercise.

(iii) Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Company Common Stock shall be subdivided, split or reclassified into a greater number of shares of Company Common Stock, then the number of shares of Company Common Stock issuable upon exercise of each Warrant in effect at the opening of business on the day following the date upon which such subdivision, split or reclassification becomes effective shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or would have been entitled to receive had such Warrant been exercised immediately prior to such subdivision, split or reclassification becoming effective; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced. Conversely, in case outstanding shares of Company Common Stock shall be combined or reclassified into a smaller number of shares of Company Common Stock, then the number of shares of Company Common Stock issuable upon exercise of each Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or would have been entitled to receive had such Warrant been exercised immediately prior to such combination or reclassification becoming effective; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be proportionately increased. Such adjustments shall become effective immediately after the opening of business on the day following the date upon which such subdivision, split, reclassification or combination becomes effective.

(iv) Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of Company Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 2.01(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 2.01(a)), then the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the record date fixed for the determination of stockholders of the Company entitled to receive such distribution shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Warrant immediately prior to the date fixed for such determination by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Company Common Stock and the denominator of which shall be the Market Value on the date fixed for such determination; and, in the event of any such adjustment, the Exercise Price shall be reduced by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of Company Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 2.01(a)(iv) shall not be applicable.

(B) In the case of a Spin-off, the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the record date fixed for determination of stockholders of the Company entitled to receive such distribution shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the Spin-off Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Company Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the Exercise Price in effect immediately prior to the close of business on the date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Exercise Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the Spin-off Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Company Common Stock. Any adjustments under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the close of business on the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering (if any) of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off.

(v) Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Company Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) per share of Company Common Stock that exceeds the Closing Sale Price of the Company Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon exercise of each Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (1) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time and (2) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the Exercise Price shall be reduced by multiplying the Exercise Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time and (2) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (1) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(b) Calculation of Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 2.01 need be made to the number of shares issuable upon exercise of a Warrant or the Exercise Price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Warrants or the Exercise Price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Warrant or the Exercise Price immediately prior to the making of such adjustment; provided that any such adjustment of less than 1.0% that has not been made shall be made upon any exercise of the Warrants. No adjustment to the Exercise Price under this Section 2.01 shall be made if such adjustment will result in an Exercise Price that is less than the par value of the Company Common Stock. All adjustments to the number of shares issuable upon exercise of the Warrants or the Exercise Price shall be calculated to the nearest 1/10,000th of a share of Company Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be. For the avoidance of doubt, if an event occurs that would trigger an adjustment pursuant to this Section 2.01 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 2.01 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(c) Stockholder Rights Plans. Upon exercise of the Warrants, to the extent that the Holder receives Company Common Stock, the Holder shall receive, in addition to the shares of Company Common Stock and any cash for fractional shares in accordance with Section 2.03, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Company Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Warrants or the Exercise Price pursuant to Section 2.01(a)(ii) or Section 2.01(a)(iv), provided that the Company has provided for the Holder to receive such rights upon exercise; provided, further, that the Holders shall not be permitted to receive such rights to the extent that any of the Holders or their respective Affiliates is the “Acquiring Person” under such stockholder rights plan.

(d) Reversal of Adjustment. If the Company shall take a record of the holders of Company Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Warrants or the Exercise Price then in effect shall be required by reason of the taking of such record.

(e) Exceptions to Adjustment. Notwithstanding the foregoing, the applicable number of shares issuable upon exercise of the Warrants and the Exercise Price shall not be adjusted:

(i) upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Company Common Stock under any such plan;

(ii) upon the issuance of any shares of Company Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Company Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issuance Date;

(iv) in connection with (A) the issuance of the Warrants or the Preferred Stock to the Holders or their Affiliates pursuant to the terms of the Investment Agreement, (B) the issuance of shares of Company Common Stock to the Holders upon the exercise of the Warrants or the conversion of the Preferred Stock, or (C) any other transactions contemplated by and consummated in accordance with the Investment Agreement (including the Cash Dividend (as defined in the Investment Agreement) and the reverse stock split of the Company Common Stock that became effective prior to the Issuance Date (the “Reverse Stock Split”));

(v) for a change in the par value of the Company Common Stock; or

(vi) for accrued and unpaid dividends on the Preferred Stock.

SECTION 2.02 Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Company Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value and other than the Reverse Stock Split), or any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Company Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Warrants, the Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Company Common Stock issuable upon exercise of the Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Company Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Company Common Stock; provided, however, if any portion of the consideration receivable by the Holder in the Transaction is not payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Holder properly exercises the Warrants within thirty (30) days following the public disclosure of the consummation of such Transaction by the Company pursuant to a Current Report on Form 8-K filed with the Securities and Exchange Commission, the Exercise Price of each Warrant shall be reduced by an amount (in dollars) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below); provided, further, that in no event shall the Exercise Price be reduced pursuant to this Section 2.02 to less than the par value per share of the Company Common Stock issuable upon exercise of such Warrant. The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable Transaction based on the Black-Scholes Warrant Model for an uncapped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Company Common Stock shall be the volume weighted average price of the Company Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable Transaction; (2) the assumed volatility shall be the 90-day volatility obtained from the “HVT” function on Bloomberg (or, if not available, a comparable source) as of the Trading Day immediately preceding the date of the public announcement of the applicable Transaction; (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrants as of the date of consummation of such Transaction; (4) the assumed dividend rate shall be zero; and (5) the exercise price used shall be the Exercise Price as of the date of consummation of such Transaction (prior to giving effect to the adjustment described in this Section 2.02). “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Company Common Stock consists exclusively of cash, the amount of such cash per share of Company Common Stock, and (ii) in all other cases, the volume weighted average price of the Company Common Stock as reported during the ten (10) consecutive Trading Day period ending on the Trading Day immediately prior to the effective date of the applicable Transaction.

Prior to or at the effective time of a Transaction, the Company or the successor or purchasing person, as the case may be, shall (and the Company shall cause such successor or purchasing person to) execute with the Holder an amendment to this Warrant Certificate providing for such change in the rights to exercise the Warrants and, if applicable, for the successor to expressly assume all of the obligations of the Company under this Warrant Certificate. In the event that at any time, as a result of an adjustment made pursuant to this Warrant Certificate, the Holder shall become entitled upon exercise to any securities other than, or in addition to, shares of Company Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the Exercise Price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Company Common Stock set forth in this Warrant Certificate.

SECTION 2.03 Fractional Shares. No fractional shares of Company Common Stock shall be issued to the Holder upon exercise of any Warrant. In lieu of any fraction of a share of Company Common Stock that would otherwise be issuable upon exercise of the aggregate number of Warrants exercised by the Holder, the Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Sale Price of a share of Company Common Stock on the Trading Day next preceding the date of exercise.

SECTION 2.04 Notice of Adjustment. Whenever the number of shares of Company Common Stock or other stock or property issuable upon the exercise of each Warrant or the Exercise Price is adjusted, as herein provided, the Company shall (a) compute such adjustment in accordance with this Article II and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (b) as soon as practicable following the occurrence of an event that requires an adjustment pursuant to this Article II (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the holders of Warrants (including the Holder) of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.

ARTICLE III

Warrant Transfer Books

SECTION 3.01 Warrant Transfer Books.

(a) The Company shall keep at its principal place of business a register in which the Company shall provide for the registration of Warrant Certificates and of any exchanges of Warrant Certificates as herein provided.

(b) At the option of the Holder, Warrant Certificates may be exchanged at such office and upon payment of the charges hereinafter provided. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute and deliver the Warrant Certificates that the Holder is entitled to receive.

(c) All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits, as the Warrant Certificates surrendered for such registration of transfer or exchange.

(d) Every Warrant Certificate surrendered for registration of exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Holder or his attorney duly authorized in writing.

(e) No service charge shall be payable by the Holder for any registration of transfer or exchange of this Warrant Certificate, and the Company shall pay any taxes or other governmental charges that may be imposed in connection with any registration of exchange of Warrant Certificates.

(f) This Warrant Certificate when duly endorsed in blank shall be deemed negotiable and when this Warrant Certificate shall have been so endorsed, the Holder hereof may be treated by the Company and all other Persons dealing therewith as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby.

ARTICLE IV

Voting

SECTION 4.01 No Voting Rights. Prior to the exercise of the Warrants, the Holder, in its capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.

ARTICLE V

Covenants

SECTION 5.01 Reservation of Company Common Stock for Issuance on Exercise of Warrants. The Company covenants that it will at all times reserve and keep available, free from preemptive rights and solely for the purpose of issue upon exercise of the Warrants as herein provided, out of its authorized but unissued Company Common Stock, such number of shares of Company Common Stock as shall then be issuable upon the exercise of all Warrants issuable hereunder and all other Warrant Certificates. The Company covenants that all shares of Company Common Stock issuable upon exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

SECTION 5.02 Notice of Dividends. At any time when the Company declares any dividend or other distribution on the Company Common Stock, it shall give notice to the holders of all the then outstanding Warrants (including the Holder) of any such declaration not less than 15 days prior to the related record date for such dividend or distribution.

SECTION 5.03 HSR Act Compliance. If the Holder determines that a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), is required in connection with the exercise of the Warrants represented by this Warrant Certificate, the Company shall reasonably cooperate with the Holder by (a) promptly effecting all necessary notifications and other filings under the HSR Act that are required to be made by the Company and (b) responding as promptly as reasonably practicable to all inquiries or requests received from the United States Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other governmental authority in connection with such notifications and other filings. For the avoidance of doubt, nothing in this Section 5.03 shall require that the Company or any of its Subsidiaries commit to any divestiture, license or hold separate or similar arrangement with respect to the business, assets or properties of the Company or any of its Subsidiaries. Any such notifications and responses by the Company will be in full compliance with the requirements of the HSR Act. The Company shall, to the extent legally permissible, keep the Holder reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or such other governmental authority. The Company shall pay the filing fees in connection with the above filings, and shall otherwise each bear its costs and expenses in connection with the preparation of such filings and responses to inquires or requests.

SECTION 5.04 Certain Other Events. If any event occurs as to which the provisions of Article II are not strictly applicable or, if strictly applicable, would not fairly protect the rights of the holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith judgment of the Board, to protect such purchase rights as aforesaid; provided that no adjustments shall be made pursuant to this Section 5.04 if such adjustment would adversely affect the Holder.

ARTICLE VI

Miscellaneous

SECTION 6.01 Tax Matters. The Company shall pay all transfer, stamp, documentary, issue and other similar taxes due with respect to the issuance or delivery of the Warrants or shares of Company Common Stock or other securities or property upon exercise of the Warrants.

SECTION 6.02 Surrender of Warrant Certificate. This Warrant Certificate, if surrendered for exercise or purchase, shall be promptly canceled by the Company and shall not be reissued by the Company. The Company shall destroy such canceled Warrant Certificate.

SECTION 6.03 Mutilated, Destroyed, Lost or Stolen Warrant Certificate.

(a) If (i) this Warrant Certificate is mutilated and surrendered to the Company or (ii) the Company receives evidence to its satisfaction of the destruction, loss or theft of this Warrant Certificate, and there is delivered to the Company such appropriate affidavit of loss, applicable processing fee and indemnity as may be reasonably required by the Company to save it harmless, then, in the absence of notice to the Company that this Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and deliver, in exchange for this Warrant Certificate if mutilated or in lieu of this Warrant Certificate if destroyed, lost or stolen, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants.

(b) Upon the issuance of any new Warrant Certificate under this Section 6.03, the Company shall pay any taxes or other governmental charges that may be imposed in relation thereto and other expenses in connection therewith.

(c) Every new Warrant Certificate executed and delivered pursuant to this Section 6.03 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone.

(d) The provisions of this Section 6.03 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of a mutilated, destroyed, lost or stolen Warrant Certificate.

SECTION 6.04 Removal of Legends.

(a) In the event (i) the transfer of the Warrants or the shares of Company Common Stock issued upon exercise of the Warrants is registered under the Securities Act or (ii) there is delivered to the Company such satisfactory evidence, which may include an Opinion of Counsel, as may be reasonably required by the Company, that such Warrants or shares are not “restricted securities” within the meaning of Rule 144 under the Securities Act, the Company shall, or shall direct the Transfer Agent to, and the Transfer Agent shall, upon surrender by the Holder of this Warrant Certificate or certificates evidencing such shares of Company Common Stock, as applicable, to the Company or the Transfer Agent, exchange such certificates for certificates without the legend set forth on the first page of this Warrant Certificate as of the Issuance Date or referred to in Section 1.05(b), as applicable.

(b) In order to effect a Sale of Warrants or shares of Company Common Stock issued upon exercise of the Warrants (other than pursuant to an effective registration statement under the Securities Act), the Holder shall (i) give written notice to the Company of its intention to effect such Sale, which notice shall describe the manner and circumstances of the proposed transaction in reasonable detail and shall include a certification by the Holder to the effect that such proposed Sale may be effected without registration under the Securities Act or under applicable state securities laws, and (ii) provide such additional certifications of the Holder or its transferee or Opinions of Counsel (which shall be reasonably satisfactory to the Company) as the Company may reasonably request solely in order to confirm the availability of the applicable exemption from the registration requirements of applicable securities laws. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with any transfer of Warrants or shares of Company Common Stock issued upon exercise thereof by the Holder to an Affiliate of the Holder.

SECTION 6.05 Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, by private courier service, or by electronic mail (with confirmation of transmission) addressed: (i) if to the Company, to its office at Five American Lane, Greenwich, CT 06831 (Attention: Chief Executive Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given. Notices sent by electronic mail shall be deemed to have been given upon transmission (or, if transmitted after 5:00 p.m. Eastern Time or on a day that is not a Business Day, on the next Business Day).

SECTION 6.06 Applicable Law. This Warrant Certificate and each Warrant represented hereby and all rights arising hereunder shall be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 6.07 Persons Benefiting. This Warrant Certificate shall be binding upon and inure to the benefit of the Company and its successors, assigns, beneficiaries, executors and administrators, and the Holder from time to time of the Warrants represented hereby. Except as otherwise expressly provided herein, nothing in this Warrant Certificate is intended or shall be construed to confer upon any Person, other than the Company and the Holder from time to time of the Warrants represented hereby, any right, remedy or claim under or by reason of this Warrant Certificate or any part hereof.

SECTION 6.08 Supplements or Amendments. This Warrant Certificate may not be supplemented or amended without the written approval of both the Holder and the Company.

SECTION 6.09 Headings. The descriptive headings of the several Articles and Sections of this Warrant Certificate are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 6.10 Copies of Agreements. Copies of the Investment Agreement and the Registration Rights Agreement referred to herein are on file at the principal place of business of the Company and may be obtained by writing to the Company at the address set forth in Section 6.05.

ARTICLE VII

Definitions.

As used in this Warrant Certificate, the following terms shall have the following meanings:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Board” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

The “Closing Sale Price” of a security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal national securities exchange on which the security is listed or, if the security is not listed on a national securities exchange, the OTC Markets. In the absence of such a quotation, the Closing Sale Price of the security will be an amount determined in good faith by the Board to be the fair market value of such security, and such determination shall be conclusive.

“Company” has the meaning set forth in the introduction to this Warrant Certificate, and its successors and assigns.

“Company Common Stock” has the meaning set forth in the introduction to this Warrant Certificate.

“DOJ” has the meaning set forth in Section 5.03.

“Exercise Price” has the meaning set forth in the introduction to this Warrant Certificate.

“Expiration Date” means the tenth anniversary of the Issuance Date.

“Expiration Time” has the meaning set forth in Section 2.01(a)(v).

“FTC” has the meaning set forth in Section 5.03.

“Holder” means the initial Holder of this Warrant Certificate and any permitted assignee or transferee thereof, in such Person’s capacity as a holder of Warrants.

“HSR Act” has the meaning set forth in Section 5.03.

“including” means “including, without limitation.”

“Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.

“Investment Agreement” has the meaning set forth in the introduction to this Warrant Certificate.

“Issuance Date” means [●].

“Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Company Common Stock for a five consecutive Trading Day period preceding the earlier of (a) the day preceding the date of determination and (b) the day before the “ex date” with respect to the issuance or distribution requiring such computation; provided that, solely for purposes of Section 2.01(a)(iv)(B), the Market Value means the average of the daily Closing Sale Price of the Company Common Stock for the first 10 consecutive Trading Days after the effective date of the Spin-off (provided, further, that if an Initial Public Offering of the securities being distributed in the Spin-off is to be effected simultaneously with the Spin-off, the Market Value of the Company Common Stock means the Closing Sale Price of the Company Common Stock on the Trading Day on which the Initial Public Offering price of the securities being distributed in the Spin-off is determined). For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Company Common Stock trades, regular way, on the principal national securities exchange on which the Company Common Stock is listed or, if the Company Common Stock is not listed on a national securities exchange, the OTC Markets at that time, without the right to receive the issuance or distribution.

“Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

5      To be the Closing Date of the Equity Investment.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.

“Preferred Stock” has the meaning set forth in the Investment Agreement.

“Purchased Shares” has the meaning set forth in Section 2.01(a)(v).

“Sale” has the meaning set forth in Section 1.05(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.

“Spin-off Market Value” means (a) in the case of securities to be distributed to the holders of the Company Common Stock in connection with a Spin-off that is not effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-off and where such securities are listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a U.S. national securities exchange, the average of the Closing Sale Price of those securities over the first 10 consecutive Trading Days after the effective date of the Spin-off, (b) in the case of securities being distributed in any Spin-off that is effected simultaneously with an Initial Public Offering, the Initial Public Offering price and (c) in the case of securities being distributed in any Spin-off not involving any Initial Public Offering of such securities and where such securities are not and will not be listed or quoted on a U.S. national securities exchange, the fair market value (on a per share basis) of such securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).

“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Trading Day” means a day during which trading in securities generally occurs on the principal national securities exchange on which the Company Common Stock is listed or, if the Company Common Stock is not listed on a national securities exchange, the OTC Markets.

“Transaction” has the meaning set forth in Section 2.02.

“Transfer Agent” means Equiniti Trust Company, LLC unless and until a successor is selected by the Company, and then such successor.

“Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.

“Warrants” has the meaning set forth in the introduction to this Warrant Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed on this ___ day of ___________, 20__.

[NEXTCO]

By:
Name: Title:

ANNEX I

EXERCISE SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

To: [NEXTCO] (the “Company”)

The undersigned irrevocably exercises the Warrants represented by the Warrant Certificate for the purchase of one share (subject to adjustment in accordance with the Warrant Certificate) of Company Common Stock, par value $0.00001 per share, for each such Warrant.

The undersigned:

☐ herewith makes payment of $_______ (such payment being by bank wire transfer in immediately available funds), all at the Exercise Price and on the terms and conditions specified in the Warrant Certificate.

☐ hereby elects the cancellation of such number of shares of Company Common Stock as is necessary, in accordance with the formula set forth in Section 1.04(d) of the Warrant Certificate, to exercise this Warrant with respect to the number of shares of Company Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 1.04(d) of the Warrant Certificate.

The undersigned surrenders this Warrant Certificate and all right, title and interest therein to the Company and directs that the shares of Company Common Stock deliverable upon the exercise of such Warrants be registered in the name and delivered at the address specified below.

Date:

(Signature of Owner)*

(Street Address)

(City) (State) (Zip Code)

Securities to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

*           The signature must correspond with the name as written upon the face of the Warrant Certificate in every particular, without alteration or any change whatsoever.

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

among

[NEXTCO],

JACOBS PRIVATE EQUITY II, LLC

AND

THE OTHER HOLDERS PARTY HERETO

DATED [●]

i

Section 8.8	Adjustments	22
Section 8.9	Entire Agreement	22
Section 8.10	Counterparts; Facsimile or .pdf Signature	22
Section 8.11	Amendment	22
Section 8.12	Extensions; Waivers	22
Section 8.13	Further Assurances	23
Section 8.14	No Third-Party Beneficiaries	23
Section 8.15	Opt-Out Requests	23
Section 8.16	Interpretation; Construction	23

ii

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and among [NEXTCO], a Delaware corporation (together with any successor entity thereto, the “Company”), JACOBS PRIVATE EQUITY II, LLC, a Delaware limited liability company (the “Principal Investor”) and each of the other Holders (as defined below) that are parties hereto from time to time.

WHEREAS, this Agreement is entered into in connection with that certain Investment Agreement, dated as of November 8, 2026 (the “Investment Agreement”), by and among the Principal Investor, each of the other Holders party thereto and the Company, pursuant to which the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1    Definitions. As used herein, the following terms shall have the following respective meanings:

“Agreement” shall have the meaning ascribed to it in the introductory paragraph.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined in Rule 405 (or successor rule) promulgated under the Securities Act.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Holder, such Holder shall be deemed to have beneficial ownership of all securities that such Holder has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Commission” shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Stock” shall mean, collectively, the Company’s common stock, par value $0.00001 per share, any additional security paid, issued or distributed in respect of any such shares by way of a dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock or additional securities shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

“Demand Notice” shall have the meaning ascribed to it in Section 2.1(b).

“Demand Registration” shall have the meaning ascribed to it in Section 2.1(a).

“Demand Registration Statement” shall have the meaning ascribed to it in Section 2.1(c).

“Determination Date” shall have the meaning ascribed to it in Section 2.2(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority or any successor regulatory authority.

“Holders” shall mean the holders of Registrable Securities who are parties hereto (including, for the avoidance of doubt, Transferees of such Holders that acquire Registrable Securities in accordance with Section 7.1).

“Information” shall have the meaning ascribed to it in Section 4.1(i).

“Initial Notice” shall have the meaning ascribed to it in Section 3.1.

“Inspectors” shall have the meaning ascribed to it in Section 4.1(i).

“Lock-Up Period” shall have the meaning ascribed to it in Section 2.6.

“Long-Form Registration Statement” shall mean a registration statement on Form S-1 or any similar long-form registration statement, as it may be amended from time to time, or any similar successor form.

“Majority Holder” shall mean any Holder or group of Holders holding Registrable Securities constituting, in the aggregate, no less than a majority of the total number of Registrable Securities.

“Marketed Underwritten Shelf Take-Down” shall have the meaning ascribed to it in Section 2.2(c)(i).

“Non-Marketed Shelf Take-Down” shall have the meaning ascribed to it in Section 2.2(d).

“Opt-Out Request” shall have the meaning ascribed to it in Section 8.15.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning ascribed to it in Section 3.1(a).

“Piggyback Registration” shall mean any registration pursuant to Section 3.1(a).

“Preferred Stock” means the convertible perpetual preferred stock, par value $0.001 per share, of the Company, issued pursuant to the Investment Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the securities covered by such Registration Statement and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments and, in each case, all material incorporated by reference in such prospectus.

“Records” shall have the meaning ascribed to it in Section 4.1(i).

“Registrable Securities” shall mean, with respect to any Holder, at any time, the Shares, shares of Preferred Stock or Warrants held or beneficially owned by such Holder at such time or which such Holder has the right to acquire pursuant to the exercise of any option, warrant or right or the conversion or exchange of any convertible or exchangeable security held by such Holder at such time (including, for the avoidance of doubt, Shares issuable upon the conversion of the Preferred Stock or exercise of the Warrants), regardless of whether then exercisable, convertible or exchangeable; provided, however, that as to any Registrable Securities, such securities shall cease to be Registrable Securities (i) upon the sale thereof pursuant to an effective registration statement, (ii) upon the sale thereof pursuant to Rule 144 or Rule 145 under the Securities Act, (iii) when such securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without compliance with the manner of sale, volume and other limitations under such rule, (iv) when such securities cease to be outstanding or (v) if such securities shall have been otherwise Transferred and new certificates or book-entries for them not bearing a legend restricting transfer shall have been delivered by the Company and such securities may be publicly resold without registration under the Securities Act.

“Registration Statement” shall mean any Registration Statement of the Company which covers the Registrable Securities, including any preliminary Prospectus and the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits thereto and all material incorporated by reference in such Registration Statement.

“Restricted Shelf Take-Down” shall have the meaning ascribed to it in Section 2.2(c)(iii).

“Rule 144” shall mean Rule 144 under the Securities Act (or successor rule).

“Scheduled Black-Out Period” means, with respect to any fiscal quarter, the period from and including the day that is fourteen days prior to the end of such fiscal quarter to and including the later of (a) the day that is two days after the day on which the Company publicly releases its earnings for such fiscal quarter and (b) the day on which the executive officers and directors of the Company are no longer prohibited by Company policies applicable with respect to such quarterly earnings period from buying or selling equity securities of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Investors” shall mean the Holders selling Registrable Securities pursuant to a Registration Statement under this Agreement.

“Selling Investors’ Counsel” shall have the meaning set forth in Section 4.1(b).

“Shares” shall mean shares of Common Stock and shall also include any security of the Company issued in respect of or in exchange for such securities of the Company, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation or reorganization.

“Shelf Holder” shall have the meaning ascribed to it in Section 2.2(b).

“Shelf Registration” shall have the meaning ascribed to it in Section 2.2(a).

“Shelf Registration Statement” shall have the meaning ascribed to it in Section 2.2(a).

“Shelf Take-Down” shall have the meaning ascribed to it in Section 2.2(b).

“Short-Form Registration Statement” shall mean a registration statement on Form S-3 or any similar short-form registration statement, as it may be amended from time to time, or any similar successor form.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law).

“Transferee” shall mean a Person acquiring Registrable Securities pursuant to a Transfer.

“Underwritten Offering” shall mean a sale, on the Company’s or any Holder’s behalf, of Shares by the Company or a Holder to an underwriter for reoffering to the public.

“Underwritten Shelf Take-Down” shall have the meaning ascribed to it in Section 2.2(c).

“Underwritten Shelf Take-Down Notice” shall have the meaning ascribed to it in Section 2.2(c).

“Warrants” means the warrants to purchase Company Common Stock, issued pursuant to the Investment Agreement.

“Well-Known Seasoned Issuer” shall mean a “well-known seasoned issuer” as defined in Rule 405 (or successor rule) promulgated under the Securities Act.

ARTICLE II

Demand and Shelf Registration

Section 2.1     Right to Demand; Demand Notices.

(a)    Holders’ Demand for Registration. Subject to the provisions of this Article II, at any time and from time to time, the Majority Holder shall have the right to request in writing, up to a maximum of ten (10) times, that the Company register the sale under the Securities Act of all or part of the Registrable Securities beneficially owned by such Majority Holder (a “Demand Registration”).

(b)    Demand Notices. All requests made pursuant to this Section 2.1 shall be made by providing written notice to the Company (each such written notice, a “Demand Notice”), which notice shall (i) specify the aggregate number or amount and class or classes of Registrable Securities proposed to be registered by the Majority Holder providing such Demand Notice and (ii) state the intended methods of disposition in the offering (including whether or not such offering shall be an Underwritten Offering).

(c)    Demand Filing. Subject to Section 2.3, promptly (but in any event within five (5) Business Days) after receipt of any Demand Notice, the Company shall give written notice of the Demand Notice to all other Holders of Registrable Securities and otherwise comply with Section 3.1. Subject to Section 2.3, the Company shall use reasonable best efforts to file the registration statement in respect of a Demand Notice as promptly as reasonably practicable and, in any event, within 30 days, in the case of a Short-Form Registration Statement, and within 45 days, in the case of a Long-Form Registration Statement, in each case, after receiving a Demand Notice (such Registration Statement, a “Demand Registration Statement”), and shall use reasonable best efforts to cause the same to be declared effective by the Commission as promptly as reasonably practicable after such filing.

(d)    Demand Registration Form. Registrations under this Section 2.1 shall be on such appropriate registration form of the Commission that the Company is eligible to use (i) as reasonably requested by the Majority Holder and (ii) as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the Demand Notice.

(e)    Demand Withdrawal. The Majority Holder requesting a Demand Registration may withdraw all or any portion of its Registrable Securities from a Demand Registration by providing written notice to the Company at least five (5) Business Days prior to the earliest of (i) effectiveness of the applicable Registration Statement, (ii) the filing of any Registration Statement relating to such Demand Registration that includes a pricing range or (iii) the commencement of a roadshow relating to the Registration Statement for such Demand Registration. No Demand Registration shall be counted for purposes of determining the number of Demand Registrations to which the Majority Holder is entitled pursuant to Section 2.1(a) if (A) the Majority Holder withdraws all of its Registrable Securities from such Demand Registration or (B) the Majority Holder is not able to register at least 75% of the Registrable Securities requested by the Majority Holder to be included in such Demand Registration.

Section 2.2    Shelf Registration.

(a)    Filing. Notwithstanding anything contained in this Agreement to the contrary, (i) from and after such time as the Company shall have qualified for the use of a Short-Form Registration Statement, upon the written request by the Majority Holder, (A) subject to Section 2.3, promptly (but in any event within five (5) Business Days) after receipt of any such written request, the Company shall give written notice to all other Holders of Registrable Securities and otherwise comply with Section 3.1 and (B) the Company shall use its reasonable best efforts to file as promptly as reasonably practicable and in any event within 30 days with the Commission a Registration Statement, which may be an Automatic Shelf Registration Statement (a “Shelf Registration Statement”), to register the sale of all or a portion of the Registrable Securities then outstanding on a delayed or continuous basis in accordance with Rule 415 under the Securities Act (a “Shelf Registration”) and (ii) the Company shall use its reasonable best efforts to cause to be declared effective the Shelf Registration Statement as promptly as reasonably practicable after such filing. In no event shall the Company be required to file, and maintain effectiveness of, more than one Shelf Registration Statement at any one time pursuant to this Section 2.2. For the avoidance of doubt, no request for the filing of a Shelf Registration Statement pursuant to this Section 2.2(a) shall count as a Demand Registration for purposes of Section 2.1(a). The Majority Holder may request the inclusion of its Registrable Securities in an existing Shelf Registration Statement at any time or from time to time, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable.

(b)    Shelf Take-Downs. Any Holder whose Registrable Securities are included in an effective Shelf Registration Statement (a “Shelf Holder”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”), in which case the provisions of this Section 2.2 shall apply. Notwithstanding the foregoing:

(i)    any such Shelf Holder may initiate an unlimited number of Non-Marketed Shelf Take-Downs pursuant to Section 2.2(d) below;

(ii)    the Majority Holder may initiate an unlimited number of Underwritten Shelf Take-Downs (including any block trade or bought deal) pursuant to Section 2.2(c) below; provided, that (A) the Company shall not be required to effect an Underwritten Shelf Take-Down during any Scheduled Black-Out Period and (B) if the Company has previously effected an Underwritten Shelf Take-Down pursuant to this Section 2.2, the Company shall not be required to effect an additional Underwritten Shelf Take-Down pursuant to this Section 2.2 until a period of 75 days, in the case of a Marketed Underwritten Shelf Take-Down, or 30 days, in the case of a Restricted Shelf Take-Down, in each case, shall have elapsed from the date of such prior Shelf Take-Down that was an Underwritten Offering.

(c)    Underwritten Shelf Take-Downs.

(i)    Subject to Section 2.2(b), if the Majority Holder so elects in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”) and, if necessary, the Company shall use its reasonable best efforts to file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as promptly as reasonably practicable. The Majority Holder shall indicate in such Underwritten Shelf Take-Down Notice the number or amount of Registrable Securities of such Holder to be included in such Underwritten Shelf Take-Down and whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”).

(ii)    Upon delivery of an Underwritten Shelf Take-Down Notice with respect to a Marketed Underwritten Shelf Take-Down, the Company shall promptly, but in no event later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down, deliver a written notice of such Marketed Underwritten Shelf Take-Down to all other Holders with Registrable Securities under such Shelf Registration Statement and, subject to Section 2.5(b) and Section 2.7, the Company shall include in such Marketed Underwritten Shelf Take-Down all such Registrable Securities of such Holders that are registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate number of such Registrable Securities of such Holder to be offered and sold pursuant to such Marketed Underwritten Shelf Take-Down, for inclusion therein at least three (3) Business Days prior to the expected date of such Marketed Underwritten Shelf Take-Down.

(iii)    Upon delivery of an Underwritten Shelf Take-Down Notice with respect to an offering that is not a Marketed Underwritten Shelf Take-Down, including an underwritten block trade or bought deal (a “Restricted Shelf Take-Down”), at the option and written direction of the initiating Majority Holder in its sole discretion, the Company shall provide written notice of such Restricted Shelf Take-Down to all other Holders with Registrable Securities under such Shelf Registration Statement as far in advance of the commencement of such Restricted Shelf Take-Down as shall be reasonably practicable in light of the circumstances applicable to such Restricted Shelf Take-Down and specify (A) the total number or amount of Registrable Securities expected to be offered and sold in such Restricted Shelf Take-Down, (B) the expected plan of distribution of such Restricted Shelf Take-Down and (C) the action or actions required (including the timing thereof) in connection with such Restricted Shelf Take-Down with respect to the other Holders if any such Holder elects to participate in such Restricted Shelf Take-Down and, subject to Section 2.5(b) and Section 2.7, the Company shall include in such Restricted Shelf Take-Down all such Registrable Securities of such Holders that are registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate number of such Registrable Securities of such Holder to be offered and sold pursuant to such Restricted Shelf Take-Down within the time period specified by the initiating Majority Holder.

(iv)    Notwithstanding the delivery of any Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Underwritten Shelf Take-Down and as to the timing, manner, price and other terms of any Underwritten Shelf Take-Down shall be at the discretion of the Majority Holder initiating the Underwritten Shelf Take-Down.

(d)    Non-Marketed Shelf Take-Downs. If a Shelf Holder desires to effect a Shelf Take-Down that does not constitute an Underwritten Shelf Take-Down (a “Non-Marketed Shelf Take-Down”), but requires an amendment or supplement to the Shelf Registration Statement to effect such Non-Marketed Shelf Take-Down, such Shelf Holder shall so indicate in a written request delivered to the Company no later than three (3) Business Days prior to the expected date of such Non-Marketed Shelf Take-Down (or such shorter period as the Company may agree), which request shall include (i) the aggregate number or amount and class or classes of Registrable Securities expected to be offered and sold in such Non-Marketed Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Shelf Take-Down, and, if necessary, the Company shall use its reasonable best efforts to file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as promptly as reasonably practicable. If a Non-Marketed Shelf Take-Down does not require an amendment or supplement to the Shelf Registration Statement, then no such notice shall be required.

(e)    Filing for Well-Known Seasoned Issuer. The Company agrees that if any Holder beneficially owns any Registrable Securities three years after the filing of a Shelf Registration Statement that is an Automatic Shelf Registration Statement in compliance with Section 2.2(a), the Company shall file and cause to remain effective a new Automatic Shelf Registration Statement that registers the sale of any Registrable Securities that remain outstanding at such time. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as reasonably practicable thereafter. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if the Company is no longer a Well-Known Seasoned Issuer (the “Determination Date”), within ten (10) Business Days after such Determination Date, the Company shall (A) give written notice thereof to all of the Holders and (B) to the extent the Company continues to qualify for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Company shall file, if necessary, a Short-Form Registration Statement (or a post-effective amendment converting the Automatic Shelf Registration Statement to a Short-Form Registration Statement) covering all of the Registrable Securities, and the Company shall use its reasonable best efforts to have such Short-Form Registration Statement declared effective as promptly as reasonably practicable after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities.

(f)    Continued Effectiveness. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement filed pursuant to Section 2.2(a) or Section 2.2(e) hereof, as applicable, continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by a Shelf Holder until the earlier of (i) the date as of which all Registrable Securities registered by such Shelf Registration Statement have been sold and (ii) such shorter period as the Majority Holder may reasonably determine.

(g)    Subsequent Holders. If a Person entitled to the benefits of this Agreement becomes a Holder after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement:

(i)    if required and permitted by applicable law, file with the Commission a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 30-day period;

(ii)    if, pursuant to Section 2.2(g)(i), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as reasonably practicable; and

(iii)    notify such Holder as promptly as reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 2.2(g)(i).

Section 2.3    Deferral or Suspension of Registration. If (a) the Company receives a Demand Notice, a request to file a Shelf Registration Statement, or a written request from a Shelf Holder for a Shelf Take-Down and the Board of Directors, in its good faith judgment, determines that it would be materially adverse to the Company for such Registration Statement to be filed or declared effective on or before the date such filing or effectiveness would otherwise be required hereunder, or for such Registration Statement or prospectus included therein to be used to sell Shares or for such Shelf Take-Down to be effected, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) based on the advice of the Company’s outside counsel, require disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or the Exchange Act, or (b) the Company is subject to any of its customary suspension or blackout periods, for all or part of the period of such blackout period, or upon issuance by the Commission of a stop order suspending the effectiveness of any Registration Statement or the initiation of proceedings with respect to such Registration Statement under Section 8(d) or 8(e) of the Securities Act, then the Company shall have the right to defer such filing (but not the preparation), initial effectiveness or continued use of a Registration Statement and the prospectus included therein, subject to the limitations set forth in this Section 2.3. If the Company shall so postpone the filing or initial effectiveness of a Registration Statement with respect to a Demand Notice and if the Majority Holder within 30 days after receipt of the notice of postponement advises the Company in writing that it has determined to withdraw such Demand Notice, then such Demand Registration shall be deemed to be withdrawn and shall not be deemed to be an exercise of one of the Demand Registrations to which such Majority Holder is entitled under Section 2.1. Unless consented to in writing by the Majority Holder, the Company shall not use the deferral or suspension rights provided under this Section 2.3 (x) more than three times in any 12-month period or (y) for any period exceeding 45 consecutive days or periods exceeding 90 days in the aggregate in any 12-month period (provided that such limitations in (x) and (y) shall not apply for Scheduled Black-Out Periods). In the event of any deferral or suspension pursuant to this Section 2.3, the Company shall (i) use its reasonable best efforts to keep the Majority Holder that had initiated a Demand Registration, if applicable, apprised of the estimated length of the anticipated delay; and (ii) notify the Majority Holder or Shelf Holders, as applicable, promptly upon termination of the deferral or suspension. After the expiration of the deferral or suspension period and without any further request from the Majority Holder or Shelf Holders, as applicable, to the extent such Majority Holder has not withdrawn the Demand Notice, if applicable, the Company shall as promptly as reasonably practicable prepare and file a Registration Statement or post-effective amendment or supplement to the applicable Registration Statement or document, or file any other required document, as applicable, so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include a material misstatement or omission and will be effective and useable for the sale of Registrable Securities.

Section 2.4    Effective Registration Statement. A registration requested pursuant to this Article II shall not be deemed to have been effected:

(a)    unless a registration statement with respect thereto has been declared effective by the Commission and remains effective in compliance with the provisions of the Securities Act and the laws of any U.S. state or other jurisdiction applicable to the disposition of Registrable Securities covered by such registration statement for not less than 180 days (or such shorter period as will terminate when all of such Registrable Securities shall have been disposed of in accordance with such registration statement) or, if such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the Company, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer;

(b)    if, after it becomes effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental authority or court for any reason other than a violation of applicable law solely by any Selling Investor and has not thereafter become effective; or

(c)    if, in the case of an Underwritten Offering, the conditions to closing specified in an underwriting agreement applicable to the Company are not satisfied or waived other than by reason of any breach or failure by any Selling Investor.

Section 2.5    Selection of Underwriters; Cutback.

(a)    Selection of Underwriters. If the Majority Holder intends to offer and sell the Registrable Securities covered by its request under this Article II by means of an Underwritten Offering, such Holder shall select the managing underwriter or underwriters to administer such offering, subject to the Company’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)    Underwriter’s Cutback. Notwithstanding any other provision of this Article II or Section 3.1, if the managing underwriter or underwriters of an Underwritten Offering in connection with a Demand Registration or a Shelf Take-Down advise the Company in their good faith opinion that the inclusion of all such Registrable Securities proposed to be included in such Underwritten Offering would be reasonably likely to interfere with the successful marketing, including, but not limited to, the pricing, timing or distribution, of the Registrable Securities to be offered thereby or in such Underwritten Offering, then the number of Shares proposed to be included in such Registration Statement or Underwritten Offering shall be allocated among the Company, the Selling Investors and all other Persons selling Shares in such Underwritten Offering in the following order:

(i)    first, the Registrable Securities of the class or classes proposed to be registered held by the Majority Holder that initiated such Demand Registration, Shelf Registration or Underwritten Offering and the Registrable Securities of the same class or classes held by other Holders requested to be included in such Underwritten Offering (pro rata among the respective Holders of such Registrable Securities in proportion, as nearly as practicable, to the amounts of Registrable Securities requested to be included in such Underwritten Offering);

(ii)    second, all other securities of the same class or classes requested to be included in such Underwritten Offering other than Shares to be sold by the Company; and

(iii)    third, the Shares of the same class or classes to be sold by the Company.

No Registrable Securities excluded from an underwriting by reason of the underwriter’s marketing limitation shall be included in the Underwritten Offering. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of any other Persons) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

Section 2.6    Lock-up. If requested by the managing underwriters in connection with any Underwritten Offering, each Holder shall execute, and agree to be bound by, customary lock-up agreements providing that such Holder shall not, directly or indirectly, effect any Transfer (including sales pursuant to Rule 144) of any such Shares without prior written consent from the underwriters managing such Underwritten Offering during a period beginning on the date of launch of such Underwritten Offering and ending 90 days from and including the date of pricing or such shorter period as reasonably requested by the underwriters managing such Underwritten Offering (the “Lock-Up Period”); provided that (i) the foregoing shall not apply to any Shares that are offered for sale as part of such Underwritten Offering, (ii) such Lock-Up Period shall be no longer than and on substantially the same terms as the lock-up period applicable to the Company and the executive officers and directors of the Company and (iii) any discretionary waiver or termination of this lockup provision by such underwriters with respect to any Holder shall apply to other Holders as well, pro rata based upon the number of Registrable Securities subject to such obligation; and provided, further that the foregoing lockup provision shall not apply to any Holder that, together with its affiliates, beneficially owns less than one percent (1%) of the outstanding Common Stock on an as-converted and as-exercised basis and is not a current director or executive officer of the Company.

Section 2.7    Participation in Underwritten Offering; Information by Holder. No Holder may participate in an Underwritten Offering hereunder unless such Holder (a) agrees to sell such Holder’s Shares on the basis provided in any underwriting arrangements, and in accordance with the terms and provisions of this Agreement, including any lock-up arrangements, and (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. In addition, the Holders shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holders, as applicable, as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article II. Nothing in this Section 2.7 shall be construed to create any additional rights regarding the registration of Shares in any Person otherwise than as set forth herein.

Section 2.8    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA), (ii) all fees and expenses of compliance with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters or Selling Investors in connection with blue sky qualifications of the Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or the Majority Holder may designate), (iii) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses, all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company and its subsidiaries (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance)), (iv) all fees and expenses incurred in connection with the listing of the Shares on any securities exchange and all rating agency fees, (v) all reasonable and documented fees and expenses of the Selling Investors’ Counsel, (vi) all fees and documented out-of-pocket disbursements of underwriters customarily paid by the issuer or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require and expenses of any special experts retained in connection with the requested registration (excluding underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Shares under the securities or blue sky laws of any state)) and (vii) Securities Act liability insurance or similar insurance if the Company or the underwriters so require in accordance with then-customary underwriting practice, will be borne by the Company, regardless of whether the Registration Statement becomes effective (or such offering is completed) and whether or not all or any portion of the Registrable Securities originally requested to be included in such registration are ultimately included in such registration; provided, however, that (x) any underwriting discounts, commissions or fees in connection with the sale of the Registrable Securities will be borne by the Holders pro rata on the basis of the number of Shares so registered and sold, (y) transfer taxes with respect to the sale of Registrable Securities will be borne by the Holder of such Registrable Securities and (z) the fees and expenses of any other counsel, accountants or other persons retained or employed by any Holder will be borne by such Holder.

ARTICLE III

    Piggyback Registration

Section 3.1      Notices.

(a)    If the Company at any time proposes for any reason to register the sale of a class or classes of Shares under the Securities Act (other than a registration on Form S-4 or Form S-8, or any successor of either such form, or a registration relating solely to the offer and sale to the Company’s directors or employees pursuant to any employee stock plan or other employee benefit plan or arrangement) whether or not Shares are to be sold by the Company or otherwise, and whether or not in connection with any Demand Registration pursuant to Section 2.1, any Shelf Registration pursuant to Section 2.2 or any other agreement (such registration, a “Piggyback Registration”), the Company shall give to each Holder holding Shares of the same class or classes proposed to be registered (or convertible or exercisable at the Holder’s option into such class or classes) eligible to participate in such Piggyback Registration written notice of its intention to so register the Shares at least ten (10) Business Days (or such shorter period as reasonably practical) prior to the expected date of filing of such Registration Statement or amendment thereto in which the Company first intends to identify the selling stockholders and the number of Registrable Securities to be sold (each such notice, an “Initial Notice”). The Company shall, subject to the provisions of Section 3.2 and Section 3.3 below, include in such Piggyback Registration on the same terms and conditions as the securities otherwise being sold, all Registrable Securities of the same class or classes as the Shares proposed to be registered (or convertible or exercisable at the Holder’s option into such class or classes) with respect to which the Company has received written requests from Holders for inclusion therein within the time period specified by the Company in the applicable Initial Notice, which time period shall be not less than five (5) Business Days after sending the applicable Initial Notice (each such written request, a “Piggyback Notice”), which Piggyback Notice shall specify the number of Shares proposed to be included in the Piggyback Registration.

(b)    If a Holder does not deliver a Piggyback Notice within the period specified in Section 3.1(a), such Holder shall be deemed to have irrevocably waived any and all rights under this Article III with respect to such registration (but not with respect to future registrations in accordance with this Article III). For the avoidance of doubt, no Piggyback Registration shall count towards the number of Demand Registrations that the Majority Holder is entitled to make pursuant to Section 2.1.

(c)    No registration effected under this Section 3.1 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1 or Section 2.2 hereof, and no registration effected pursuant to this Section 3.1 shall be deemed to have been effected pursuant to Section 2.1 or Section 2.2 hereof. The Initial Notice, the Piggyback Notice and the contents thereof shall be kept confidential until the public filing of the Registration Statement.

Section 3.2    Underwriter’s Cutback. If the managing underwriter of an Underwritten Offering (other than an Underwritten Offering in connection with a Demand Registration or a Shelf Take-Down, which shall be governed by Section 2.5(b)) that includes a Piggyback Registration advises the Company that it is the managing underwriter’s good faith opinion that the inclusion of all such Registrable Securities proposed to be included in the Registration Statement for such Underwritten Offering would be reasonably likely to interfere with the successful marketing, including, but not limited to, the pricing, timing or distribution, of the Registrable Securities to be offered thereby, then the number of Shares proposed to be included in such Underwritten Offering shall be allocated among the Company, the Selling Investors and all other Persons selling Shares in such Underwritten Offering in the following order:

(a)     If the Piggyback Registration referred to in Section 3.1 is initiated as an underwritten primary registration on behalf of the Company, then, with respect to each class proposed to be registered:

(i)    first, the Shares held by the Company of the class or classes proposed to be registered that the Company proposes to sell, as applicable;

(ii)    second, all Registrable Securities of the same class or classes held by Holders requested to be included in such Piggyback Registration (pro rata among the respective Holders of such Registrable Securities in proportion, as nearly as practicable, to the amounts of Registrable Securities requested to be included in such registration by each such Holder at the time of such Piggyback Registration); and

(iii)    third, all other securities of the same class or classes requested to be included in such Piggyback Registration.

(b)    if the Piggyback Registration referred to in Section 3.1 is an underwritten secondary registration on behalf of any Holder, then, with respect to each class proposed to be registered:

(i)    first, the Registrable Securities of the class or classes proposed to be registered held by such Holder and the Registrable Securities of the same class or classes held by other Holders requested to be included in such Piggyback Registration (pro rata among the respective Holders of such Registrable Securities in proportion, as nearly as practicable, to the amounts of Registrable Securities requested to be included in such registration by each such Holder at the time of such Piggyback Registration);

(ii)    second, all other securities of the same class or classes requested to be included in such Piggyback Registration other than Shares to be sold by the Company; and

(iii)    third, the Shares of the same class or classes to be sold by the Company.

(c)    if the Piggyback Registration referred to in Section 3.1 is an underwritten secondary registration on behalf of any holder of Common Stock other than a Holder, then, with respect to each class proposed to be registered:

(i)    first, the securities of the class or classes proposed to be registered held by such holder;

(ii)    second, the Registrable Securities of the same class or classes (or convertible or exercisable at the Holder’s option into such class or classes) held by Holders requested to be included in such Piggyback Registration (pro rata among the respective Holders of such Registrable Securities in proportion, as nearly as practicable, to the amounts of Registrable Securities requested to be included in such registration by each such Holder at the time of such Piggyback Registration);

(iii)    third, all other securities of the same class or classes (or convertible or exercisable at the holder’s option into such class or classes) requested to be included in such Piggyback Registration other than Shares to be sold by the Company; and

(iv)    fourth, the Shares of the same class or classes to be sold by the Company.

Section 3.3    Company Control. Except for a Registration Statement being filed in connection with the exercise of a Demand Registration or a Shelf Registration, the Company may decline to file a Registration Statement after an Initial Notice has been given or after receipt by the Company of a Piggyback Notice, and the Company may withdraw a Registration Statement after filing and after such Initial Notice or Piggyback Notice, but prior to the effectiveness of the Registration Statement, provided that (i) the Company shall promptly notify the Selling Investors in writing of any such action and (ii) nothing in this Section 3.3 shall prejudice the right of any Majority Holder to immediately request that such registration be effected as a registration under Section 2.1 or Section 2.2 to the extent permitted thereunder.

Section 3.4    Selection of Underwriters. If the Company intends to offer and sell Shares by means of an Underwritten Offering (other than an offering pursuant to Section 2.1 or Section 2.2), the Company shall select the managing underwriter or underwriters to administer such Underwritten Offering, which managing underwriter or underwriters shall be firms of nationally recognized standing.

Section 3.5    Withdrawal of Registration. Any Holder shall have the right to withdraw all or a part of its Piggyback Notice by giving written notice to the Company of such withdrawal at least five (5) Business Days prior to the earliest of (i) effectiveness of the applicable Registration Statement, (ii) the filing of any Registration Statement relating to such Piggyback Registration that includes a price range or (iii) commencement of a roadshow relating to the Registration Statement for such Piggyback Registration.

ARTICLE IV

    Registration Procedures

Section 4.1    Registration Procedures. If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to effect (or use its reasonable best efforts to effect) the registration of any Registrable Securities, the Company shall, as expeditiously as practicable:

(a)    in the case of Registrable Securities, use its reasonable best efforts to cause a Registration Statement that registers such Registrable Securities to become and remain effective for a period of 180 days or, if earlier, until all of such Registrable Securities covered thereby have been disposed of; provided, that, in the case of any registration of Registrable Securities on a Shelf Registration Statement which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of such Registrable Securities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, until the earlier of when (i) the Holders have sold all of such Registrable Securities, (ii) all of such Registrable Securities have become eligible for immediate sale pursuant to Rule 144 under the Securities Act by the Holder thereof without restriction by the manner of sale, volume and other limitations under such rule and (iii) in the case of an Automatic Shelf Registration Statement, such Automatic Shelf Registration Statement has been effective for three years (provided that the Company’s obligations hereunder shall be renewed with respect to such Registrable Securities upon the filing of a new Automatic Shelf Registration Statement pursuant to Section 2.2(e));

(b)    furnish to each Selling Investor, at least ten (10) Business Days before filing a Registration Statement, or such shorter period as reasonably practical, copies of such Registration Statement or any amendments or supplements thereto, which documents shall be subject to the review, comment and approval by one lead counsel (and any reasonably necessary local counsel) selected by the Majority Holder, which counsel (who may also be counsel to the Company), in each case, shall represent all Selling Investors as a group (the “Selling Investors’ Counsel”) (it being understood that such ten (10) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Selling Investors’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(c)    furnish to each Selling Investor and each underwriter, if any, such number of copies of final conformed versions of the applicable registration statement and of each amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference) reasonably requested by such Selling Investor or underwriter in writing;

(d)    in the case of Registrable Securities, prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the applicable prospectus or prospectus supplement, including any free writing prospectus as defined in Rule 405 under the Securities Act, used in connection therewith as may be (i) reasonably requested by any Holder (to the extent such request relates to information relating to such Holder), or (ii) necessary to keep such Registration Statement effective for at least the period specified in Section 4.1(a) and to comply with the provisions of this Agreement and the Securities Act with respect to the sale or other disposition of such Registrable Securities, and furnish to each Selling Investor and to the managing underwriter(s), if any, within a reasonable period of time prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus; provided, however, that, with respect to each free writing prospectus or other materials to be delivered to purchasers at the time of sale of the Registrable Securities, the Company shall (i) ensure that no Registrable Securities are sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such free writing prospectus or other materials without the prior written consent of the sellers of the Registrable Securities, which free writing prospectus or other materials shall be subject to the review of counsel to such sellers and (ii) make all required filings of all free writing prospectuses or other materials with the Commission as are required;

(e)    notify in writing each Holder promptly (i) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such Registration Statement or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes and, in any such case as promptly as reasonably practicable thereafter, prepare and file an amendment or supplement to such registration statement or prospectus which will correct such statement or omission or effect such compliance;

(f)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Holders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holders to consummate their disposition in such jurisdictions; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 4.1(f);

(g)    furnish to each Selling Investor such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Investors or any underwriter may reasonably request in writing;

(h)    notify on a timely basis each Holder of such Registrable Securities at any time when a prospectus relating to such Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such Holder, as promptly as reasonably practicable prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offeree of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)    make available for inspection by the Majority Holder, the Selling Investors’ Counsel or any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Majority Holder or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) requested by any such Inspector in connection with such Registration Statement and request that the independent public accountants who have certified the Company’s financial statements make themselves available, at reasonable times and for reasonable periods, to discuss the business of the Company. Any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Information is requested or required pursuant to a subpoena, order from a court of competent jurisdiction or other interrogatory by a governmental entity or similar process; (iii) such Information has been made generally available to the public; or (iv) such information is or becomes available to such Inspector on a non-confidential basis other than through the breach of an obligation of confidentiality (contractual or otherwise). The Holder(s) of Registrable Securities agree that they will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction or by another governmental entity, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(j)    in the case of an Underwritten Offering, deliver to the underwriters of such Underwritten Offering a “comfort” letter in customary form and at customary times and covering matters of the type customarily covered by such comfort letters from its independent certified public accountants;

(k)    in the case of an Underwritten Offering, deliver to the underwriters of such Underwritten Offering a written and signed legal opinion or opinions in customary form from its outside or in-house legal counsel dated the closing date of the Underwritten Offering;

(l)    provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Securities and deliver to such transfer agent and registrar such customary forms, legal opinions from its outside or in-house legal counsel, agreements and other documentation as such transfer agent and/or registrar so request;

(m)    issue to any underwriter to which any Selling Investors may sell Registrable Securities in such offering certificates evidencing such Registrable Securities;

(n)    upon the request of any Holder of the Registrable Securities included in such registration, use reasonable best efforts to cause such Registrable Securities to be listed on any national securities exchange on which any Shares are listed or, if the Shares are not listed on a national securities exchange, use its reasonable best efforts to qualify such Registrable Securities for inclusion on such national securities exchange as the Company shall designate;

(o)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as promptly as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act;

(p)    notify the Holders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as promptly as reasonably practicable after notice thereof is received by the Company when the applicable registration statement or any amendment thereto has been filed or becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed;

(q)    use its reasonable best efforts to prevent the entry of, and use its reasonable best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus;

(r)    promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the lead underwriter or underwriters, if any, and the Holders holding a majority of each class of Registrable Securities being sold agree (with respect to the relevant class) should be included therein relating to the plan of distribution with respect to such class of Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(s)    cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(t)    provide a CUSIP number or numbers for all such shares, in each case not later than the effective date of the applicable registration statement;

(u)    to the extent reasonably requested by the lead or managing underwriters in connection with an Underwritten Offering (including an Underwritten Offering pursuant to Section 2.1 or Section 2.2), send appropriate officers of the Company to attend any “road shows” scheduled in connection with any such Underwritten Offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;

(v)    enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Selling Investor or Selling Investors, as the case may be, owning at least a majority of the Registrable Securities covered by any applicable registration statement shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification and contribution to the effect and to the extent provided in Article V hereof; and

(w)    subject to all the other provisions of this Agreement, use its reasonable best efforts to take all other steps necessary to effect the registration, marketing and sale of such Registrable Securities contemplated hereby.

ARTICLE V

Indemnification

Section 5.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Selling Investor, its affiliates and their respective officers, directors, managers, partners, members and representatives, and each of their respective successors and assigns, and each Person who controls such Selling Investor, against any losses, claims, damages, liabilities and expenses caused by any violation by the Company of the Securities Act or the Exchange Act applicable to the Company and relating to action or inaction required of the Company in connection with the registration contemplated by a Registration Statement or any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or any other disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same was made in reliance on and in conformity with any information furnished in writing to the Company by such Selling Investor expressly for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto in reliance upon and in conformity with information furnished to the Company in writing by the Person asserting such loss, claim, damage, liability or expense specifically for use therein. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons to the same extent as provided above with respect to the indemnification of the Selling Investor, if requested.

Section 5.2    Indemnification by Selling Investors. Each Selling Investor agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, the Company’s controlled affiliates and their respective directors, managers, partners, members and representatives, and each of their respective successors and assigns, and each Person who controls the Company against any losses, claims, damages or liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission was made in reliance on and in conformity with any information furnished in writing by such Selling Investor to the Company expressly for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense; provided that the obligation to indemnify shall be several, not joint and several, for each Selling Investor and in no event shall the liability of any Selling Investor hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 5.3    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt (but in any event within 30 days after such Person has actual knowledge of the facts constituting the basis for indemnification) written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded, based on the advice of counsel, that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party or (d) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if such Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action or claim in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not commit any indemnified party to take, or hold back from taking, any action. No indemnified party shall, without the written consent of the indemnifying party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder, and no indemnifying party shall be liable for any settlement or compromise of, or consent to the entry of judgment with respect to, any such action or claim effected without its consent, in each case which consent shall not be unreasonably withheld.

Section 5.4    Settlement Offers. Whenever the indemnified party or the indemnifying party receives a firm offer to settle a claim for which indemnification is sought hereunder, it shall promptly notify the other of such offer. If the indemnifying party refuses to accept such offer within 20 Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the indemnifying party’s indemnity contained herein, the indemnified party shall be indemnified pursuant to the terms hereof. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim in any one jurisdiction, unless in the written opinion of counsel to the indemnified party, reasonably satisfactory to the indemnifying party, use of one counsel would be expected to give rise to a conflict of interest between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of one additional counsel.

Section 5.5    Other Indemnification. Indemnification similar to that specified in this Article V (with appropriate modifications) shall be given by the Company and each Selling Investor with respect to any required registration or other qualification of Registrable Securities under Federal or state law or regulation of governmental authority other than the Securities Act.

Section 5.6    Contribution. If for any reason the indemnification provided for in Section 5.1 or Section 5.2 is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Section 5.1 and Section 5.2, then (i) the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective sellers, on the other hand, from their sale of the Registrable Securities, provided that, no Selling Investor shall be required to contribute in an amount greater than the dollar amount of the net proceeds received by such Selling Investor with respect to the sale of the Registrable Securities giving rise to such indemnification obligation. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5.3, defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 5.6 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

ARTICLE VI

Exchange Act Compliance

Section 6.1    Exchange Act Compliance. So long as the Company (a) has registered a class of securities under Section 12 or Section 15 of the Exchange Act and (b) files reports under Section 13 of the Exchange Act, then the Company shall take all actions reasonably necessary to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time or any similar rules or regulations adopted by the Commission, including, without limiting the generality of the foregoing, (i) making and keeping public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, (ii) using reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act and (iii) at the request of any Holder if such Holder proposes to sell securities in compliance with Rule 144, forthwith furnish to such Holder, as applicable, a written statement of compliance with the reporting requirements of the Commission as set forth in Rule 144 and make available to such Holder such information as will enable the Holder to make sales pursuant to Rule 144.

ARTICLE VII

Transfer and Termination of Registration Rights

Section 7.1    Transfers of Registration Rights. Any rights to cause the Company to register securities granted to a Holder under this Agreement and obligations under this Agreement may be transferred or assigned to any Person only in connection with a Transfer of Registrable Securities; provided, however, that (a) such transfer must be effected in accordance with applicable securities laws, (b) prior written notice of such assignment of rights is given to the Company, (c) unless the transferor Holder beneficially owns, together with its affiliates, a majority of the total number of Registrable Securities, such Transferee is an affiliate of the transferor Holder or a pledgee who acquires and holds Registrable Securities upon foreclosure of the underlying obligation and (d) such Transferee agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company.

Section 7.2    Termination of Registration Rights. Upon a Holder ceasing to beneficially own any Registrable Securities, the rights and obligations hereunder shall cease to apply to such Holder, except under Article V hereof in respect of offerings in which such Holder participated or registrations in which Registrable Securities held by such Holder were included.

ARTICLE VIII

Miscellaneous

Section 8.1    Severability. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.2    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any action of any kind or any nature (whether at law or in equity, based in contract or in tort or otherwise) that is any way related to this Agreement or any of the transactions related hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to the conflict of laws rules thereof. Each party to this Agreement (i) consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware), (ii) waives any objection to the laying of venue of any action related to the transactions contemplated by this Agreement brought in such court, (iii) waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum and (iv) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 8.5 shall be deemed good, proper and effective service upon such party. Each party to this Agreement hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.3    Other Registration Rights. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be prior in right (including rights that would reduce the number of securities a Holder may include in any Demand Registration, Shelf Registration or Piggyback Registration), inconsistent with or adversely affect any of the rights provided to the holders of Registrable Securities in, or conflict (in a manner that adversely affects holders of Registrable Securities) with any other provisions included in, this Agreement.

Section 8.4    Successors and Assigns. Except as provided in Section 7.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that if the Company consolidates or merges with or into any Person and the Common Stock or any other Registrable Securities are, in whole or in part, converted into or exchanged for securities of a different issuer, and any Holder would, upon completion of such merger or consolidation, hold Registrable Securities of such issuer, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Holders.

Section 8.5    Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person, by electronic mail or facsimile or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties. All such notices, requests, consents and other communications shall be delivered as follows:

(a)    if to the Company to:

[NEXTCO]

Five American Lane
Greenwich, CT 06831
Email:  [Intentionally omitted]
Attention:     Austin Landow

(b)    if to the Principal Investor:

Jacobs Private Equity II, LLC
Five American Lane
Greenwich, CT 06831
Email: [Intentionally omitted]
Attention:    Austin Landow

with a copy, in each case, (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:   dhuntington@paulweiss.com

nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:  David S. Huntington
                  Nickolas Bogdanovich
                  Stan Richards

(c)    If to another Holder, to the address set forth under such Holder’s name in Schedule I attached hereto.

All such notices, requests, consents and other communications shall be deemed to have been received (i) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery, (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the fifth (5th) Business Day after the posting thereof.

Section 8.6    Headings. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

Section 8.7    Additional Parties. Additional parties to this Agreement shall only include each Holder (a) who has complied with Section 7.1, or (b) who (i) is bound by and subject to the terms of this Agreement, and (ii) has adopted this Agreement with the same force and effect as if it were originally a party hereto.

Section 8.8    Adjustments. If, and as often as, there are any changes in the Shares or securities convertible into or exchangeable into or exercisable for Shares as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction affecting such Shares or such securities, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to such Shares or such securities as so changed.

Section 8.9    Entire Agreement. This Agreement and the other writings referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such subject matter.

Section 8.10  Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.11  Amendment. Other than with respect to amendments to Schedule I attached hereto, which may be amended by the Company from time to time to reflect the Holders at such time, this Agreement may not be amended, modified or supplemented without the written consent of the Company and the Majority Holder; provided, however, that, with respect to a particular Holder or group of Holders, any such amendment, supplement, modification or waiver that (a) would materially and adversely affect such Holder or group of Holders in any respect or (b) would disproportionately benefit any other Holder or group of Holders or confer any benefit on any other Holder or group of Holders to which such Holder or group of Holders would not be entitled, shall not be effective against such Holder or group of Holders unless approved in writing by such Holder or the Holders of a majority of the Registrable Securities held by such group of Holders, as the case may be.

Section 8.12  Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any extension or waiver pursuant to this Section 8.12 will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

Section 8.13    Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as the Company may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 8.14    No Third-Party Beneficiaries. Except pursuant to Article V, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 8.15    Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement (except any notice pursuant to Section 2.3 with regard to such Holder’s Registrable Securities or any other notice as required by law, rule or regulation) by delivering to the Company a written statement signed by such Holder that it does not want to receive any such notices hereunder (an “Opt-Out Request”), in which case, and notwithstanding anything to the contrary in this Agreement, the Company and other Holders shall not be required to, and shall not, deliver any such notice or other related information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect such notice or information would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder that has previously given the Company an Opt-Out Request may revoke such request in writing at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided, that each Holder shall use reasonable best efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests. Notwithstanding the foregoing, this shall not prohibit any communications or notices to employees, officers and directors or agents of the Company, or notices or communications pursuant to any other agreements.

Section 8.16    Interpretation; Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the schedules, exhibits and annexes, as the same may from time to time be amended, modified or supplemented, and not to any particular subdivision unless expressly so limited. All references to sections, schedules, annexes and exhibits mean the sections of this Agreement and the schedules, annexes and exhibits attached to this Agreement, except where otherwise stated. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the party’s breach of the first covenant.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY: [NEXTCO]

By:
Name: [●] Title: [●]

[Signature Page to Registration Rights Agreement]

PRINCIPAL INVESTOR: JACOBS PRIVATE EQUITY II, LLC

By:
Name: Brad Jacobs Title: Managing Member

[Signature Page to Registration Rights Agreement]

EXHIBIT F

FORM OF

CERTIFICATE OF INCORPORATION
OF
[NEXTCO]

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), certifies as follows:

1.

The name of this corporation is [NEXTCO] (hereinafter the “Corporation”). The Corporation was originally incorporated in the State of Louisiana, but was converted into a Delaware corporation pursuant to the Certificate of Conversion that was filed with the Secretary of State of the State of Delaware on [●] (the “Conversion”).

2.

In connection with the transactions contemplated by the Investment Agreement, dated as of [●], 2026 (the “Investment Agreement”), by and among CKX Lands, Inc., a Louisiana corporation and predecessor to the Corporation (the “Predecessor”), Jacobs Private Equity II, LLC (the “Principal Investor”) and the other parties thereto, this Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with the organizational documents governing the internal affairs of the Predecessor and approved by the board of directors of the Predecessor and by the affirmative vote of a majority of the votes entitled to be cast at a special meeting in accordance with the provisions of the Louisiana Business Corporation Act, La. R.S. 12:1-101 et seq., including R.S. 12:1-920 through 12:1-925, and is to become effective as of 9:00 a.m., Eastern time, on [●].[1]

3.	This Certificate of Incorporation shall read as follows:

ARTICLE 1
NAME OF CORPORATION

The name of the Corporation is [NEXTCO].2

ARTICLE 2
REGISTERED OFFICE; REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. The Corporation may have such other offices, either inside or outside of the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

1 Certificate of Incorporation to be filed on the date that is two days prior to the Closing (as defined in the Investment Agreement) (or the business day prior to this date), and to be effective as of 9:00 a.m., on the date that is two days prior to the Closing.

2 Name to be confirmed.

ARTICLE 3
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE 4
STOCK

Section 1. Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be 2,010,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). For the avoidance of doubt, this Section 1 gives effect to, and will not be affected by, the reverse stock split contemplated by Section 4 of this Article 4. Notwithstanding anything to the contrary in this Certificate of Incorporation, but subject to the rights of any holders of any outstanding series of Preferred Stock set forth in the applicable certificate of designations, (i) for so long as the Corporation has shares of capital stock listed on a national securities exchange, the voting standards set forth in Section 242(d) of the DGCL shall apply, in the circumstances referred to therein, to any amendment to this Certificate of Incorporation and (ii) subject to the preceding clause (i), in accordance with the last sentence of Section 242(b)(2) of the DGCL, the vote to increase or decrease the authorized shares of any class or classes of stock may be determined by the vote, under whatever voting standard that is applicable at such time, of all shares of capital stock entitled to vote generally on amendments to this Certificate of Incorporation voting together, irrespective of the provisions of Section 242(b)(2) of the DGCL that otherwise would require obtaining the separate vote of such class or classes.

Section 2. Common Stock.

(a) Except as otherwise provided by law, by this Certificate of Incorporation, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the right to vote on all matters, including the election of directors, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote (except where otherwise provided in the certificate of designations governing such series); provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations) that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

(b) Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 3. Preferred Stock. Shares of Preferred Stock may be authorized and issued in one (1) or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article 4) is hereby empowered, by resolution or resolutions, to authorize the issuance from time to time of shares of Preferred Stock in one (1) or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designations governing such series) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) the restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

Section 4. Reverse Stock Split. Upon effectiveness of this Certificate of Incorporation and the Conversion (the “Effective Time”), and in connection with the Conversion, each 4.1744380 (four and one million seven hundred forty-four thousand three hundred eighty ten-millionths) shares of the Common Stock of the Predecessor issued and outstanding or held by the Predecessor as treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, without increasing or decreasing the par value of each share of Common Stock. No fractional shares shall be issued in connection with the foregoing combination and conversion and, in lieu thereof, any holder of Common Stock of the Predecessor otherwise entitled to a fraction of a share of Common Stock shall, (i) in the case of a registered holder who held Common Stock of the Predecessor in book-entry form with the Corporation’s transfer agent, without further action on the part of such holder, and (ii) in the case of a registered holder who holds Common Stock of the Predecessor in certificated form, upon delivery of a properly completed and duly executed transmittal letter from such holder and the surrender of such holder’s stock certificates, be entitled to receive cash for such holder’s fractional share based upon the net proceeds attributable to the sale of such fractional share following the aggregation and sale by the Corporation’s exchange agent of all fractional shares otherwise issuable. Each certificate and book-entry notation that immediately prior to the Effective Time represented shares of Common Stock of the Predecessor (“Old Certificates”) shall thereafter represent that number of whole shares of Common Stock into which the shares of Common Stock of the Predecessor represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.

ARTICLE 5
TERM; INCORPORATOR

Section 1. Term. The term of existence of the Corporation shall be perpetual.

Section 2. Incorporator. The name and mailing address of the incorporator are [●] and [●].

ARTICLE 6
BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock and the rights set forth in Section 7 of this Article 6, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”).

Section 2. Term; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock and the rights set forth in Section 7 of this Article 6, at each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Each director shall hold office for the term for which he or she is elected or appointed and until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal from office. Unless and except to the extent that the Bylaws of the Corporation (as may hereafter be amended, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.

Section 3. Newly Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock and the rights set forth in Section 7 of this Article 6, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock and the rights set forth in Section 7 of this Article 6, any director(s) of the Corporation may be removed from office, with or without cause, at any time by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”).

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article 6, whenever the holders of one (1) or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issuance of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Section 7. Board Representation Rights.

(a) Effective as of the Closing (as defined in the Investment Agreement), the Board of Directors shall be reconstituted (and the Corporation and the Board of Directors shall cause such reconstitution to occur) such that (i) the number of seats on the Board of Directors shall be as directed by the Principal Investor, (ii) each of such directors (including Brad Jacobs) shall be a person designated by the Principal Investor, (iii) each standing committee of the Board of Directors shall be reconstituted in a manner designated by the Principal Investor and (iv) Brad Jacobs shall be appointed as the Chairman of the Board of Directors and Chief Executive Officer of the Corporation. The foregoing designations shall be made such that a majority of the Board of Directors and the members of each standing committee of the Board of Directors shall be independent as required in accordance with the NYSE American rules (or the rules of any other exchange on which the Corporation’s securities are then listed) and applicable securities laws. Each director designated by the Principal Investor in accordance with this Section 7 of this Article 6 is referred to herein as an “Principal Investor Appointee.”

(b) Subject to Sections 7(d), 7(e) and 7(f) of this Article 6, in connection with each meeting of stockholders at which directors are to be elected to serve on the Board of Directors, the Corporation shall take all necessary steps to nominate each Principal Investor Appointee (or such alternative persons who are proposed by the Principal Investor and notified to the Corporation on or prior to any date set forth in applicable law with respect to the nomination of directors) and to use its reasonable best efforts to cause the Board of Directors to unanimously recommend that the stockholders of the Corporation vote in favor of each Principal Investor Appointee for election to the Board of Directors. If, for any reason, a candidate designated as an Principal Investor Appointee is determined to be unqualified to serve on the Board of Directors because such appointment would constitute a breach of the fiduciary duties of the Board of Directors or applicable law or stock exchange requirements, the Principal Investor shall have the right to designate an alternative Principal Investor Appointee to be so appointed, and the provisions of this Section 7(b) of this Article 6 shall apply, mutatis mutandis, to such alternative Principal Investor Appointee.

(c) Each appointed or elected Principal Investor Appointee will hold his or her office as a director of the Corporation for such term as is provided in Section 2 of this Article 6 or until his or her death, resignation or removal from the Board of Directors or until his or her successor has been duly elected and qualified in accordance with the provisions of this Article 6. If any Principal Investor Appointee ceases to serve as a director of the Corporation for any reason during his or her term, the Corporation will use its reasonable best efforts to cause the Board of Directors to fill the vacancy created thereby with a replacement designated by the Principal Investor.

(d) Following the Closing, subject to applicable law and applicable stock exchange requirements, the Principal Investor shall have the right to designate persons to the Board of Directors, who shall be Principal Investor Appointees hereunder, as follows: (i) all of the members of the Board of Directors for so long as the Investors (as defined in the Investment Agreement) collectively own or control (together with their affiliates) Preferred Stock, Common Stock or other voting securities, or Warrants (as defined in the Investment Agreement) exercisable for such securities, representing, in the aggregate, at least eighty percent (80%) of the total voting power of the capital stock of the Corporation, calculated on a fully-diluted, as-converted basis, (ii) seventy-five percent (75%) of the total number of seats (rounded up to the nearest whole number) on the Board of Directors for so long as the Investors collectively own or control (together with their affiliates) Preferred Stock, Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least sixty-five percent (65%) (but less than eighty percent (80%)) of the total voting power of the capital stock of the Corporation, calculated on a fully-diluted, as-converted basis, (iii) a majority of the total number of seats (rounded up to the nearest whole number) on the Board of Directors for so long as the Investors collectively own or control (together with their affiliates) Preferred Stock, Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least forty-five percent (45%) (but less than sixty-five percent (65%)) of the total voting power of the capital stock of the Corporation, calculated on a fully-diluted, as-converted basis, (iv) forty percent (40%) of the total number of seats (rounded up to the nearest whole number) on the Board of Directors for so long as the Investors collectively own or control (together with their affiliates) Preferred Stock, Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least thirty percent (30%) (but less than forty-five percent (45%)) of the total voting power of the capital stock of the Corporation, calculated on a fully-diluted, as-converted basis, (v) thirty-three percent (33%) of the total number of seats (rounded up to the nearest whole number) on the Board of Directors for so long as the Investors collectively own or control (together with their affiliates) Preferred Stock, Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least fifteen (15%) (but less than thirty percent (30%)) of the total voting power of the capital stock of the Corporation, calculated on a fully-diluted, as-converted basis, and (vi) two members of the Board of Directors for so long as the Investors collectively own or control (together with their affiliates) Preferred Stock, Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least five percent (5%) (but less than fifteen percent (15%)) of the total voting power of the capital stock of the Corporation, calculated on a fully-diluted, as converted basis.

(e) The Board of Directors shall have no obligation to appoint or nominate any Principal Investor Appointee if such appointment or nomination would violate applicable Law or stock exchange requirements or result in a breach by the Board of Directors of its fiduciary duties to its stockholders; provided, that the foregoing shall not affect the right of the Principal Investor to designate an alternate Principal Investor Appointee.

(f) The rights of the Principal Investor set forth in this Section 7 of this Article 6 shall be in addition to, and not in limitation of, such voting rights that the Principal Investor may otherwise have as a holder of capital stock of the Corporation (including any shares of Preferred Stock held by the Principal Investor).

ARTICLE 7
STOCKHOLDER ACTION

Section 1. Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided that, if the Investors and their Affiliates (as such terms are defined in the Investment Agreement) collectively beneficially own at least 30% of the voting power of the outstanding shares of Voting Stock, then stockholders of the Corporation may act by written consent in lieu of a meeting to the extent permitted by the DGCL and in the manner provided in the Bylaws.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders may only be called by or at the direction of (1) the Chair of the Board of Directors, (2) the Lead Independent Director (if one has been appointed), or (3) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting is specifically denied. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE 8
DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by that law, as so amended. Any repeal or modification of this Article 8 by the stockholders of the Corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of that repeal or modification.

ARTICLE 9
INDEMNIFICATION

Section 1. Indemnification. Each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Article 9 is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or ceased serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, and shall inure to the benefit of his or her heirs, executors and administrators; provided that, except as provided in Section 3 of this Article 9, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Mandatory Advancement of Expenses. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article 9 or otherwise.

Section 3. Claims. If a claim for indemnification under this Article 9 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, or if a request for advancement of expenses under Section 2 of this Article 9 is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 2 of this Article 9 and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors (as defined in the Bylaws of the Corporation), Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights

(a) All of the rights conferred in this Article 9, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and: (x) any amendment or modification of this Article 9 that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person; and (y) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(b) All of the rights conferred in this Article 9, as to indemnification, advancement of expenses and otherwise: (i) shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office; and (ii) cannot be terminated or impaired by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

Section 5. Insurance, Other Indemnification and Advancement of Expenses.

(a) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(b) The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former officer, employee or agent of the Corporation to the fullest extent permitted by applicable law.

Section 6. Severability. If any provision or provisions of this Article 9 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article 9 (including, without limitation, each portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article 9 (including, without limitation, each such portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Nothing in this Article 9 shall be deemed to limit or otherwise modify any right of indemnification or to advancement of expenses set forth in the Bylaws or any other agreement entered into by the Corporation.

ARTICLE 10
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights herein are granted subject to this reservation.

ARTICLE 11
AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation, without the assent or vote of stockholders of the Corporation.

ARTICLE 12
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This exclusive forum provision does not apply to claims arising under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation, this [●] day of [●].

Name: [●]

Title: Incorporator

[Signature Page to Certificate of Incorporation]

EXHIBIT H

FORM OF

BYLAWS

OF

[NEXTCO] (THE “CORPORATION”)

Incorporated under the Laws of the State of Delaware

ARTICLE I
OFFICES AND RECORDS

SECTION 1.1 Registered Office. The registered office of the Corporation in Delaware shall be as stated from time to time in the Certificate of Incorporation of the Corporation (as the same may be amended or restated from time to time, the “Certificate of Incorporation”).

SECTION 1.2 Other Offices. The Corporation may have such other offices, either inside or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or as the business of the Corporation may require.

SECTION 1.3 Books and Records. The books and records of the Corporation may be kept inside or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II
STOCKHOLDERS

SECTION 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be fixed by resolution of the Board of Directors.

SECTION 2.2 Special Meeting. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends, voting or upon liquidation (the “Preferred Stock”) with respect to such series of Preferred Stock, special meetings of the stockholders may only be called by or at the direction of: (1) the Chair of the Board of Directors, (2) the Lead Independent Director (if one has been appointed), or (3) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”), and any power of stockholders to call a special meeting is specifically denied. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of the Directors.

SECTION 2.3 Date, Time and Place of Meeting. The Board of Directors or the Chair of the Board of the Board of Directors, as the case may be, may determine the date, time and place, if any, of meeting for any annual or special meeting of the stockholders, or may designate that the meeting be held by means of remote communication. If no determination is so made, the place of meeting shall be the principal office of the Corporation.

SECTION 2.4 Notice of Meeting. Written or printed notice, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (except to the extent prohibited by Section 232(e) of the General Corporation Law of the State of Delaware) or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the General Corporation Law of the State of Delaware. Such further notice shall be given as may be required by applicable law. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

SECTION 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the Voting Stock (with all of the Voting Stock considered as a single class), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The chair of the meeting, as set forth in Section 2.6 of these Bylaws, may adjourn the meeting from time to time, whether or not there is a quorum and for any reason. No notice of the time and place, if any, of adjourned meetings need be given except as required by applicable law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 2.6 Organization. Meetings of stockholders shall be presided over by such person as the Board of Directors may designate (including by specifying in the Corporation’s Corporate Governance Guidelines, if any) as chair of the meeting (who may be any of the officers or other persons specified below), or in the absence of such a designation or in the absence or inability to act of such person, the Chair of the Board, or if none or in the Chair of the Board’s absence or inability to act, the Chief Executive Officer, or if none or in the Chief Executive Officer’s absence or inability to act, a Vice President, or, if none of the foregoing is present or able to act, by a chair to be chosen by the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting. The Secretary, or in the Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, (a) establishing an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chair shall permit, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot and (f) restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 2.7 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware) by the stockholder, or by such stockholder’s duly authorized attorney in fact. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

SECTION 2.8 Order of Business.

(A) Annual Meetings of Stockholders. At any annual meeting of the stockholders, only such nominations of individuals for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and for other business to be properly brought before an annual meeting, such nominations and other business must be: (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise made at the annual meeting by or at the direction of the Board of Directors; (c) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with Section 2.8 and Section 2.9 of these Bylaws; or (d) in accordance with Section 2.10. For nominations of individuals for election to the Board of Directors or other business to be properly requested by a stockholder to be made at or brought before an annual meeting pursuant to clause (c) above, a stockholder must: (i) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors, on the record date for determination of stockholders entitled to vote at such meeting, and at the time of the annual meeting; (ii) be entitled to vote at such annual meeting; and (iii) comply with the procedures set forth in these Bylaws as to such nomination or other business. Clauses (c) and (d) of this Section 2.8 shall be the exclusive means for a stockholder to make nominations and such clause (c) shall be the exclusive means for a stockholder to bring other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.

(B) Special Meetings of Stockholders. At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting. To be properly brought before a special meeting, such business must be: (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; or (b) otherwise brought before the special meeting by or at the direction of the Board of Directors.

Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (a) by or at the direction of the Board of Directors; or (b) by any stockholder of the Corporation who: (i) is a stockholder of record at the time of giving of notice of such special meeting, on the record date for determination of stockholders entitled to vote at such meeting, and at the time of the special meeting; (ii) is entitled to vote at the meeting; and (iii) complies with the procedures set forth in these Bylaws as to such nomination. This Section 2.8(B) shall be the exclusive means for a stockholder to make nominations before a special meeting of stockholders.

(C) General. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chair of any annual or special meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other business and such nomination or other business shall be disregarded.

SECTION 2.9 Advance Notice of Stockholder Business and Nominations.

(A) Annual Meeting of Stockholders. Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.8(A) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary in proper form, and in accordance with this Section 2.9 or Section 2.10, as applicable.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the one hundred and twentieth (120th) day and not later than the Close of Business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the Close of Business on the one hundred and twentieth (120th) day prior to the date of such annual meeting and not later than the Close of Business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first Public Announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, recess, rescheduling or postponement of an annual meeting, or the Public Announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Section 2.9(A), a stockholder’s notice required by this Section 2.9(A) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(B) Special Meetings of Stockholders. In the event a special meeting of stockholders is called pursuant to Section 2.2, a purpose of which is the election of one or more directors to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting; provided that the stockholder gives timely notice thereof. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the Close of Business on the one hundred and twentieth (120th) day prior to the date of such special meeting and not later than the Close of Business on the later of the ninetieth (90th) day prior to the date of such special meeting or, if the first Public Announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, recess, rescheduling or postponement of a special meeting of stockholders, or the Public Announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the deadline for nominations that would otherwise be applicable under this Section 2.9(B), a stockholder’s notice required by this Section 2.9(B) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(C) Disclosure Requirements. To be in proper form, a stockholder’s notice pursuant to Section 2.8 or this Section 2.9 must include the following, as applicable:

(1) As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or business is brought, as applicable, a stockholder’s notice must set forth:

i. the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and any persons that are acting in concert therewith;

ii. a representation that the stockholder giving the notice is a holder of record of Voting Stock entitled to vote at such meeting, will continue to be a stockholder of record of Voting Stock entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to make such nomination or to propose such business;

iii. (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record and owned beneficially by such stockholder, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of the Corporation or with a value derived, in whole or in part, from the value of any security of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any security of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any security of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any security of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying securities of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any of their respective affiliates or associates, or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of securities of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any of their respective affiliates or associates, or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith has or pursuant to any proxy, contract, understanding or relationship may acquire any right to vote any security of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, directly or indirectly, the intent, purpose or effect of which may be to mitigate loss to, transfer to or from any such person, in whole or in part, any of the economic consequences of ownership, or reduce the economic risk (of ownership or otherwise) of any security of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, with respect to any security of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any securities of the Corporation (any of the foregoing, a “Short Interest”); (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of such general or limited partnership or similar entity; (G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, is entitled to based on any increase or decrease in the value of securities of the Corporation or Derivative Instruments or Short Interests, if any; (H) any direct or indirect interest, including significant equity interests or any Derivative Instruments or Short Interests in any principal competitor (as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended) of the Corporation held by such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith and (I) any direct or indirect interest of such stockholder, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, in any contract with, or any litigation involving, the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) (sub-clauses (A) through (I) above of this Section 2.9(C)(1)(iii) shall be referred, collectively, as the “Ownership Information”);

iv. if any such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, intends to engage in a solicitation with respect to a nomination or other business pursuant to this Section 2.9 or Section 2.10, a statement disclosing the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and if involving a nomination a representation that such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert, therewith intends to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the Voting Stock;

v. a certification that each such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation;

vi. the names and addresses of other stockholders (including beneficial owners) known by any such stockholder, such beneficial owner or any of their respective affiliates or associates, or others acting in concert therewith, to financially or otherwise materially support (it being understood, for example, that statement of an intent to vote for, or delivery of a revocable proxy to such proponent, does not require disclosure under this section, but solicitation of other stockholders by such supporting stockholder would require disclosure under this section) such nomination(s) or proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by, and any other information contemplated by clause (iii) of this Section 2.9(C)(1) with respect to, such other stockholder(s) or other beneficial owner(s);

vii. all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such stockholder, such beneficial owner and their respective affiliates or associates, or others acting in concert therewith, if any; and

viii. any other information relating to such stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(2) If the notice includes any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder’s notice must, in addition to the matters set forth in Section 2.9(C)(1), also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business; (ii) the text of the business proposal (including the text of any resolutions proposed for consideration and, in the event that such proposal includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment); and (iii) a description of all agreements, arrangements and understandings between such stockholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the business proposal by such stockholder;

(3) As to each individual, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in Section 2.9(C)(1), also set forth: (i) the name, age, business and residence address of such person; (ii) the principal occupation or employment of such person (present and for the past five (5) years); (iii) the completed and signed questionnaire, representation, agreement and majority voting-related conditional resignation required by Section 2.11 of these Bylaws; (iv) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such individual’s written consent to being named in a proxy statement as a nominee) and a written statement of intent to serve as a director for the full term if elected; and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such proposed nominee or his or her respective affiliates or associates, on the other hand, including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(4) In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented promptly (and in any event no later than two (2) business days prior to the commencement of the applicable meeting), if the information provided or required to be provided in such notice ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Any such update and/or supplement must be delivered promptly to the Secretary. The obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or business proposal or to submit any new nomination or business proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders. In addition, if the stockholder giving the notice has delivered to the Corporation a notice relating to the nomination of directors, the stockholder giving the notice shall deliver to the Corporation no later than five (5) business days prior to the date of the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.

(5) The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual or special meeting, require any stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made, or any proposed nominee to deliver to the Secretary, within five (5) business days of any such request, such other information as may reasonably be requested by the Corporation or its Board of Directors. Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Bylaws, including, without limitation, Section 2.8, Section 2.9, Section 2.10, and Section 2.11 hereof, shall be eligible for election as directors; and

(6) Notwithstanding anything to the contrary in this Section 2.9, to the extent the stockholder of record giving the notice is acting solely at the direction of the beneficial owner and not also on its own behalf or in concert with a beneficial owner, and is not an affiliate or associate or such beneficial owner, information otherwise required by clauses (iii), (iv), (v) and (vi) of Section 2.9(C)(1) shall not be required of or with respect to such stockholder of record.

(D) Notwithstanding the provisions of these Bylaws, a stockholder giving the notice shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these Bylaws with respect to nominations or proposals as to any other business to be considered.

(E) Only persons who are nominated by stockholders in accordance with the procedures set forth in Section 2.8 and Section 2.9 or Section 2.10 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.8 and Section 2.9 or Section 2.10, as applicable. The procedures set forth in Section 2.8 and Section 2.9 or Section 2.10 for nomination for the election of directors by stockholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board of Directors or any committee thereof.

(F) Notwithstanding the foregoing provisions of Section 2.8 and Section 2.9, if the stockholder giving the notice (or a qualified representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(G) Except as otherwise provided by law, the Board of Directors or the chair of the meeting shall have the power (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Section 2.8 and Section 2.9 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or business proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or business proposal in compliance with such stockholder’s representation as required by Section 2.9(C)(1)(v)) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 2.8 and Section 2.9, or if any of the information provided to the Corporation pursuant to this Section 2.8 or Section 2.9 was inaccurate, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

(H) Nothing in these Bylaws shall be deemed to affect any rights: (a) of stockholders to request inclusion of business proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; or (b) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act and Section 2.10 of these Bylaws, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

SECTION 2.10 Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials.

(A) Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of stockholders that satisfy the requirements of Section 2.9 and this Section 2.10, including qualifying as an Eligible Stockholder (as defined in paragraph (E) below) and that expressly elects at the time of providing the written notice required by this Section 2.10 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.10.

(B) For purposes of this Section 2.10, the “Required Information” that the Corporation will include in its proxy statement is: (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a Statement (as defined in paragraph (G) below). The Corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement (and other proxy materials) its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.

(C) To be timely, a stockholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation within the time periods applicable to stockholder notices of nominations pursuant to Section 2.9(A) of these Bylaws. In no event shall any adjournment, recess, rescheduling or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.

(D) The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.10 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed twenty percent (20%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 2.10 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:

(1) the number of such director candidates for which the Corporation shall have received one or more valid stockholder notices nominating director candidates pursuant to Section 2.8 and Section 2.9 (but not Section 2.10) of these Bylaws, but only to the extent the Permitted Number after such reduction with respect to this clause equals or exceeds one (1);

(2) the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than any such director referred to in this clause who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms, but only to the extent the Permitted Number after such reduction with respect to this clause equals or exceeds one (1); and

(3) the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Section 2.10, other than any such director referred to in this clause who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms;

provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy statement pursuant to this Section 2.10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement and include such specified rank in its Proxy Access Notice. If the number of Stockholder Nominees pursuant to this Section 2.10 for an annual meeting of stockholders exceeds the Permitted Number, then the highest ranking qualifying Stockholder Nominee from each Eligible Stockholder will be selected by the Corporation for inclusion in the proxy statement until the Permitted Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Eligible Stockholder’s Proxy Access Notice. If the Permitted Number is not reached after the highest ranking Stockholder Nominee from each Eligible Stockholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(E) An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 2.10, and as of the record date for determining stockholders eligible to vote at the annual meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting; provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two (2) or more collective investment funds that are part of the same family of funds by virtue of being under common management and investment control, under common management and sponsored primarily by the same employer or a “group of investment companies” (as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended) (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph (E); provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 2.10. No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 2.10 (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (E), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(F) No later than the final date when a Proxy Access Notice pursuant to this Section 2.10 may be timely delivered to the Secretary, an Eligible Stockholder (including each Constituent Holder) must provide the following information in writing to the Secretary:

(1) with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by, such person;

(2) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3-year) holding period) verifying that, as of a date within seven (7) days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

i. within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and

ii. immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;

(3) the information, representations and agreements contemplated by Section 2.9(C)(1), Section 2.9(C)(3), Section 2.9(C)(4) and Section 2.9(C)(5) of these Bylaws (with references to a “stockholder” therein to include such Eligible Stockholder (including each Constituent Holder));

(4) a representation that such person:

i. acquired the Proxy Access Request Required Shares in the ordinary course of business and neither the Eligible Stockholder nor the Stockholder Nominee nor their respective affiliates and associates acquired or is holding any securities of the Corporation with the intent to change or influence control of the Corporation;

ii. has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.10;

iii. has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

iv. will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

v. will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 2.10;

(5) in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(6) an undertaking that such person agrees to:

i. assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder (including such person) provided to the Corporation

ii. promptly provide to the Corporation such other information as the Corporation may reasonably request; and

iii. file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.

In addition, no later than the final date when a nomination pursuant to this Section 2.10 may be delivered to the Corporation, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof. In order to be considered timely, any information required by this Section 2.10 to be provided to the Corporation must be supplemented (by delivery to the Secretary): (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date; and (2) no later than eight (8) days before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any defect.

(G) The Eligible Stockholder may provide to the Secretary, at the time the information required by this Section 2.10 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”).

(H) Notwithstanding anything to the contrary contained in this Section 2.10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), or would violate any applicable law, rule, regulation or listing standard.

(I) No later than the final date when a nomination pursuant to this Section 2.10 may be delivered to the Corporation, each Stockholder Nominee must provide the completed and signed questionnaire, representation, agreement and majority voting-related conditional resignation required by Section 2.11 of these Bylaws and:

(1) provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder), that such Stockholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card as a nominee and intends to serve as a director of the Corporation for the entire term if elected;

(2) complete, sign and submit all questionnaires, representations and agreements required by Section 2.11 of these Bylaws or of the Corporation’s directors generally; and

(3) provide such additional information as necessary to permit the Board of Directors to determine: (a) if any of the matters referred to in paragraph (K) below apply; (b) if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines; or (c) is or has been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee.

In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such defect.

(J) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at that annual meeting (other than by reason of such Stockholder Nominee’s disability or other health reason) or (2) does not receive votes cast in favor of the Stockholder Nominee’s election of at least twenty-five (25) percent of the shares represented in person or by proxy at the annual meeting will be ineligible to be a Stockholder Nominee pursuant to this Section 2.10 for the next two annual meetings. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 2.10 or any other provision of these Bylaws, the Certificate of Incorporation or any applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders.

(K) The Corporation shall not be required to include, pursuant to this Section 2.10, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of (or vote with respect to) a Stockholder Nominee (and may declare such nomination ineligible), notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(1) who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), in each case as determined by the Board of Directors;

(2) whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation;

(3) who is or has been, within the past (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or who is a subject of a pending criminal proceeding, has been convicted in a criminal proceeding within the past ten (10) years or is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;

(4) if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 2.10 or any agreement, representation or undertaking required by this Section; or

(5) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including, but not limited to, not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

Clauses (1), (2), and (3) and, to the extent related to a breach or failure by the Stockholder Nominee, clause (4), will result in the exclusion from the proxy materials pursuant to this Section 2.10 of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause (5) and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), clause (4) will result in the Voting Stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Section 2.10 of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).

(L) Notwithstanding the foregoing provisions of Section 2.10, if the Eligible Stockholder giving the Proxy Access Notice (or a qualified representative thereof) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

SECTION 2.11 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.9 or Section 2.10 of these Bylaws, as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, an irrevocable conditional resignation in accordance with the Corporation’s resignation policy in connection with majority voting, and a written representation and agreement (in the form of such questionnaire, irrevocable conditional resignation and representation and agreement provided by the Secretary, which form shall be provided by the Secretary upon written request of any stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal, as applicable, is made; provided such written request identifies both the stockholder making such request and the beneficial owner(s), if any, on whose behalf such request is being made) that such individual:

(A) (1) is not and will not become a party to: (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation; and (b) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the corporation, with such individual’s fiduciary duties under applicable law; and (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein;

(B) agrees to promptly provide to the Corporation such other information as the Corporation may reasonably request; and

(C) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time.

SECTION 2.12 Procedure for Election of Directors; Required Vote.

(A) Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this Section 2.12, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Votes cast shall exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.12, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the closing of the applicable notice of nomination period set forth in Section 2.9(A) and Section 2.9(B) of these Bylaws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with said paragraphs of Section 2.9; provided, however, that the determination that an election is a “contested election” shall not be determinative as to the validity of a notice of nomination. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

(B) If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors. The committee delegated responsibility for director nominations and governance matters (the “Nominating and Corporate Governance Committee”) shall make a recommendation to the Board of Directors as to whether to accept or reject the conditional resignation of such director, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.9 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.2 of these Bylaws.

(C) Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

SECTION 2.13 Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may, but does not need to, include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The chair of the meeting shall be appointed by the inspector or inspectors to fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

SECTION 2.14 Stockholder Action by Written Consent. Stockholders of the Corporation may act by written consent solely to the extent permitted by the Certificate of Incorporation and these Bylaws. In the case of action to be taken by a stockholder or stockholders by written consent, no written consent shall be effective to take the action referred to therein, unless written consents signed by a sufficient number of stockholders to take such action are delivered to and received by the Corporation in accordance with this Section 2.14 within sixty (60) days of the date the earliest dated written consent was received by the Corporation in accordance with this Section 2.14.

Every written consent shall be signed by one or more persons who as of the record date are stockholders of record on such record date, shall bear the date of signature of each such stockholder, and shall set forth the name and address, as they appear in the Corporation’s books, of each stockholder signing such consent and the class and number of shares of the Corporation that are owned of record and beneficially by each such stockholder and shall be delivered to and received by the Secretary at the Corporation’s principal office by hand or by certified or registered mail, return receipt requested.

SECTION 2.15 Record Date.

(A) For the purpose of determining the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board of Directors may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board of Directors and shall not be more than sixty (60) or less than ten (10) days before the date of such meeting. The Notice Record Date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). Subject to Section 2.14, for the purposes of determining the stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable law, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. For the purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board of Directors and shall not be more than sixty (60) days prior to such action.

(B) Subject to Section 2.14, if no such record date is fixed by the Board of Directors:

(1) The record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the Close of Business on the day next preceding the day on which notice is given, or, if notice is waived, at the Close of Business on the day next preceding the day on which the meeting is held;

(2) The record date for determining stockholders entitled to consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and when prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the Close of Business on the date on which the Board of Directors adopts the resolution taking such prior action; and

(3) The record date for the purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action shall be at the Close of Business on the day on which the Board of Directors adopts the resolution relating thereto.

(C) When a determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been made as provided in this Section 2.15, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new Voting Record Date for the adjourned meeting, in which case the Board of Directors shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.

SECTION 2.16 Inspectors of Written Consent. In the event of the delivery, in the manner provided by Section 2.14 of these Bylaws, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage nationally recognized independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section 2.14 of these Bylaws represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this Section 2.16 shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

SECTION 2.17 List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete, alphabetical list of the stockholders entitled to vote at the meeting and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list may be examined by any stockholder, at the stockholder’s expense, for any purpose germane to the meeting, for a period of ten (10) days ending on the day before the meeting date, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network or other electronic means as permitted by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III
BOARD OF DIRECTORS

SECTION 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

SECTION 3.2 Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

The directors shall be elected at the annual meetings of stockholders as specified in the Certificate of Incorporation, except as otherwise provided in the Certificate of Incorporation and in these Bylaws, and each director of the Corporation shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

SECTION 3.3 Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place, if any, for the holding of additional regular meetings without other notice than such resolution.

SECTION 3.4 Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chair of the Board, the Chief Executive Officer, or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, if any, and time of the meetings.

SECTION 3.5 Notice. Notice of any special meeting of directors shall be given to each director at such person’s business or residence in writing by hand delivery, first-class or overnight mail or courier service, email or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by email, facsimile transmission, telephone or by hand, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 9.2 of these Bylaws. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws.

SECTION 3.6 Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.7 Virtual Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone, video conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.8 Quorum. Subject to Section 3.9 of these Bylaws, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

SECTION 3.9 Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or the sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

SECTION 3.10 Committees. The Board may designate any such committee as the Board considers appropriate, which shall consist of one or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve, any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting, in whole or in part, of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

SECTION 3.11 Removal. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class.

ARTICLE IV
OFFICERS

SECTION 4.1 Elected Officers. The officers of the Corporation shall be a Chair of the Board, Chief Executive Officer, a Secretary, a Treasurer, and such other officers (including, without limitation, a Chief Financial Officer) as the Board of Directors from time to time may deem proper. Any number of offices may be held by the same person. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee or by the Chief Executive Officer, as the case may be.

SECTION 4.2 Election and Term of Office. The elected officers of the Corporation shall be elected by the Board of Directors. Each officer shall hold office until such officer’s successor shall have been duly elected and shall have qualified or until such officer’s earlier resignation or removal.

SECTION 4.3 Chair of the Board. The Chair of the Board shall preside at all meetings of the stockholders and of the Board of Directors and shall have such powers and duties as may be conferred by the Board of Directors or contemplated by the Corporation’s Corporate Governance Guidelines and shall be the Chief Executive Officer of the Corporation.

SECTION 4.4 Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by applicable law and all such other duties as are properly required of him by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

SECTION 4.5 Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders. The Secretary shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law. The Secretary shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed. The Secretary shall, in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board of Directors or the Chief Executive Officer.

SECTION 4.6 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties and shall be subject to such directions as may from time to time be granted or imposed by the Board of Directors or the Chief Executive Officer.

SECTION 4.7 Other Officers. The other officers of the Corporation shall have such powers and duties not inconsistent with these Bylaws as may from time to time be conferred upon them in or pursuant to resolutions of the Board of Directors, and shall have such additional powers and duties not inconsistent with such resolutions as may from time to time be assigned to them by any competent superior officer. The Board of Directors shall assign to one or more of the officers of the Corporation the duty to record the proceedings of the meetings of the stockholders and the Board of Directors in a book to be kept for that purpose.

SECTION 4.8 Removal. Any officer elected, or agent appointed, by the Board of Directors may be removed from office with or without cause by the affirmative vote of a majority of the Whole Board. Any officer or agent appointed by the Chief Executive Officer may be removed by the officer that appointed such officer or agent with or without cause. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor, his or her death, or his or her resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan. Except to the extent otherwise specifically provided by the Board of Directors or the Chief Executive Officer, any officer that is also an employee of the Corporation will cease to be an officer at such time as he or she ceases to be an employee of the Corporation.

SECTION 4.9 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation, or removal may be filled by the Chief Executive Officer.

ARTICLE V
STOCK CERTIFICATES AND TRANSFERS

SECTION 5.1 Certificated and Uncertificated Stock; Transfers. The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.

The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

The certificates of stock, if any, shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

SECTION 5.2 Lost, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or such person’s discretion require.

SECTION 5.3 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

SECTION 5.4 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors or by the Chief Executive Officer.

ARTICLE VI
INDEMNIFICATION

SECTION 6.1 Indemnification.

(A) Each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or ceased serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, and shall inure to the benefit of his or her heirs, executors and administrators; provided that, except as provided in Section 6.1(D), the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(B) Mandatory Advancement of Expenses. To the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Bylaw or otherwise.

(C) Indemnification in Respect of Successful Defense. Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under Section 6.1(A) or Section 6.1(B) shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days), provided that the director or officer has delivered the undertaking contemplated by Section 6.1(B), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VI is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.

(D) Procedure. To obtain indemnification under this Article VI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) by a majority of Disinterested Directors (as hereinafter defined), even though less than a quorum; or (2) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum; or (3) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by Independent Counsel (as hereinafter defined), in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant; or (4) if a majority of the Disinterested Directors so directs, by a majority vote of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Disinterested Directors, unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a “Change of Control” as defined in the Omnibus Incentive Compensation Plan, in which case the Independent Counsel shall be selected by the claimant, unless the claimant shall request that such selection be made by the Disinterested Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination. If a claim for indemnification under this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to this Section 6.1(D) has been received by the Corporation, or if a request for advancement of expenses under this Article VI is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 6.1(B) of these Bylaws and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the General Corporation Law of the State of Delaware, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(E) If a determination shall have been made pursuant to Section 6.1 of these Bylaws that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 6.1.

(F) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 6.1 that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.

SECTION 6.2 Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights

(A) All of the rights conferred in this Article VI, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and: (x) any amendment or modification of this Article VI that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person; and (y) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(B) All of the rights conferred in this Article VI, as to indemnification, advancement of expenses and otherwise: (i) shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office; and (ii) cannot be terminated or impaired by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

SECTION 6.3 Insurance, Other Indemnification and Advancement of Expenses.

(A) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(B) The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former officer, employee or agent of the Corporation to the fullest extent permitted by applicable law.

SECTION 6.4 Notice. Any notice, request or other communication required or permitted to be given to the Corporation under this Article VI shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary and shall be effective only upon receipt by the Secretary.

SECTION 6.5 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII
MISCELLANEOUS PROVISIONS

SECTION 7.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

SECTION 7.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

SECTION 7.3 Seal. The corporate seal shall have inscribed thereon the words “Corporate Seal,” the year of incorporation and around the margin thereof the words “[NEXTCO] – Delaware.”

SECTION 7.4 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting. Attendance by a stockholder or director, as applicable, at a meeting shall constitute a waiver of notice of such meeting except when the stockholder or director, as applicable, attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

SECTION 7.5 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors.

SECTION 7.6 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chair of the Board, the Chief Executive Officer, or the Secretary, and such resignation shall be deemed to be effective as of the Close of Business on the date said notice is received by the Chair of the Board, the Chief Executive Officer, or the Secretary, or at such later time as is specified therein. Except to the extent specified in such notice, no formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

SECTION 7.7 Definitions. For purposes of these Bylaws:

(1) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Exchange Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership and the term “registrant” as used in such definition shall be deemed to also include any (a) stockholder giving a notice (or beneficial owner on whose behalf such notice is given) under Section 2.8 or Section 2.9 or (b) any Eligible Stockholder under Section 2.10 giving the Proxy Access Notice, in each case, or any affiliate or associate thereof.

(2) For purposes of these Bylaws (other than Section 2.9(C)(1)(iii)), “beneficial owner” shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act, and “beneficially own” and “own beneficially” shall have correlative meanings. For purposes of Section 2.9(C)(1)(iii) of these Bylaws, “beneficial owner” shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act, except that a person will also be deemed to be the beneficial owner of securities or other interests which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any securities or under any agreement, arrangement or understanding (whether or not in writing), regardless of when such right may be exercised and regardless of whether or not they are conditional, and “beneficially own” and “own beneficially” shall have correlative meanings.

(3) “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close.

(4) “Close of Business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a business day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding business day.

(5) “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund (as defined in Section 2.10(E)) or beneficial holder whose stock ownership is counted for the purpose of qualifying as holding the Proxy Access Request Required Shares (as defined in Section 2.10(E)) or qualifying as an Eligible Stockholder (as defined in Section 2.10(E));

(6) “delivery” of any notice or materials by a stockholder as required to be “delivered” under Section 2.9 shall be made by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Corporation.

(7) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(8) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Bylaw.

(9) For purposes of Section 2.10 of these Bylaws, a stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses: (a) the full voting rights pertaining to the shares; (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; and (c) the full power to dispose of or direct the disposition of such shares. The number of shares calculated in accordance with the foregoing clauses (a), (b) and (c) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement or understanding entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument, agreement or understanding is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument, or agreement or understanding has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of: (i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or Constituent Holder’s (or either’s affiliate’s) full right to vote or direct the voting of any such shares; and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving a national or multi-national market index. A stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has (A) loaned such shares provided that such person has the power to recall such loaned shares on not more than five (5) business days’ notice or (B) delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases is revocable at any time by the stockholder without any condition. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(10) “Public Announcement” shall mean any method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public or the furnishing or filing of any document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(11) “Public Company” shall mean any person with a class of equity securities registered pursuant to Section 12 of the Exchange Act, whether or not trading in such securities has been suspended.

(12) “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VIII
CONTRACTS, PROXIES, ETC.

SECTION 8.1 Contracts. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. Without limiting the foregoing, the Chair of the Board and the Chief Executive Officer may execute bonds, contracts, deeds, leases and other instruments to be made or executed by or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chair of the Board and the Chief Executive Officer may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

SECTION 8.2 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chair of the Board, the Chief Executive Officer, or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

ARTICLE IX
AMENDMENTS

SECTION 9.1 By the Stockholders. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws enacted, at any special meeting of the stockholders if duly called for that purpose (provided that in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of a majority of the Voting Stock, voting together as a single class.

SECTION 9.2 By the Board of Directors. Subject to the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws, these Bylaws may also be altered, amended or repealed, or new Bylaws enacted, by the Board of Directors.

EXHIBIT K

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of November 8, 2026 (this “Agreement”), is by and between Jacobs Private Equity II, LLC, a Delaware limited liability company (the “Principal Investor”) and each of the other parties set forth on the signature pages hereto (each a “Stockholder” and together, the “Stockholders”). The Principal Investor and the Stockholders are each sometimes referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, CKX Lands, Inc., a Louisiana corporation (the “Company”), and the Principal Investor (on behalf of itself and on behalf each of the other Investors (as defined in the Investment Agreement) listed on Schedule I thereto including the Principal Investor (each an “Investor,” and together, the “Investors”)) are entering into an Investment Agreement (as may be amended from time to time, the “Investment Agreement”), dated as of November 8, 2026, by and among the Company and the Investors;

WHEREAS, as a condition and an inducement to the Principal Investor’s willingness to enter into the Investment Agreement, the Principal Investor has required that the Stockholders agree to, and the Stockholders have agreed to, enter into this Agreement with respect to all shares of the Company’s common stock, no par value per share (the “Company Common Stock”) that the Stockholders Beneficially Own;

WHEREAS, the Board of Directors of the Company has, prior to the execution and delivery of this Agreement, unanimously (a) approved, adopted and declared advisable the Investment Agreement and the transactions contemplated by the Investment Agreement and the Plan of Domestication, including the Equity Investment, the Conversion, the Holdings Merger and Plan of Merger, the adoption of the Certificate of Incorporation, the adoption of the Bylaws and the Cash Dividend, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Investment Agreement and consummate the Equity Investment, effectuate the Conversion and the Holdings Merger, adopt the Certificate of Incorporation, adopt the Plan of Domestication, adopt the Bylaws and distribute the Cash Dividend, on the terms and subject to the conditions set forth in the Investment Agreement, and (c) recommended to the stockholders of the Company that they vote in favor of the approval of (i) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (ii) the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), (iii) the Plan of Domestication and (iv) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement prior to the mailing of the definitive Proxy Statement;

WHEREAS, each Stockholder is the Beneficial Owner, and has either sole or shared voting power over, such number of shares of Company Common Stock as is indicated opposite each such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, the Principal Investor desires that the Stockholders agree, and the Stockholders are willing to agree, not to Transfer any of their Subject Securities (other than Permitted Transfers), and to vote their Subject Securities in favor of the approval of (a) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (b) the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation), (c) the Plan of Domestication and (d) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement prior to the mailing of the definitive Proxy Statement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Investment Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Adverse Amendment” shall mean an amendment or modification to the Investment Agreement in the form as it exists as of the time of the execution of the Investment Agreement in a manner that alters or changes the amount or form of consideration to be paid to the Company or the Company’s stockholders in connection with the transactions contemplated by the Investment Agreement, including the Equity Investment and the Cash Dividend or otherwise amends or modifies the Investment Agreement in a manner adverse in any material respect to the Stockholders.

“Affiliates” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Expiration Time” shall mean the earliest to occur of (i) the time that the Investment Agreement has been approved by stockholders of the Company and all of the other Stockholder Approvals have been obtained, (ii) the delivery of written notice of termination by the Stockholders to the Principal Investor following any Adverse Amendment made without the prior written consent of the Stockholders, (iii) such date and time as the Investment Agreement shall have been validly terminated pursuant to its terms and (iv) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Subject Securities by the Stockholder to another Stockholder or to an Affiliate of such Stockholder (as applicable, a “Permitted Transferee”), so long as (i) such Transfer is in accordance with applicable Law, (ii) such Stockholder is, and at all times has been, in compliance with this Agreement, and (iii) such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Principal Investor, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement. In addition, the Stockholders, collectively, may sell and transfer up to fifty percent (50%) of the Subject Securities Beneficially Owned, collectively, by the Stockholders and any such sale and transfer shall be deemed to be a “Permitted Transfer” and each purchaser shall be a “Permitted Transferee” hereunder, so long as (A) such sale and transfer is in accordance with applicable Law, (B) each purchaser of such Subject Securities, in connection with, and prior to, such sale and transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Principal Investor, pursuant to which such purchaser agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement, (C) such sale and transfer is effected as a private sale, pursuant to a private sale exception from the registration requirements of the securities laws and (D) such sale and transfer does not and would not reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Equity Investment or any of the other transactions contemplated by the Investment Agreement.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

Section 2. Agreement to Retain Subject Securities.

Section 2.1 Transfer of Subject Securities. Other than a Permitted Transfer, from the date of this Agreement until the Expiration Time, no Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Stockholder, Transfer any such Subject Securities.

Section 2.2 Additional Purchases; Adjustments. Each Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity securities of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires voting power (or with respect to which the Stockholders collectively acquire voting power) after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

Section 3. Agreement to Vote and Approve. From the date of this Agreement until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of (A) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (B) the Plan of Domestication (including the Conversion pursuant to La. R.S. 12:1-920 through 12:1-925), (C) the Certificate of Incorporation (including the Reverse Split contemplated by the Certificate of Incorporation) and (D) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement prior to the mailing of the definitive Proxy Statement and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Investment Agreement or to obtain the Stockholder Approvals; and (b) against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VI of the Investment Agreement not being fulfilled, (ii) any Takeover Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, (iii) any action which would reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Equity Investment or any of the other transactions contemplated by the Investment Agreement and (iv) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Investment Agreement.

Section 4. Representations and Warranties of the Stockholders. Each Stockholder, on behalf of itself and each other Stockholder, hereby severally, and not jointly and severally, represents and warrants to the Principal Investor as follows:

Section 4.1 Due Authority. Such Stockholder has the full power and authority or capacity, as applicable to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid execution and delivery hereof by the Principal Investor, constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of the Company Common Stock. As of the date hereof, such Stockholder (a) Beneficially Owns the shares of the Company Common Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by (i) this Agreement and (ii) any applicable restrictions on transfers under the Securities Act or any applicable state securities law, and (b) has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Stockholder. As of the date hereof, such Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not Beneficially Own any rights to purchase or acquire any shares of voting stock or other voting securities of the Company except as set forth on Schedule A opposite such Stockholder’s name.

Section 4.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock Beneficially Owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder.

Section 4.4 Absence of Litigation. There is no action, suit, investigation or Proceeding (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 4.5 Reliance by the Principal Investor. Each Stockholder understands and acknowledges that the Principal Investor is entering into the Investment Agreement in reliance upon such Stockholder’s execution, and delivery of this Agreement and the performance of such Stockholder’s obligations hereunder.

Section 5. Termination. This Agreement (except to the extent provided below in this Section 5) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 5, Section 7 and Section 9 (other than Section 9.16) shall survive the termination of this Agreement unless the Investment Agreement is terminated prior to the Closing in accordance with its terms; provided, further, nothing herein shall relieve any Party for any breach of any provision of this Agreement prior to termination.

Section 6. Notice of Certain Events. The Stockholders shall notify the Principal Investor in writing as promptly as reasonably practicable of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholders under this Agreement; provided, that the delivery of any notice pursuant to this Section 6 shall not limit or otherwise affect the remedies available to any Party.

Section 7. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against the Principal Investor, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Investment Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company in connection with the Investment Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 7 shall not be deemed a waiver of any rights of any Stockholder or any Permitted Transferee thereof for any breach of the Investment Agreement.

Section 8. Further Assurances. Each Stockholder agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Principal Investor may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 9. Miscellaneous.

Section 9.1 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, the Principal Investor’s consent shall not be required for any Permitted Transfer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) the Principal Investor and (b) the Stockholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 9.4):

(a)         If to any of the Stockholders, to:

The address or email address of such Stockholder as it appears on the signature page of such Stockholder hereto.

with copies (which shall not be considered notice) to:

Fishman Haygood, L.L.P.
201 St. Charles Avenue
New Orleans, LA 70170
Email:  mgershanik@fishmanhaygood.com
Attention:          Maureen B. Gershanik

(b)         if to the Principal Investor, to:

Jacobs Private Equity II, LLC
Five American Lane
Greenwich, CT 06831
Email: [Intentionally omitted]
Attention:         Austin Landow

and with a copy (which shall not be considered notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:    dhuntington@paulweiss.com

nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:         David S. Huntington

Nickolas Bogdanovich
Stan Richards

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

Section 9.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 9.6 Consent to Jurisdiction; Service of Process; Venue. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.7 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching Party in the event that this Agreement is breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

Section 9.8 Waiver of jury trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this agreement. each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement, by, among other things, the mutual waiver and certifications in this Section 9.8.

Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Investment Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the Parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, except as otherwise set forth herein.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.11 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Party by a person duly authorized by such Party to do so.

Section 9.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Investment Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

Section 9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Equity Investment and the other transactions contemplated by the Investment Agreement are consummated.

Section 9.14 Action in Stockholder Capacity Only. Notwithstanding anything to the contrary in this Agreement, (a) no Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director of the Company and (b) the Parties acknowledge and agree that this Agreement is entered into by the Stockholders solely in their capacity as the Beneficial Owner of shares of Company Common Stock and nothing in this Agreement shall restrict in any respect any actions taken by the Stockholders or their designees or Representatives who are a director of the Company solely in his or her capacity as a director of the Company. For the avoidance of doubt, nothing in this Section 9.14 shall in any way modify, alter or amend any of the terms of the Investment Agreement.

Section 9.15 Documentation and Information. Except (a) for communications consistent with the final form of joint press release announcing the Investment Agreement and the investor presentation given to investors on the day of announcement of the Investment Agreement or (b) as may be required by applicable Law or stock exchange rule or regulation (provided that reasonable notice of any such disclosure will be provided to the Principal Investor), no Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of the Principal Investor. Notwithstanding the foregoing, each Stockholder consents to the Principal Investor and the Company publishing and disclosing in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Principal Investor or the Company reasonably determines to be necessary in connection with the transactions contemplated by the Investment Agreement, the existence and the terms of this Agreement (including filing a copy of this Agreement).

Section 9.16 Obligation to Update Schedule A. The Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Stockholder, the Stockholders will, as promptly as practicable following the completion of such acquisition or Transfer, notify the Principal Investor in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

Section 9.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and the Principal Investor contained herein shall not survive the closing of the Equity Investment and the other transactions contemplated hereby and by the Investment Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

JACOBS PRIVATE EQUITY II, LLC

By:
	Name:	Brad Jacobs

	Title:	Managing Member

[Signature Page to Voting and Support Agreement]

By:
William Gray Stream

Stockholder’s Formal Notice Information: (to be used for formal notice)

Address:
[Intentionally omitted]

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Stockholder Name	Number of Shares of Company Common Stock Beneficially Owned
William Gray Stream	211,795

EXHIBIT L

STOCKHOLDERS AGREEMENT

among

JACOBS PRIVATE EQUITY II, LLC,

THE INITIAL OTHER INVESTORS,

and

[NEXTCO]

Dated as of [●]

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended from time to time in accordance with its terms, this “Agreement”) is entered into as of [●], by and among Jacobs Private Equity II, LLC, a Delaware limited liability company (the “Principal Investor”), each of the other Investors listed on Schedule I hereto (collectively, the “Initial Other Investors” and, together with the Principal Investor, the “Investors”) and [NEXTCO], a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Principal Investor (on behalf of itself and on behalf of each of the other Investors) entered into that certain Investment Agreement, dated as of November 8, 2026 (as may be amended from time to time, the “Investment Agreement”), by and among the Company and the Investors, pursuant to which each Investor purchased, and the Company issued and sold to each Investor, (a) that number of shares of Preferred Stock and (b) Warrants representing the right to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), in each case set forth opposite such Investor’s name in Schedule I to the Investment Agreement (the Preferred Stock and the Warrants, together with any shares of Company Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants, collectively, the “Securities”);

WHEREAS, concurrently with and in connection with the closing (the “Closing”) of the transactions contemplated by the Investment Agreement, the Investors desire to enter into this Agreement, effective upon the date hereof, to agree upon the respective rights and obligations after the Closing with respect to the securities of the Company now or hereafter issued and outstanding and held by the parties to this Agreement (including the Securities) and certain matters with respect to their investment in the Company; and

WHEREAS, prior to the Closing, the Board of Directors of the Company approved this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

Section 1. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including, with correlative meanings, “controlled by” and “under common control by”), when used with respect to any such specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. Notwithstanding anything to the contrary set forth herein, none of the Initial Other Investors shall be an Affiliate of the Principal Investor, nor shall the Principal Investor be an Affiliate of any Initial Other Investor, in each case solely by virtue of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” by a Person of any securities or other equity interests includes record and/or beneficial ownership of such securities or other equity interests, and includes ownership of such securities or other equity interests by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security or other equity interests; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security or other equity interests; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that (A) for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities or other equity interests which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities or other equity interests is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) and (B) solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, none of the Initial Other Investors shall be deemed to have Beneficial Ownership of securities or other equity interests owned by the Principal Investor or by any other Initial Other Investor, nor shall the Principal Investor be deemed to have Beneficial Ownership of securities or other equity interests owned by any of the Initial Other Investors, in each case, solely by virtue of this Agreement. “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have a correlative meaning.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, none of the Initial Other Investors nor the Principal Investor, or any of their respective Affiliates shall be deemed to be a member of a Group with each other or each other’s Affiliates, in each case solely by virtue of this Agreement.

“Initial Other Investors” has the meaning set forth in the Preamble.

“Investment Agreement” has the meaning set forth in the Recitals.

“Investors” has the meaning set forth in the Preamble.

“Laws” means any federal, state, local or municipal, domestic or foreign, or other statute, law, code, ordinance, act, rule or regulation of any Governmental Entity, and any Orders.

“Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Order” means any orders, decisions, judgments, writs, injunctions, or decrees issued by any court, agency or other Governmental Entity.

“Permitted Transferee” means any Person to whom an Initial Other Investor is expressly permitted to Transfer Securities prior to the expiration of the Lock-Up Period pursuant to Section 3(b), in each case that becomes a party to and fully subject to and bound by this Agreement to the same extent as the transferring party by executing and delivering a joinder agreement to this Agreement in the form attached hereto as Exhibit A.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

“Preferred Stock” has the meaning set forth in the Investment Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof.

“Termination Date” has the meaning set forth in Section 6(m).

“Transfer” means any direct or indirect (including voluntary or involuntary) sale, disposition, conveyance, hypothecation, mortgage, encumbrance, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest), whether by merger, testamentary disposition, pursuant to a judicial process, operation of law or otherwise, and including the entry into a definitive agreement with respect to any of the foregoing. “Transfer” shall also include, with respect to any Person that is a corporation, partnership, limited liability company or other legal entity whose primary assets are Securities, any event that causes such Person to cease to be controlled by the Person controlling such Person prior to such event.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company, including shares of the Company Common Stock and shares of the Preferred Stock, which are entitled to vote generally in the election of directors of the Company.

“Warrants” has the meaning set forth in the Investment Agreement.

(b) In addition to the above definitions, unless the context requires otherwise:

(i) the headings contained in this Agreement or in any Schedule or Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement;

(ii) any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement;

(iii) when a reference is made in this Agreement to an Article, Section, Subsection or Schedule or Exhibit, such reference shall be to a Section or Article of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated;

(iv) for all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation”;

(v) the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) the term “or” is not exclusive;

(vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented;

(x) “business day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed;

(xi) references to a person are also to its permitted successors and assigns; and

(xii) when calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 2. Voting Agreement. Each Initial Other Investor, individually and not jointly, agrees with the Company (and only with the Company) that:

(a) such Initial Other Investor shall (i) appear in person or by proxy at any Stockholder Meeting and (ii) vote, or cause to be voted, or execute written consents with respect to, as applicable, all Voting Securities that it Beneficially Owns (A) in favor of the election of each candidate designated or nominated for election by the Principal Investor, (B) in favor of removal of each Person designated for removal by the Principal Investor and (C) except with respect to matters that would adversely affect such Initial Other Investor in a manner disproportionate to any other Investor, in accordance with the Principal Investor’s written direction with respect to any other matter presented at such Stockholder Meeting; and

(b) such Initial Other Investor shall take all other necessary or desirable actions within its control to effectuate the provisions of this Section 2.

Section 3. Lock-Up.

(a) Subject to Section 3(b) and Section 3(c), except with the prior written consent of the Company, each Initial Other Investor, individually and not jointly, hereby acknowledges and agrees with the Company (and only with the Company) that it shall not, and shall cause its Affiliates not to, Transfer all or any portion of the Securities Beneficially Owned by such Person until the end of the Lock-Up Period.

(b) Notwithstanding the provisions set forth in Section 3(a), each Initial Other Investor or its respective Permitted Transferees may Transfer the Securities it Beneficially Owns during the Lock-Up Period (i) to Affiliates of such Initial Other Investor; (ii) in the case of an individual, to a member of such individual’s immediate family; (iii) in connection with a pledge to a financial institution pursuant to a bona fide financing, including the enforcement of any such pledge by a financial institution; or (iv) to any Person approved in writing by the Company; provided that, in the case of clauses (i) through (iv), no Initial Other Investor or its respective Permitted Transferee shall Transfer any Securities Beneficially Owned by it or them to any Permitted Transferee unless such Permitted Transferee becomes a party to and fully subject to and bound by this Agreement, to the same extent as the transferring party, by executing and delivering a joinder agreement to this Agreement in the form attached hereto as Exhibit A.

(c) Notwithstanding the provisions set forth in Section 3(a), (i) nothing in Section 3(a) shall apply to forfeitures of any Warrants pursuant to a “net” or “cashless” exercise thereof and (ii) if the Principal Investor Transfers (other than to an Affiliate) all or any portion of the Principal Investor’s Securities, then the restrictions set forth in Section 3(a) shall not apply solely with respect to the percentage of Securities Beneficially Owned by each such Initial Other Investor equal to (A) the amount of shares of Securities Transferred by the Principal Investor (other than to an Affiliate) divided by (B) the amount of shares of Securities Beneficially Owned by the Principal Investor as of the Closing Date. For illustrative purposes, if the Principal Investor Transfers five percent (5%) of the Securities that the Principal Investor Beneficially Owned as of the Closing Date, then notwithstanding anything to the contrary in Section 3(a), each Initial Other Investor may Transfer up to five percent (5%) of the Securities that such Initial Other Investor Beneficially Owned as of the Closing Date.

(d) The right of each Initial Other Investor or any of its respective Affiliates to Transfer Securities Beneficially Owned by such Person is subject to the restrictions set forth in this Section 3, and no Transfer by such Initial Other Investor or any of its Affiliates of Securities Beneficially Owned by such Person may be effected except in compliance with this Section 3. Any attempted Transfer in violation of this Agreement shall be of no effect and be null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement.

(e) Any additional Securities of which any Initial Other Investor acquires Beneficial Ownership following the date hereof shall be subject to the restrictions and commitments contained in this Agreement as fully as if such Securities, as applicable, were Beneficially Owned by such Person as of the date hereof.

Section 4. Representations and Warranties of the Investors. Each Investor (and, in the case of an Initial Other Investor, its Permitted Transferees as of the date of the joinder agreement pursuant to which such Permitted Transferee became a party to this Agreement) hereby represents, warrants and covenants to the other Investors and the Company as follows:

(a) If such Investor is an entity, such Investor is duly organized and validly formed under the Laws of the jurisdiction of its organization.

(b) Such Investor has the right, power and authority (or capacity in the case of individuals) to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by such Investor of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action by such Investor, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d) This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other Investors, constitutes a legal, valid and binding obligation of it, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with, result in a breach of or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained), or require any filing, under applicable Law, any trust instrument, organizational document, or any contract or agreement to which it is a party.

Section 5. Representations and Warranties of the Initial Other Investors. Each Initial Other Investor (and its Permitted Transferees as of the date of the joinder agreement pursuant to which such Permitted Transferee became a party to this Agreement) hereby represents, warrants and covenants to the Principal Investor and the Company that other than this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which such Initial Other Investor has a contractual obligation with respect to the voting or Transfer of any Securities or which are otherwise inconsistent with or conflict with any provision of this Agreement.

Section 6. Miscellaneous.

(a) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 6(a)):

If to the Principal Investor:

Jacobs Private Equity II, LLC
Five American Lane
Greenwich, CT 06831
Email:  [Intentionally omitted]
Attention:         Austin Landow

With a copy (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:   dhuntington@paulweiss.com

nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:         David S. Huntington

Nickolas Bogdanovich
Stan Richards

If to the Company:

[NEXTCO]
Five American Lane
Greenwich, CT 06831
Email:         [Intentionally omitted]
Attention:         Austin Landow

With a copy (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Email:   dhuntington@paulweiss.com

nbogdanovich@paulweiss.com
srichards@paulweiss.com

Attention:         David S. Huntington

Nickolas Bogdanovich
Stan Richards

If to any of the Initial Other Investors:

The address or email address of such Initial Other Investor as it appears on the signature page of such Initial Other Investor hereto.

If to any Permitted Transferee, to such address as is designated by such Permitted Transferee in such Permitted Transferee’s joinder to this Agreement.

(b) Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(c) Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Investment Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

(f) Amendment; Waiver. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed on behalf of (i) the Principal Investor, (ii) the Company, and (iii) the Initial Other Investors. By an instrument in writing, the Principal Investor, the Company, or any of Initial Other Investors may waive compliance by the other parties (but solely with respect to such Initial Other Investor) with any term or provision of this Agreement that the other parties were or are obligated to comply with or perform; provided that the Company shall not waive compliance by the other parties with, or otherwise fail to enforce, any term or provision of this Agreement, in each case without the prior written consent of the Principal Investor. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(g) Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(h) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement, by, among other things, the mutual waiver and certifications in this Section 6(h).

(i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (i) any party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6(i), and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

(j) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(k) Inconsistent Agreements. No Initial Other Investor shall enter into any agreement or side letter with, or grant any proxy to, any other Person (whether or not such proxy, agreements or side letters are with other Investors, holders of Shares that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

(l) Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

(m) Term and Termination. This Agreement will be effective as of the date hereof and shall terminate on the earlier of (i) the dissolution or liquidation of the Company or (ii) upon the written election of the Principal Investor specifically terminating this Agreement (such date of termination, the “Termination Date”). This Agreement shall automatically terminate with respect to each Initial Other Investor on such date as such Initial Other Investor ceases to Beneficially Own any Securities and Voting Securities, so long as such Initial Other Investor has complied with the provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

JACOBS PRIVATE EQUITY II, LLC,

By:
	Name:	Brad Jacobs

	Title:	Managing Member

[NEXTCO]

By:
Name:

Title:

[Signature Page to Stockholders Agreement]

EXHIBIT A

FORM OF JOINDER

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholders Agreement, dated as of [●] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”), by and among Jacobs Private Equity II, LLC, a Delaware limited liability company, [NEXTCO], a Delaware corporation, and certain other parties named therein, and any Permitted Transferee that becomes a party to the Stockholders Agreement in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Stockholders Agreement.

By executing and delivering this Joinder Agreement to the Stockholders Agreement, the undersigned hereby adopts and approves the Stockholders Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming an Initial Other Investor, to become a party to, and to be bound by and comply with the provisions of, the Stockholders Agreement applicable to the Initial Other Investor, in the same manner as if the undersigned were an original signatory to the Stockholders Agreement as an Initial Other Investor.

The undersigned hereby represents and warrants that, pursuant to this Joinder Agreement and the Stockholders Agreement, it is a Permitted Transferee of [Insert Name of the Transferring Initial Other Investor].

The undersigned acknowledges and agrees that the provisions of the Stockholders Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned have executed and delivered this Joinder Agreement as of the ___ day of ___________, ____.

TRANSFEREE

Name:

Notice Information

Address:
Email:

AGREED AND ACCEPTED

as of the ____ day of _______________, _______.

JACOBS PRIVATE EQUITY II, LLC,

By:
	Name:	Brad Jacobs

	Title:	Managing Member

[NEXTCO]

By:
Name:
Title:

[TRANSFEROR]

By:

Name:

Title: